Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-42169

PROSPECTUS

                        INTEGRATED HEALTH SERVICES, INC.
                               OFFER TO EXCHANGE
                                all outstanding


                   9 1/4% Senior Subordinated Notes due 2008
                  ($500,000,000 principal amount outstanding)

                                      for

               9 1/4% Senior Subordinated Notes due 2008, Series A
                         ($500,000,000 principal amount)

                                  ------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 30, 1998, UNLESS EXTENDED.


                                  ------------

     Integrated Health Services, Inc., a Delaware corporation ("IHS" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $500,000,000 of its 9 1/4% Senior Subordinated Notes due 2008, Series A (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2008 (the "Old Notes"), in integral multiples of $1,000. The New Notes will be substantially identical (including principal amount, interest rate and maturity) to the Old Notes for which they may be exchanged pursuant to this offer, except that (i) the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) holders of New Notes will not be entitled to certain rights of holders of the Old Notes under a Registration Rights Agreement dated as of September 8, 1997 (the "Registration Rights Agreement"), between the Company and Smith Barney Inc., Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Citicorp Securities, Inc. (the "Initial Purchasers"). The Old Notes have been, and the New Notes will be, issued under an Indenture dated as of September 11, 1997 (the "Indenture") between the Company and First Union National Bank, as Trustee. The New Notes and the Old Notes are together referred to herein as the "9 1/4% Notes." See "The Exchange Offer" and "Description of the New Notes." There will be no proceeds to the Company from this offering; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses.

     The New Notes will be unsecured obligations of the Company, will be subordinated to all present and future Senior Indebtedness and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. The New Notes will rank pari passu with the Old Notes, the Company's 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes"), the Company's 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes"), the Company's 10 1/4% Senior Subordinated Notes due 2006 (the "10 1/4% Senior Notes") and the Company's 9 1/2% Senior Subordinated Notes due 2007 (the "9 1/2% Senior Notes"), and will be senior to the Company's 6% Convertible Subordinated Debentures due 2003 and the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001. The Indenture under which the New Notes are to be issued will not restrict the incurrence of any other indebtedness by the Company or its subsidiaries under certain circumstances. At September 30, 1997, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries (excluding intercompany indebtedness) to which the 9 1/4% Notes are effectively subordinated was approximately $839.9 million. At September 30, 1997, $600.1 million of indebtedness ranks pari passu with the 9 1/4% Notes. See "Description of the New Notes."

     SEE "RISK FACTORS", WHICH BEGINS ON PAGE 16 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER OLD NOTES IN THE EXCHANGE OFFER.

                                  ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECU-
       RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                        (cover page text continued on next page)

                The date of this Prospectus is December 23, 1997

(cover page continued)


     The Company will accept for exchange any and all validly tendered Old Notes on or prior to 5:00 p.m., New York City time, on January 30, 1998, unless extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. First Union National Bank is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. Upon consummation of the Exchange Offer, holders of the Old Notes, whether or not tendered, will no longer be entitled to the contingent increases in the interest rate provided for in the Old Notes.

     The Old Notes were sold by the Company on September 11, 1997 to the Initial Purchasers in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

     The New Notes will bear interest at a rate equal to 9 1/4% per annum and on the same terms as the Old Notes from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon from January 15, 1998, the date of the last payment of interest on the Old Notes that are tendered in exchange for the New Notes, to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on July 15, 1998. Accordingly, holders of Old Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Old Notes at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes. Interest on the New Notes will be payable semiannually on January 15 and July 15 of each year commencing on the first such date following the Expiration Date.

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder (other than broker-dealers, as set forth below) who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that such conditions have been met. IHS has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes constitute a new issue of securities with no established trading market. The Company intends to apply for listing of the New Notes on the New York Stock Exchange. The Initial Purchasers have advised the Company that they intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so and any market-making may be discontinued at any time. As a result, the Company cannot determine whether an active public market will develop for the New Notes. See "Risk Factors -- Absence of Public Market for the New Notes."

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Notes held by them. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."

(cover page continued)

     The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee, except with respect to institutional "accredited investors" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), which will receive New Notes in certificated form. Beneficial interests in the Global Note representing the New Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Note, New Notes in certificated form will be issued in exchange for the Global Note on the terms set forth in the Indenture. See "Description of the New Notes--Book-Entry; Delivery and Form."

                                -----------------

     No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the New Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                               ------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
Available Information ..................................................      3

Incorporation of Certain Documents by Reference ........................      3

Prospectus Summary .....................................................      6

Risk Factors ...........................................................     16

The Company  ...........................................................     25

Recent Developments ....................................................     26

The Exchange Offer .....................................................     30

Certain Federal Income Tax Consequences ................................     40

Use of Proceeds ........................................................     40

Capitalization .........................................................     41

Selected Historical Consolidated Financial Data ........................     42

Unaudited Pro Forma Financial Information ..............................     47

Business ...............................................................     62

Description of the New Notes ...........................................     80

Description of Certain Indebtedness ....................................    103

Plan of Distribution ...................................................    107

Legal Matters ..........................................................    107

Experts ................................................................    108


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the New Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company or the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. In addition, reports, proxy materials and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission and that is located at http://www.sec.gov.

     The Company is obligated under the Indenture to remain subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and to continue to file with the Commission such information, documents and other reports which are specified in such sections of the Exchange Act. The Company is obligated to file with the Trustee and cause to be provided to the holders of the 9 1/4% Notes copies of such annual reports and of the information, documents and other reports which the Company is required to file with the Commission.

     Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to IHS that are based on the beliefs of the management of IHS, as well as assumptions made by and information currently available to the management of IHS. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of IHS with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors," that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. IHS does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information in the following documents filed by IHS with the Commission (File No. 1-12306) pursuant to the Exchange Act is hereby incorporated by reference herein:

       (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

       (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

       (iii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

       (iv) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997;

       (v) The Company's Current Report on Form 8-K dated October 17, 1996 reporting the acquisition of First American Health Care of Georgia, Inc., as amended by Form 8-K/A filed November 26, 1996 and Amendment No. 1 to Form 8-K/A filed July 11, 1997;

       (vi) The Company's Current Report on Form 8-K dated October 19, 1996 reporting the execution of the Agreement and Plan of Merger (the "Coram Merger Agreement") among the Company, IHS Acquisition XIX, Inc. and Coram Healthcare Corporation ("Coram"), as amended by Form 8-K/A filed April 11, 1997 reporting the termination of the Coram Merger Agreement;

       (vii) The Company's Current Report on Form 8-K dated May 23, 1997 reporting the Company's agreement to issue privately an aggregate of $450 million principal amount of its 9 1/2% Senior Notes;

       (viii) The Company's Current Report on Form 8-K dated May 30, 1997 reporting (i) the Company's issuance of an aggregate of $450 million principal amount of its 9 1/2% Senior Notes and (ii) the Company's acceptance for payment of an aggregate of $114,975,000 principal amount of its 9 5/8% Senior Notes and an aggregate of $99,893,000 principal amount of its 10 3/4% Senior Notes pursuant to cash tender offers;

       (ix) The Company's Current Report on Form 8-K dated July 6, 1997, reporting the execution of the Agreement and Plan of Merger among the Company, IHS Acquisition XXIV, Inc. and RoTech Medical Corporation ("RoTech") relating to the Company's proposed acquisition of RoTech;

       (x) The Company's Current Report on Form 8-K dated September 9, 1997, reporting the Company's agreement to issue privately an aggregate of $500 million principal amount of the Old Notes;

       (xi) The Company's Current Report on Form 8-K dated September 15, 1997, as amended, reporting IHS' $1.75 billion revolving credit and term loan facility (the "New Credit Facility");

       (xii) The Company's Current Report on Form 8-K dated September 25, 1997, as amended, reporting IHS' acquisition of Community Care of America, Inc. and the Lithotripsy Division of Coram;

       (xiii) The Company's Current Report on Form 8-K dated October 21, 1997, as amended, reporting IHS' acquisition of RoTech; and

       (xiv) The Company's Current Report on Form 8-K dated November 3, 1997, reporting the Company's agreement to purchase 139 owned, leased or managed long-term care facilities, 12 specialty hospitals and certain other businesses from HEALTHSOUTH Corporation.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the 91st day following the Expiration Date shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to IHS contained in this Prospectus should be read together with the information in the documents incorporated by reference.


     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM INTEGRATED HEALTH SERVICES, INC., 10065 RED RUN BOULEVARD, OWINGS MILLS, MARYLAND 21117, ATTENTION: MARC B. LEVIN, EXECUTIVE VICE PRESIDENT- INVESTOR RELATIONS (TELEPHONE NUMBER: (410) 998-8400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY JANUARY 23, 1998. THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS
PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES. WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE ADDRESS SET FORTH ABOVE.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein.


                                  THE COMPANY

     Integrated Health Services, Inc. ("IHS" or the "Company") is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, home care, skilled nursing facility care and inpatient and outpatient rehabilitation, hospice and diagnostic services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. The Company's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. The Company believes that its post-acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 1,900 service locations in 47 states and the District of Columbia.

     The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care network strategy, the Company has focused on (i) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping;
(ii) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; and (iii) developing subacute care units. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations and other payors.

     In implementing its post-acute care network strategy, the Company has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, the Company in October 1996 acquired First American Health Care of Georgia, Inc. ("First American"), a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. IHS in October 1997 acquired RoTech Medical Corporation ("RoTech"), a provider of home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, principally to patients in non-urban areas (the "RoTech Acquisition"). In October 1997, IHS also acquired (the "Coram Lithotripsy Acquisition") the lithotripsy division (the "Coram Lithotripsy Division") of Coram, which provides lithotripsy services and equipment maintenance in 180 locations in 18 states, in order to expand the mobile diagnostic treatment and services it offers to patients, payors and other providers. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones. See "Recent Developments." IHS intends to use the home healthcare setting and the delivery franchise of its home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home infusion therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as an entry point for patients into the IHS post-acute care network; and (iii) provide a cost-effective site for case management and patient direction.

     IHS has also continued to expand its post-acute care network by increasing the number of facilities it operates or manages. In September 1997, IHS acquired Community Care of America, Inc. ("CCA"), which develops and operates skilled nursing facilities in medically underserved rural communities (the "CCA Acquisition"). IHS believes that CCA will broaden its post-acute care network to include more rural markets and will complement its existing home care locations in rural markets as well as RoTech's business. In addition, in November 1997, IHS agreed to acquire from HEALTHSOUTH Corporation ("HEALTHSOUTH") 139 owned, leased or managed long-term care facilities and 12 specialty hospitals, as well as a contract therapy business having over 1,000 contracts and an institutional pharmacy business serving approximately 38,000 beds (the "Proposed Facility Acquisition"). See "Recent Developments."

     The Company provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services.

     The Company presently operates 216 geriatric care facilities (169 owned or leased and 47 managed), including the facilities acquired in the CCA Acquisition (of which 19 facilities are being held for sale), and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similar services to third-parties, constituted approximately 57%, 65% and 70% of net revenues during the years ended December 31, 1994, 1995 and 1996, respectively. The Company also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1996, approximately 17% of IHS' revenues were derived from home health and hospice care, approximately 53% were derived from subacute and other ancillary services, approximately 27% were derived from basic nursing home services and the remaining approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisition of First American and the RoTech Acquisition, for the year ended December 31, 1996, approximately 44% of IHS' revenues were derived from home health and hospice care, approximately 36% were derived from subacute and other ancillary services, approximately 18% were derived from traditional basic nursing home services and the remaining approximately 2% were derived from management and other services.

                               THE NOTE OFFERING


THE  OLD  NOTES..........   The Old Notes were sold by the Company on  September
                            11, 1997, to Smith Barney Inc., Morgan Stanley & Co.
                            Incorporated,    Donaldson,    Lufkin   &   Jenrette
                            Securities Corporation and Citicorp Securities, Inc.
                            (the  "Initial  Purchasers")  pursuant to a Purchase
                            Agreement  dated  September  8, 1997 (the  "Purchase
                            Agreement"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities
                            Act.

REGISTRATION RIGHTS
 AGREEMENT...............   Pursuant to the Purchase Agreement,  the Company and
                            the Initial  Purchasers  entered into a Registration
                            Rights Agreement dated September 8, 1997, which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which will terminate upon the consummation of the Exchange Offer.


                              THE EXCHANGE OFFER


SECURITIES OFFERED.......   $500,000,000  aggregate  principal  amount of 9 1/4%
                            Senior Subordinated Notes due 2008, Series A.

THE  EXCHANGE  OFFER.....   $1,000 principal amount of the New Notes in exchange
                            for each $1,000 principal amount of Old Notes. As of the date hereof, $500,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to holders (who have properly tendered and not withdrawn their Old Notes) as promptly as practicable after the Expiration
                            Date.

                            Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                            Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                            Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.


EXPIRATION  DATE.........   5:00 p.m.,  New York City time, on January 30, 1998,
                            unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


INTEREST ON THE NEW NOTES
 AND OLD NOTES...........   The New Notes will bear  interest from their date of
                            issuance. Holders of Old Notes that are accepted for
                            exchange will  receive,  in cash,  accrued  interest
                            thereon from January 15, 1998,  the date of the last
                            payment of  interest  on the Old Notes,  to, but not
                            including,  the date of  issuance  of the New Notes.
                            Such interest  will be paid with the first  interest
                            payment   on  the  New  Notes  on  July  15,   1998.
                            Accordingly, holders of Old Notes that are accepted for exchange will not receive interest on the Old
                            Notes that is accrued but unpaid at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.


CONDITIONS TO THE
 EXCHANGE OFFER..........   The Exchange  Offer is subject to certain  customary
                            conditions, which may be waived by the Company in its sole discretion. See "The Exchange Offer --
                            Conditions." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

PROCEDURES FOR TENDERING
 OLD NOTES...............   Each  holder of Old  Notes  wishing  to  accept  the
                            Exchange  Offer  must  complete,  sign  and date the
                            accompanying  Letter of Transmittal,  or a facsimile
                            thereof,   in  accordance   with  the   instructions
                            contained herein and therein,  and mail or otherwise
                            deliver   such  Letter  of   Transmittal,   or  such
                            facsimile, together with the Old Notes and any other
                            required documentation, to the Exchange Agent at the
                            address  set forth  herein  prior to 5:00 p.m.,  New
                            York City time, on the Expiration Date. By executing
                            the  Letter  of   Transmittal,   each   holder  will
                            represent to the Company that, among other things, the holder or the person receiving such New Notes, whether or not such person is the holder, is acquiring the New Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405. In lieu of physical delivery of the certificates representing
                            Old Notes, tendering holders may transfer Old Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering Old Notes" and "-- Guaranteed Delivery
                            Procedures."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS......   Any beneficial  owner whose Old Notes are registered
                            in the name of a broker,  dealer,  commercial  bank,
                            trust  company  or other  nominee  and who wishes to
                            tender  should   contact  such   registered   holder
                            promptly  and  instruct  such  registered  holder to
                            tender on such beneficial  owner's  behalf.  If such
                            beneficial  owner  wishes to tender on such  owner's
                            own behalf, such owner must, prior to completing and
                            executing the Letter of  Transmittal  and delivering
                            its Old Notes, either make appropriate  arrangements
                            to  register  ownership  of the  Old  Notes  in such
                            owner's  name or obtain a  properly  completed  bond
                            power from the  registered  holder.  The transfer of
                            registered  ownership may take considerable time and
                            may  not  be  able  to be  completed  prior  to  the
                            Expiration   Date.   See  "The  Exchange   Offer  --
                            Procedures for Tendering Old Notes."

GUARANTEED DELIVERY
 PROCEDURES..............   Holders  of Old Notes  who wish to tender  their Old
                            Notes  and  whose  Old  Notes  are  not  immediately
                            available or who cannot deliver their Old Notes, the
                            Letter  of  Transmittal   or  any  other   documents
                            required  by  the  Letter  of   Transmittal  to  the
                            Exchange  Agent (or comply with the  procedures  for
                            book-entry  transfer)  prior to the Expiration  Date
                            must  tender  their  Old  Notes   according  to  the
                            guaranteed delivery pro-
                            cedures   set   forth  in  "The  Exchange  Offer  --
                            Guaranteed Delivery Procedures."

WITHDRAWAL  RIGHTS.......   Tenders may be withdrawn at any time prior to 5:00
                            p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The
                            Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES
 AND DELIVERY OF NEW
  NOTES..................   Subject to the terms and  conditions of the Exchange
                            Offer, including the reservation of certain rights by the Company, the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date.
                            Subject to such terms and conditions, the New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.
                            See "The  Exchange  Offer  -- Terms of the  Exchange
                            Offer" and " -- Conditions."

FEDERAL INCOME TAX
 CONSEQUENCES............   The exchange  pursuant to the Exchange  Offer should
                            not  be a  taxable  event  for  Federal  income  tax
                            purposes.    See   "Certain   Federal   Income   Tax
                            Consequences."

EFFECT ON HOLDERS OF
 OLD  NOTES..............   As a result of the  making of this  Exchange  Offer,
                            the  Company   will  have   fulfilled   one  of  its
                            obligations under the Registration  Rights Agreement
                            and holders of Old Notes who do not tender their Old
                            Notes will not have any further  registration rights
                            under   the   Registration   Rights   Agreement   or
                            otherwise.  Such holders  will  continue to hold the
                            untendered Old Notes and will be entitled to all the
                            rights and subject to all the limitations applicable
                            thereto  under the  Indenture,  except to the extent
                            such  rights  or   limitations,   by  their   terms,
                            terminate or cease to have further  effectiveness as
                            a result of the Exchange  Offer.  All untendered Old
                            Notes  will   continue  to  be  subject  to  certain
                            restrictions  on transfer.  Accordingly,  if any Old
                            Notes are  tendered  and  accepted  in the  Exchange
                            Offer,  the trading  market for the  untendered  Old
                            Notes could be adversely affected. See "Risk Factors
                            --   Consequences   of   the   Exchange   Offer   on
                            Non-Tendering Holders of the Old Notes."

EXCHANGE  AGENT..........   First Union  National  Bank,  the trustee  under the
                            Indenture,   is  serving  as  Exchange   Agent  (the
                            "Exchange  Agent") in  connection  with the Exchange
                            Offer.


                        SUMMARY OF TERMS OF THE NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes have been registered under the Securities Act and, therefore, will be freely transferable by holders thereof (subject to the restrictions discussed elsewhere herein), and
(ii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the New Notes."

SECURITIES  OFFERED......   $500,000,000  principal  amount  of  9  1/4%  Senior
                            Subordinated Notes due 2008, Series A.

MATURITY DATE............   January 15, 2008.

INTEREST PAYMENT DATES...   January 15 and July 15, commencing July 15, 1998.

SUBORDINATION............   The New Notes are senior subordinated obligations of
                            the Company,  and, as such, are  subordinated to all
                            existing  and  future  Senior  Indebtedness  of  the
                            Company, which will include indebtedness pursuant to
                            the Company's bank credit facility,  rank pari passu
                            with the Old Notes,  the 9 5/8% Senior Notes, the 10
                            3/4% Senior Notes,  the 10 1/4% Senior Notes and the
                            9 1/2% Senior Notes, and
                            are   senior  to  the   Company's   6%   Convertible
                            Subordinated Debentures due 2003 and the Company's 5
                            3/4% Convertible Senior Subordinated  Debentures due
                            2001.   The  New  Notes  will  also  be  effectively
                            subordinated to all existing and future  liabilities
                            of the  Company's  subsidiaries.  At  September  30,
                            1997,  the aggregate  amount of Senior  Indebtedness
                            and  Indebtedness  of  the  Company's   subsidiaries
                            (excluding  intercompany  indebtedness)  that  would
                            have effectively  ranked senior to the New Notes was
                            approximately    $839.9    million.    See   "Recent
                            Developments."

OPTIONAL  REDEMPTION.....   The New  Notes are  redeemable  for cash at any time
                            after January 15, 2003, at the Company's  option, in
                            whole or in part,  initially at a  redemption  price
                            equal to 104.625% of principal amount,  declining to
                            100% of principal  amount on January 15, 2006,  plus
                            accrued  interest  thereon  to the  date  fixed  for
                            redemption.  In addition,  the Company may redeem up
                            to $166,667,000 principal amount of the 9 1/4% Notes
                            at  any  time  prior  to  January   15,  2001  at  a
                            redemption  price equal to 109.25% of the  aggregate
                            principal amount so redeemed,  plus accrued interest
                            to the redemption date, out of the net cash proceeds
                            of one or more Public  Equity  Offerings (as defined
                            herein);   provided   that  at  least   $333,333,000
                            aggregate   principal   amount   of  9  1/4%   Notes
                            originally issued remains outstanding.


CHANGE  IN  CONTROL......   In the event of a Change in Control,  each holder of
                            New Notes may require the Company to repurchase such
                            holder's New Notes,  in whole or in part, at 101% of
                            the principal amount thereof,  plus accrued interest
                            to the repurchase  date.  There is no assurance that
                            the Company will be able to repurchase the New Notes
                            upon the  occurrence  of a Change  in  Control.  The
                            Company's   ability  to  repurchase  the  New  Notes
                            following a Change in Control will be dependent upon
                            the  Company  having  sufficient  cash,  and  may be
                            limited  by  the  terms  of  the  Company's   Senior
                            Indebtedness or the subordination  provisions of the
                            Indenture.  The term Change in Control is limited to
                            certain specified  transactions and,  depending upon
                            the  circumstances,  may not include  other  events,
                            such    as    highly     leveraged     transactions,
                            reorganizations,  restructurings, mergers or similar
                            transactions,   that  might  adversely   affect  the
                            financial condition of the Company or result in a downgrade in the credit rating of the New Notes.

RESTRICTIVE  COVENANTS...   The  Indenture  under  which the Old Notes have been
                            issued  and the New Notes  will be  issued  contains
                            certain  covenants,  including,  but not limited to,
                            covenants with respect to the following matters: (i)
                            limitations   on  additional   indebtedness   unless
                            certain coverage ratios are met; (ii) limitations on
                            other subordinated debt; (iii) limitations on liens;
                            (iv)  limitations on the issuance of preferred stock
                            by the Company's  subsidiaries;  (v)  limitations on
                            transactions  with  affiliates;  (vi) limitations on
                            restricted   payments;   (vii)  application  of  the
                            proceeds of certain asset sales;  (viii) limitations
                            on  restrictions  on  subsidiary   dividends;   (ix)
                            restrictions  on  mergers,  consolidations  and  the
                            transfer of all or  substantially  all of the assets
                            of  the   Company   to  another   person;   and  (x)
                            limitations on investments and loans.

USE  OF PROCEEDS.........   There will be no cash  proceeds to the Company  from
                            the Exchange Offer. See "Use of Proceeds."

LISTING..................   The Company  intends to apply for listing of the New
                            Notes on the New York Stock Exchange.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL AMOUNTS)

                                                             YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------------
                                                                     ACTUAL
                                     -----------------------------------------------------------------------
                                       1992          1993          1994           1995           1996
                                     ------------- ------------- ------------- -------------- --------------
STATEMENT OF OPERATIONS
 DATA(3)(4):
 Net revenues ......................  $ 202,096     $ 296,304     $ 712,102     $1,178,888     $1,434,695
 Operating income before fixed
  charges(5) .......................     44,546        66,536       146,930        234,321        279,771
 Depreciation and amortiza-
  tion(6) ..........................      4,334         8,126        26,367         39,961         41,681
 Interest, net(7)(8) ...............      1,493         5,705        20,602         38,977         64,110
 Loss on impairment of long-
  lived assets(9) ..................         --            --            --         83,321             --
 Other non-recurring charges
  (income)(10) .....................         --            --            --         49,639        (14,457)
 Earnings (loss)(11):
  Before income taxes and ex-
   traordinary items ...............     19,174        30,790        58,979        (42,259)       111,480
  Before extraordinary items .......  $  11,888     $  18,782     $  36,862     $  (25,989)    $   47,765
OTHER FINANCIAL DATA:
 EBITDA(12) ........................  $  25,001     $  44,621     $ 105,948     $  169,639     $  202,814
 Ratio of EBITDA to
  interest, net(12) ................       16.7x          7.8x          5.1x           4.4x           3.2x
 Ratio of earnings to fixed charg-
  es(13) ...........................        2.8x          2.6x          2.4x           0.3x           2.1x
 Capital expenditures:
  Acquisitions(14) .................  $  13,898     $ 209,214     $ 152,791     $   82,686     $  242,819
  Other(15) ........................     27,124        59,959        91,354        145,065        145,902
OTHER OPERATING DATA:
 MSU Beds(16) ......................        624         1,206         2,304          3,172          3,555
 MSU Occupancy .....................       60.1%         69.4%         71.4%          72.0%          77.0%
 Specialty Medical Services Rev-
  enues(17) ........................       43.6%         54.7%         56.8%          65.4%          69.6%

                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                     --------------------------------------------
                                                                ACTUAL
                                                     ----------------------------
                                      PRO FORMA                                    PRO FORMA
                                      1996(1)           1996         1997          1997(2)
                                     --------------- ------------ --------------- ---------------
STATEMENT OF OPERATIONS
 DATA(3)(4):
 Net revenues  .....................  $ 2,516,432     $ 998,718    $ 1,391,837     $ 1,923,906
 Operating income before fixed
  charges(5) .......................      386,182       198,482        296,151         424,481
 Depreciation and amortiza-
  tion(6) ..........................      106,574        25,909         47,818          92,243
 Interest, net(7)(8) ...............      159,501        46,033         71,991         126,968
 Loss on impairment of long-
  lived assets(9) ..................           --            --             --              --
 Other non-recurring charges
  (income)(10) .....................       36,874       (34,298)        20,047          32,260
 Earnings (loss)(11):
  Before income taxes and ex-
   traordinary items ...............          939       107,941         80,260          91,190
  Before extraordinary items .......  $       343     $  45,589    $    48,959     $    48,139
OTHER FINANCIAL DATA:
 EBITDA(12) ........................  $   303,887     $ 145,585    $   220,116     $   342,662
 Ratio of EBITDA to
  interest, net(12) ................          1.9x          3.2x           3.1x            2.7x
 Ratio of earnings to fixed charg-
  es(13) ...........................          1.0x          2.5x           1.8x            1.6x
 Capital expenditures:
  Acquisitions(14) .................                  $  46,106    $   166,822
  Other(15) ........................                    104,647         86,656
OTHER OPERATING DATA:
 MSU Beds(16) ......................                      3,489          3,705
 MSU Occupancy .....................                       78.1%          80.3%
 Specialty Medical Services Rev-
  enues(17) ........................                       66.6%          78.6%

                                                     SEPTEMBER 30, 1997
                                                     -------------------
                                                           ACTUAL
                                                     -------------------
BALANCE SHEET DATA:
 Cash and temporary investments ..................       $  880,880
 Working capital .................................          980,918
 Total assets ....................................        3,228,080
 Long-term debt, including current portion  ......        2,198,765
 Stockholders' equity  ...........................          627,424

----------
 (1) Gives effect to (i) the sale by IHS of its pharmacy division in July 1996 (the "Pharmacy Sale"), (ii) the sale by IHS of a majority interest in its assisted living services subsidiary ("ILC") in October 1996 (the "ILC Offering"), (iii) the acquisition of First American in October 1996 (the "First American Acquisition"), (iv) the acquisition of CCA in September 1997 (the "CCA Acquisition"), (v) the acquisition of the Coram Lithotripsy Division in October 1997 (the "Coram Lithotripsy Acquisition"), (vi) the acquisition of RoTech in October 1997 (the "RoTech Acquisition"), (vii) the acquisition of (a) Vintage Health Care Center, a skilled nursing and assisted living facility, in January 1996, (b) Rehab Management Systems, Inc., an outpatient rehabilitation company, in March 1996, (c) Hospice of the Great Lakes, Inc., a hospice company, in May 1996, (d) J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation center, in August 1996, (e) Extendicare of Tennessee, Inc., a home health company, in August 1996, (f) Edgewater Home Infusion Services, Inc., a home infusion company, in August 1996, (g) Century Home Services, Inc., a home health services company, in September 1996, (h) Signature Home Care, Inc., a home health company, in September 1996, (i) Mediq Mobile X-Ray Services, Inc., a mobile diagnostic company, in November 1996, (j) Total Rehab Services, LLC and Total Rehab Services 02, LLC, providers of contract rehabilitation and respiratory services, in November 1996, (k) Lifeway Inc., a physician management and disease management company, in November 1996, (l) In-Home Health Care, Inc., a home health company, in January 1997 (the "In-Home Acquisition"), (m) Portable X-Ray

     Labs, Inc., a mobile diagnostics company, in February 1997 (the "Portable X-Ray Acquisition"), (n) Coastal Rehabilitation, Inc., an inpatient rehabilitation company, in April 1997 (the "Coastal Acquisition"), (o) Health Care Industries, Inc., a home health company, in June 1997 (the "Health Care Industries Acquisition"), (p) Rehab Dynamics, Inc. and Restorative Therapy, Ltd., related contract rehabilitation companies, in June 1997 (the "Rehab Dynamics Acquisition"), (q) Arcadia Services, Inc., a home health company, in August 1997 (the "Arcadia Acquisition"), (r) Ambulatory Pharmaceutical Services, Inc. and APS American, Inc., related home health companies, in August 1997 (the "APS Acquisition") and (s) Barton Creek Healthcare, Inc., a home health company, in September 1997 (the "Barton Creek Acquisition"), (viii) the sale of $450 million aggregate principal amount of the 9 1/2% Senior Notes in May 1997 and the use of $247.2 million of the net proceeds therefrom to repurchase substantially all its outstanding 9 5/8% Senior Notes and 10 3/4% Senior Notes and the remaining $191.0 million of net proceeds therefrom to repay amounts outstanding under the Company's $700 million revolving credit facility (the "Prior Credit Facility") and (ix) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each of the foregoing transactions had occurred on January 1, 1996. The pro forma financial statements do not (i) reflect the $34,298,000 gain from the Pharmacy Sale recorded in 1996 or (ii) give pro forma effect to (a) the New Credit Facility, (b) the sale by IHS of its remaining 37.3% interest in ILC in July 1997 (the "ILC Sale"), (c) the acquisition of the assets of three small ancillary service businesses during the nine months ended September 30, 1997, (d) the acquisition of five mobile diagnostic companies in the nine months ended September 30, 1997, (e) the sale of $150 million aggregate principal amount of the 10 1/4% Senior Notes in May 1996 and the use of the $145.4 million of net proceeds therefrom to repay amounts outstanding under the Company's Prior Credit Facility and (f) the Proposed Facility Acquisition. See "Recent Developments" and "Unaudited Pro Forma Financial Information."

 (2) Gives effect to (i) the CCA Acquisition, the Coram Lithotripsy Acquisition, the RoTech Acquisition, the In-Home Acquisition, the Portable X-Ray Acquisition, the Coastal Acquisition, the Health Care Industries Acquisition, the Rehab Dynamics Acquisition, the Arcadia Acquisition, the APS Acquisition and the Barton Creek Acquisition and (ii) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each of the foregoing transactions had occurred on January 1, 1997. The pro forma financial statements do not (i) reflect (a) the $7,578,000 gain from the Pharmacy Sale recorded in 1997 and
     (b) the $4,635,000 gain from the ILC Sale recorded in 1997 or (ii) give pro forma effect to (a) the Proposed Facility Acquisition, (b) the New Credit Facility, (c) the sale by IHS of its remaining 37.3% interest in ILC in July 1997, (d) the acquisition of the assets of three small ancillary service businesses during the nine months ended September 30, 1997 and (e) the acquisition of five mobile diagnostic companies in the nine months ended September 30, 1997. See "Recent Developments" and "Unaudited Pro Forma Financial Information."

 (3) The Company has grown substantially through acquisitions and the opening of
     MSUs,   which   acquisitions  and  MSU  openings   materially   affect  the
     comparability of the financial data reflected herein.

 (4) In 1995, the Company merged with IntegraCare, Inc. ("IntegraCare") in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare.

 (5) Represents  income  from  operations   (excluding  equity  in  earnings  of
     affiliates) before deducting depreciation and amortization, rent, interest, non-recurring charges and income taxes.

 (6) Includes amortization of deferred financing costs of $178,000, $306,000, $621,000, $645,000, $1,457,000, $3,060,000, $1,034,000, $1,850,000 and
     $2,915,000  for the years ended  December 31, 1992,  1993,  1994,  1995 and
     1996, pro forma for the year ended December 31, 1996, for the nine months ended September 30, 1996 and 1997 and pro forma for the nine months ended September 30, 1997, respectively.

 (7) Net of interest income of $1,300,000,  $2,669,000,  $1,121,000, $1,876,000,
     $2,233,000,  $2,233,000,  $1,459,000,  $3,024,000,  and  $3,024,000 for the
     years ended December 31, 1992, 1993, 1994, 1995 and 1996, pro forma for the year ended December 31, 1996, for the nine months ended September 30, 1996 and 1997 and pro forma for the nine months ended September 30, 1997, respectively. The Company's average outstanding balance under its bank credit facility during 1996 was $248,781,000; as a result, interest, net pro forma for the year ended December 31, 1996 does not reflect interest income on the $428,640,000 of net proceeds from the sale of the Old Notes and the 9 1/2% Senior Notes remaining after payment of the average amount outstanding under the bank credit facility during 1996. During the nine months ended September 30, 1997 the Company's average outstanding balance under its bank credit facility was $295,550,000; as a result, interest, net pro forma for the nine months ended September 30, 1997 does not reflect interest income (other than interest income actually earned on the $164,875,000 of net proceeds from the sale of the Old Notes remaining after paying all amounts outstanding under the Prior Credit Facility, which interest income is included in the Company's historical financial statements) on the $381,871,000 of net proceeds from the sale of the Old Notes and the 9 1/2% Senior Notes remaining after payment of the average amount outstanding under the bank credit facility during the nine months ended September 30, 1997.

 (8) Interest, net does not include capitalized interest of $860,000, $1,402,000, $3,030,000, $5,155,000, $3,800,000, $3,800,000, $2,678,000,
     $2,700,000  and  $2,700,000  for the years ended  December 31, 1992,  1993,
     1994, 1995 and 1996, pro forma for the year ended December 31, 1996, for the nine months ended September 30, 1996 and 1997 and pro forma for the nine months ended September 30, 1997, respectively.

 (9) In December 1995, the Company elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $83,321,000.

(10) In 1995, consists of (i) expenses of $1,939,000 related to the merger with IntegraCare, (ii) a $21,915,000 loss on the write-off of accrued management fees ($8,496,000), loans ($11,097,000) and contract acquisition costs ($2,322,000) related to the Company's termination of its agreement, entered into in January 1994, to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital and (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs. In 1996, consists of (i) a gain of $34,298,000 from the Pharmacy Sale in the third quarter, (ii) a loss of $8,497,000 from its sale of shares in the ILC Offering in the fourth quarter, (iii) a $7,825,000 loss in the fourth quarter on the write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies in the fourth quarter. Because IHS' investment in the Capstone Pharmacy Services, Inc. ("Capstone") common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1996, pro forma consists primarily of (i) a $7,825,000 loss on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons, (ii) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies, (iii) bankruptcy costs incurred by First American of $3,468,000 and (iv) a $22,062,000 non-recurring charge incurred by CCA. In 1997, consists primarily of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale, (ii) a write-off of $6,555,000 of accounting, legal and other costs resulting from a proposed transaction to acquire Coram (the "Coram Merger Transaction"), (iii) the payment to Coram of $21,000,000 in connection with the termination of the proposed Coram Merger Transaction, (iv) a gain of $4,635,000 from the ILC Sale and (v) a loss of $4,635,000 resulting from the closure of certain redundant activities in connection with the RoTech Acquisition. In 1997, pro forma consists primarily of (i) a write-off of $6,555,000 of accounting, legal and other costs resulting from the proposed Coram Merger Transaction, (ii) the payment to Coram of $21,000,000 in connection with the termination of the proposed Coram Merger Transaction and (iii) a loss of $4,635,000 resulting from the closure of certain redundant activities in connection with the RoTech Acquisition. See "Recent Developments" and "Unaudited Pro Forma Financial Information."

(11) In 1992, the Company recorded a loss on extinguishment of debt of $4,072,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,548,000, is presented in the statement of operations for the year ended December 31, 1992 as an extraordinary loss of $2,524,000. In
     1993, the Company recorded an extraordinary loss of $3,730,000 on extinguishment of debt relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,455,000, is presented in the statement of operations for the year ended December 31, 1993 as an extraordinary loss of $2,275,000. In 1994, the Company recorded a loss on extinguishment of debt of $6,839,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $2,565,000, is presented in the statement of operations for the year ended December 31, 1994 as an extraordinary loss of $4,274,000. In 1995, the Company recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented in the statement of operations for the year ended December 31, 1995 as an extraordinary loss of $1,013,000. In 1996, the Company recorded a loss on extinguishment of debt of $2,327,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented in the statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1996 as an extraordinary loss of $1,431,000. During the nine months ended September 30, 1997, IHS recorded a loss on extinguishment of debt of $33,692,000, representing approximately (i) $23,554,000 of cash payments for premium and consent fees relating to the early extinguishment of $214,868,000 aggregate principal amount of IHS' senior subordinated notes and (ii) $10,138,000 of deferred financing costs written-off in connection with the early extinguishment of such debt and the Prior Credit Facility. Such loss, reduced by the related income tax effect of $13,140,000, is presented in the statement of operations for the nine months ended September 30, 1997 as an extraordinary loss of $20,552,000. See "Recent Developments -- Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes," "-- New Credit Facility" and "Selected Historical Consolidated Financial Data."

(12) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Management also believes that the ratio of EBITDA to interest, net is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability. Pro forma EBITDA for the year ended December 31, 1996 does not give effect to certain benefits the Company expects will result from the closure of unprofitable and redundant home healthcare agencies in the fourth quarter of 1996 and the ability to spread home healthcare administrative costs over a larger base following the First American Acquisition.

(13) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense. As a result of the loss on impairment of long-lived assets and other non-recurring charges, fixed charges exceeded such earnings by $47.8 million in the year ended December 31, 1995. The ratio of earnings to fixed charges before giving effect to the loss on impairment of long-lived assets and other non-recurring charges would have been 2.2x for the year ended December 31, 1995.

(14) Does not include assumed indebtedness and other liabilities of acquired companies.

(15) Includes renovation costs, primarily for MSUs, and equipment purchases.

(16) At the end of the period.

(17) As a percentage of net revenues.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before deciding whether to accept the Exchange Offer. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.


RISKS RELATED TO SUBSTANTIAL INDEBTEDNESS

     The Company's indebtedness is substantial in relation to its stockholders' equity. At September 30, 1997, IHS' total long-term debt, including current portion, accounted for 77.8% of its total capitalization. See "Capitalization." IHS also has significant lease obligations with respect to the facilities operated pursuant to long-term leases, which aggregated approximately $200.3 million at September 30, 1997. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company's rent expense was $77.8 million ($84.5 million on a pro forma basis after giving effect to the First American Acquisition, the ILC Offering, the Pharmacy Sale, the CCA Acquisition, the Coram Lithotripsy Acquisition, the RoTech Acquisition and certain other acquisitions consummated in 1996 and 1997) and $75.3 million ($81.6 million on a pro forma basis after giving effect to the CCA Acquisition, the Coram Lithotripsy
Acquisition, the RoTech Acquisition and certain other acquisitions consummated in 1997), respectively. In addition, IHS is obligated to pay up to an additional $155 million in respect of the acquisition of First American during 2000 to 2004 under certain circumstances, of which $36.1 million has been recorded at September 30, 1997. The Company's strategy of expanding its specialty medical services and growing through acquisitions may require additional borrowings in order to finance working capital, capital expenditures and the purchase price of any acquisitions. The degree to which the Company is leveraged, as well as its rent expense, could have important consequences to holders of the 9 1/4% Notes, including: (i) IHS' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, (ii) a substantial portion of IHS' cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to IHS for its operations, (iii) substantially all of the Company's indebtedness at September 30, 1997, including the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001, the Company's 9 5/8% Senior Notes, the Company's 6% Convertible Subordinated Debentures due 2003, the Company's 10 3/4% Senior Notes, the Company's 10 1/4% Senior Notes, the Company's 9 1/2% Senior Notes and all amounts outstanding under the New Credit Facility, are scheduled to become due prior to the time any principal payments are required to be made on the 9 1/4% Notes, (iv) certain of IHS' borrowings bear, and will continue to bear, variable rates of interest, which expose IHS to increases in interest rates, and (v) certain of IHS' indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. In addition, IHS' leverage may also adversely affect IHS' ability to respond to changing business and economic conditions or continue its growth strategy. There can be no assurance that IHS' operating results will be sufficient for the payment of IHS' indebtedness. If IHS were unable to meet interest, principal or lease payments, or satisfy financial covenants, it could be required to seek renegotiation of such payments and/or covenants or obtain additional equity or debt financing. To the extent IHS finances its activities with additional debt, IHS may become subject to certain additional financial and other covenants that may restrict its ability to pursue its growth strategy. There can be no assurance that any such efforts would be successful or timely or that the terms of any such financing or refinancing would be acceptable to IHS. See "-- Risks Related to Capital Requirements" and "Description of Certain Indebtedness."

     In connection with the offering of the Old Notes, Standard & Poors ("S&P") confirmed its B rating of IHS' other subordinated debt obligations, but with a negative outlook, and assigned the same rating to the Old Notes. S&P stated that the Company's speculative-grade ratings reflect the Company's aggressive transition toward becoming a full-service alternate-site healthcare provider, and its limited cash flow relative to its heavy debt burden. S&P noted that IHS would be greatly challenged to control, integrate and further expand operations that were only a quarter of their current size just three years ago, and also noted the continuing uncertainty with regard to the adequacy of reimbursement from government sponsored programs for the indigent and elderly. S&P also noted that there is the potential that a large debt-financed acquisition could lead to a ratings downgrade. In November 1997, S&P placed the Company's senior credit and subordinated debt ratings on CreditWatch with negative implications due to the Proposed Facility Acquisition. In connection with the offering of the Old Notes, Moody's Investors Service ("Moody's") downgraded to B2 the Company's other senior subordinated debt obligations, but noted that the outlook for the rating was stable, and assigned the new rating to the Old Notes. Moody's stated that the rating action reflects Moody's concern about the Company's continued rapid growth through acquisitions, which has resulted in negative tangible equity of $114 million, making no adjustment for the $259 million of convertible debt outstanding. Moody's also stated that the availability provided by the New Credit Facility and the Old Notes positioned the Company to complete sizable acquisition transactions using solely debt. Moody's further noted that the rating reflects that there are significant changes underway in the reimbursement of services rendered by IHS, and that the exact impact of these changes is uncertain.


SUBORDINATION OF THE 9 1/4% NOTES; HOLDING COMPANY STRUCTURE

     The Old Notes are, and the New Notes will be, subordinated to all Senior Indebtedness of the Company now or at any time later outstanding. In addition, the operations of the Company are conducted through its subsidiaries and, therefore, the Old Notes are, and the New Notes will also be, effectively subordinated to all Indebtedness and other liabilities and commitments of the Company's subsidiaries. As a result, the Company's rights, and the rights of its creditors, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to the claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary senior to that held by the Company. All of the Company's subsidiaries (other than inactive subsidiaries) have guaranteed the obligations of the Company under its bank credit facility. The Old Notes are, and the New Notes will be, obligations exclusively of the Company, and are not guaranteed by any of the Company's subsidiaries. Since the operations of the Company are currently conducted primarily through subsidiaries, the Company's cash flow and its ability to service its debt, including the 9 1/4% Notes, is dependent upon the earnings of its subsidiaries and distributions to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due pursuant to the 9 1/4% Notes or to make any funds available therefor. Moreover, the payment of dividends and the making of loans or advances to the Company by its subsidiaries are contingent upon the earnings of those subsidiaries and are subject to various business considerations and, for certain subsidiaries, restrictive loan covenants contained in the instruments governing the indebtedness of such subsidiaries, including covenants which restrict in certain circumstances the payment of dividends and distributions and the transfer of assets to the Company. See "Description of Certain Indebtedness." At September 30, 1997, the aggregate amount of Senior Indebtedness and Indebtedness of the Company's subsidiaries (excluding intercompany indebtedness) that effectively ranked senior to the 9 1/4% Notes was approximately $839.9 million. In addition, the Old Notes are, and the New Notes will be, effectively subordinated to the lease obligations of the Company's subsidiaries, which aggregated $200.3 million at September 30, 1997, and other liabilities, including trade payables, the amount of which could be material. The Indenture does not limit the amount of Indebtedness the Company and its subsidiaries may incur provided the Company meets certain financial tests at the time such indebtedness is incurred. See "Description of the New Notes."


RISKS ASSOCIATED WITH GROWTH THROUGH ACQUISITIONS AND INTERNAL DEVELOPMENT

     IHS' growth strategy involves growth through acquisitions and internal development and, as a result, IHS is subject to various risks associated with this growth strategy. The Company's planned expansion and growth require that the Company expand its home healthcare services through the acquisition of additional home healthcare providers and that the Company acquire, or establish relationships with, third parties which provide post-acute care services not currently provided by the Company, that additional MSUs be established in the Company's existing facilities and that the Company acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established. Such expansion and growth will depend on the Company's ability to create demand for its post-acute care programs, the availability of suitable acquisition, lease or management candidates and the Company's ability to finance such acquisitions and growth. The successful implementation of the Company's post-acute healthcare system, including the capitation of rates, will depend on the Company's ability to expand the amount of post-acute care services it offers directly to its patients rather than through third-party providers. There can be no assurance that suitable acquisition candidates will be located, that acquisitions can be consummated, that acquired facilities and companies can be successfully integrated into the Company's operations, that MSUs can be successfully established in acquired facilities or that the Company's post-acute healthcare system, including the capitation of rates, can be successfully implemented. The post-acute care market is highly competitive, and the Company faces substantial competition from hospitals, subacute care providers, rehabilitation providers and home healthcare providers, including competition for acquisitions. The Company anticipates that competition for acquisition opportunities will intensify due to the ongoing consolidation in the healthcare industry. See "-- Risks Related to Managed Care Strategy" and "-- Competition."

     The successful integration of acquired businesses, including First American, RoTech, CCA and the Coram Lithotripsy Division and, if the Proposed Facility Acquisition is consummated, the facilities and other businesses acquired from HEALTHSOUTH, is important to the Company's future financial performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of the Company in a timely manner. The integration of the Company's recent acquisitions and, if the Proposed Facility Acquisition is consummated, the facilities and other businesses acquired from HEALTHSOUTH will require substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on the Company's operations and financial results. In addition, the process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's operations and financial results. There can be no assurance that the Company will realize any of the anticipated benefits from its acquisitions. The acquisition of service companies that are not profitable, or the acquisition of new facilities that result in significant integration costs and inefficiencies, could also adversely affect the Company's profitability.

     IHS' current and anticipated future growth has placed, and will continue to place, significant demands on the management, operational and financial resources of IHS. IHS' ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. There can be no assurance that IHS will be able to manage its expanded operations effectively. See "-- Risks Related to Capital Requirements."

     There can be no assurance that the Company will be successful in implementing its strategy or in responding to ongoing changes in the healthcare industry which may require adjustments to its strategy. If IHS fails to implement its strategy successfully or does not respond timely and adequately to ongoing changes in the healthcare industry, the Company's business, financial condition and results of operations will be materially adversely affected.


RISKS RELATED TO MANAGED CARE STRATEGY

     Managed care payors and traditional indemnity insurers have experienced pressure from their policyholders to curb or reduce the growth in premiums paid to such organizations for healthcare services. This pressure has resulted in demands on healthcare service providers to reduce their prices or to share in the financial risk of providing care through alternate fee structures such as capitation or fixed case rates. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. The Company believes that its home healthcare capabilities will be an important component of its ability to provide services under capitated and other alternate fee arrangements. However, to date there has been limited demand among managed care organizations for post-acute care network services, and there can be no assurance that demand for such services will increase. Further, IHS has limited experience in providing services under capitated and other alternate fee arrangements and setting the applicable rates. Accordingly, there can be no assurance that the fees received by IHS will cover the cost of services provided. If revenue for capitated services is insufficient to cover the treatment costs, IHS' operating results could be adversely affected. As a result, the success of IHS' managed care strategy will depend in large part on its ability to increase demand for post-acute care services among managed care organizations, to obtain favorable agreements with managed care organizations and to manage effectively its operating and healthcare delivery costs through various methods, including utilization management and competitive pricing for purchased services. Additionally, there can be no assurance that pricing pressures faced by healthcare providers will not have a material adverse effect on the Company's business, results of operations and financial condition.

     Further, pursuing a strategy focused on risk-sharing fee arrangements entails certain regulatory risks. Many states impose restrictions on a service provider's ability to provide capitated services unless it meets certain financial criteria, and may view capitated fee arrangements as an insurance activity, subjecting the entity accepting the capitated fee to regulation as an insurance company rather than merely a licensed healthcare provider accepting a business risk in connection with the manner in which it is charging for its services. The laws governing risk-sharing fee arrangements for healthcare service providers are evolving and are not certain at this time. If the risk-sharing activities of IHS require licensure as an insurance company, there can be no assurance that IHS could obtain or maintain the necessary licensure, or that IHS would be able to meet any financial criteria imposed by a state. If the Company were precluded from providing services under risk-sharing fee arrangements, its managed care strategy would be adversely affected. See "-- Uncertainty of Government Regulation."


RISKS RELATED TO CAPITAL REQUIREMENTS

     IHS' growth strategy requires substantial capital for the acquisition of additional home healthcare and related service providers and geriatric care facilities and the establishment of new, and expansion of existing, MSUs. The effective integration, operation and expansion of the existing businesses will also require substantial capital. The Company expects to finance new acquisitions from a combination of funds from operations, borrowings under its bank credit facility and the issuance of debt and equity securities. IHS may raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows. Any of such financings could result in dilution of existing equity positions, increased interest and amortization expense or decreased income to fund future expansion. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing businesses and operations can be obtained. The Company's bank credit facility limits the Company's ability to make acquisitions, and certain of the indentures under which the Company's outstanding senior subordinated debt securities were issued, including the Indenture, limit the Company's ability to incur additional indebtedness unless certain financial tests are met. See "--
Risks Related to Substantial Indebtedness," "Business -- Company Strategy," "Description of the New Notes -- Certain Covenants -- Limitations on Additional Indebtedness" and "Description of Certain Indebtedness."


RISKS RELATED TO RECENT ACQUISITIONS AND THE PROPOSED FACILITY ACQUISITION

     IHS has recently completed several major acquisitions, including the acquisitions of First American, RoTech, CCA and the Coram Lithotripsy Division, and is still in the process of integrating those acquired businesses. The IHS Board of Directors and senior management of IHS face a significant challenge in their efforts to integrate the acquired businesses, including First American, RoTech, CCA and the Coram Lithotripsy Division and, if the Proposed Facility Acquisition is consummated, the facilities and other businesses acquired from HEALTHSOUTH. The dedication of management resources to such integration may detract attention from the day-to-day business of IHS. The difficulties of integra-tion may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Further, there can be no assurance that management's efforts to integrate the operations of IHS and newly acquired companies will be successful or that the anticipated benefits of the recent acquisitions will be fully realized.

     IHS has recently expanded significantly its home healthcare operations. During the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, home healthcare accounted for approximately 16.3%, 8.1% and 32.1%, respectively, of IHS' total revenues. On a pro forma basis, after giving effect to the acquisitions of First American (which derives substantially all its revenues from Medicare), RoTech, CCA and the Coram Lithotripsy Division, approximately 70.7%, 76.5% and 65.0% of IHS' home healthcare revenues were derived from Medicare in the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively. On a pro forma basis, after giving effect to the acquisitions of First American, RoTech, CCA and the Coram Lithotripsy Division, home nursing services accounted for approximately 64.2%, 67.0% and 55.1%, respectively, of IHS' home healthcare revenues in these periods. Medicare has developed a national fee schedule for infusion therapy, respiratory therapy and home medical equipment which provides reimbursement at 80% of the amount of any fee on the schedule. The remaining 20% is paid by other third party payors (including Medicaid in the case of "medically indigent" patients) or patients; with respect to home nursing, Medicare generally reimburses for the cost (including a rate of return) of providing such services, up to a regionally adjusted allowable maximum per visit and per discipline with no fixed limit on the number of visits. There generally is no deductible or coinsurance. As a result, there is no reward for efficiency, provided that costs are below the cap, and traditional home healthcare services carry relatively low margins. However, IHS expects that Medicare will implement a prospective payment system for home nursing services in the next several years, and implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, IHS believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service, with providers that have costs below the predetermined rate being entitled to keep some or all of this difference. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The implementation of a prospective payment system will require IHS to make contingent payments related to the First American Acquisition of $155 million over a period of five years. In addition, the Balanced Budget Act of 1997, enacted in August 1997, reduces the Medicare national payment limits for oxygen and oxygen equipment used in home respiratory therapy by 25% in 1998 and 30% (from 1997 levels) in 1999 and each subsequent year. Approximately 22% of RoTech's total revenues for the year ended July 31, 1997 were derived from the provision of oxygen services to Medicare patients. The inability of IHS to realize operating efficiencies and provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "-- Risk of Adverse Effect of Healthcare Reform" and "Unaudited Pro Forma Financial Information."


RISKS RELATED TO HISTORICAL FINANCIAL PERFORMANCE OF FIRST AMERICAN

     During the year ended December 31, 1995 and the nine months ended September 30, 1996, First American recorded a net loss of $110.4 million and $36.2 million, respectively. Numerous factors have affected First American's performance and financial condition prior to its acquisition by IHS, including, among others, high administrative costs and the settlement of claims for reimbursement of certain overpayments and unallowable reimbursements under Medicare (which settlement resulted in a reduction to patient service revenues of $54.6 million for the year ended December 31, 1995 and $10.4 million for the nine months ended September 30, 1996). In addition, in February 1996, in response to the stoppage by the Health Care Financing Administration ("HCFA") of its bi-weekly periodic interim payments ("PIP") to First American, First American was forced to declare bankruptcy. In March 1996, the bankruptcy court ordered HCFA to resume PIP payments to First American. However, the bankruptcy filing and operation of First American in bankruptcy until its acquisition by IHS adversely affected the busi-ness, results of operations and financial condition of First American. There can be no assurance that these factors or the First American bankruptcy will not continue to have an adverse effect on First American's and IHS' business, financial condition and results of operations in the future. There can be no assurance that the historical losses incurred by First American will not continue.


RELIANCE ON REIMBURSEMENT BY THIRD PARTY PAYORS

     The Company receives payment for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which it operates under Medicaid. The healthcare industry is experiencing a trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, has resulted in reduced rates of reimbursement for services provided by IHS, which has adversely affected, and may continue to adversely affect, IHS' margins, particularly in its skilled nursing and subacute facilities. Aspects of certain healthcare reform proposals, such as cutbacks in the Medicare and Medicaid programs, reductions in Medicare reimbursement rates and/or limitations on reimbursement rate increases, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "-- Risk of Adverse Effect of Healthcare Reform." During the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, the Company derived approximately 56%, 55%, 60%, 57% and 66%, respectively, of its patient revenues from Medicare and Medicaid. On a pro forma basis after giving effect to the acquisitions of First American (which derives substantially all its revenues from Medicare), RoTech, CCA and the Coram Lithotripsy Division and the ILC Offering, approximately 66.7%, 67.6% and 64.2% of the Company's patient revenues have been derived from Medicare and Medicaid during the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

     The sources and amounts of the Company's patient revenues derived from the operation of its geriatric care facilities and MSU programs are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of the Company's operations. The Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. There can be no assurance that the Company will be able to obtain the waivers necessary to enable the Company to recover its excess costs. See "Business -- Sources of Revenue."

     Managed care organizations and other third party payors have continued to consolidate to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are provided by a small number of managed care organizations and third party payors. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate IHS as a preferred provider and/or engage IHS' competitors as a preferred or exclusive provider, the business of IHS could be materially adversely affected.


RISK OF ADVERSE EFFECT OF HEALTHCARE REFORM

     In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. In addition, there have been proposals to convert the current cost reimbursement system for home nursing services covered under Medicare to a prospective payment system. The prospective payment system proposals generally provide for prospectively established per visit payments to be made for all covered services, which are then subject to an annual aggregate per episode limit at the end of the year. Home health agencies that are able to keep their total expenses per visit during the year below their per episode annual limits will be able to retain a specified percentage of the difference, subject to certain aggregate limitations. Such changes could have a material adverse effect on the Company and its growth strategy. The implementation of a prospective payment system will require the Company to make contingent payments related to the First American Acquisition of $155 million over a period of five years. The inability of IHS to provide home healthcare and/or skilled nursing services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations, post-acute care network and business generally. The Balanced Budget Act of 1997, enacted in August 1997, provides, among other things, for a prospective payment system for home nursing to be implemented for cost reporting periods beginning on or after October 1, 1999, a reduction in current cost reimbursement for home healthcare pending implementation of a prospective payment system, reductions (effective January 1, 1998) in Medicare reimbursement for oxygen and oxygen equipment for home respiratory therapy and a shift of the bulk of home health coverage from Part A to Part B of Medicare. The failure to implement a prospective payment system for home nursing services in the next several years could adversely affect IHS' post-acute care network strategy. IHS expects that there will continue to be numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including proposals that will further limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals will have on IHS' business. See "-- Risks Related to Recent Acquisitions and the Proposed Facility Acquisition" and "-- Reliance on Reimbursement by Third Party Payors." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company or that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the 9 1/4% Notes in the future. See "-- Uncertainty of Government Regulation" and "Business -- Government Regulation."

UNCERTAINTY OF GOVERNMENT REGULATION

     The Company and the healthcare industry generally are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, additions of new services, certain capital expenditures, the quality of services provided and the manner in which such services are provided and reimbursement for services rendered. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs and the levels of reimbursement from governmental and other sources. There can be no assurance that regulatory authorities will not adopt changes or new interpretations of existing regulations that could adversely affect the Company. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering existing services or from obtaining reimbursement. In certain circumstances, failure to comply at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities. In addition, in the conduct of its business the Company's operations are subject to review by federal and state regulatory agencies. In the course of these reviews, problems are from time to time identified by these agencies. Although the Company has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on its business, there can be no assurance that it will be able to do so in the future.

     Recently effective provisions of the regulations adopted under the Omnibus Budget Reconciliation Act of 1987 ("OBRA") have implemented stricter guidelines for annual state surveys of long-term care facilities and expanded remedies available to HCFA to enforce compliance with the detailed regulations mandating minimum healthcare standards and may significantly affect the consequences to the Company if annual or other HCFA facility surveys identify noncompliance with these regulations. Remedies include fines, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements. These provisions eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's acquisition of poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.

     In September 1997, President Clinton, in an attempt to curb Medicare fraud, imposed a moratorium on the certification under Medicare of new home healthcare companies, which moratorium is expected to last approximately six months, and implemented rules requiring home healthcare providers to reapply for Medicare certification every three years. In addition, HCFA will double the number of detailed audits of home healthcare providers it completes each year and increase by 25% the number of home healthcare claims it reviews each year. IHS cannot predict what effect, if any, these new rules will have on IHS' business and the expansion of its home healthcare operations.

     The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark Bills", which prohibit, with limited exceptions, financial relationships between ancillary service providers and referring physicians, and the federal "anti-kickback law", which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Office of Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of Congress have proposed legislation that would significantly expand the federal government's involvement in curtailing fraud and abuse and increase the monetary penalties for violation of these provisions. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. The Company seeks to structure its business arrangements in compliance with these laws and, from time to time, the Company has sought guidance as to the interpretation of such laws; however, there can be no assurance that such laws ultimately will be interpreted in a manner consistent with the practices of the Company. See "Business -- Government Regulation."

     Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions or capital expenditures in excess of defined levels and determine that a need exists for certain new bed additions, new services and the acquisition of such medical equipment or capital expenditures or other changes prior to beds and/or services being added. Many states have placed a moratorium on granting additional certificates of need or otherwise stated their intent not to grant approval for new beds. To the extent certificates of need or other similar approvals are required for expansion of the Company's operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays in, and the expenses associated with, obtaining such approvals.

     The Company is unable to predict the future course of federal, state or local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Risk of Adverse Effect of Healthcare Reform."


COMPETITION

     The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a more limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities and service providers. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, other home healthcare companies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. New service introductions and enhancements, acquisitions, continued industry consolidation and the development of strategic relationships by IHS' competitors could cause a significant decline in sales or loss of market acceptance of IHS' services or intense price competition or make IHS' services noncompetitive. Further, technological advances in drug delivery systems and the development of new medical treatments that cure certain complex diseases or reduce the need for healthcare services could adversely impact the business of IHS. There can be no assurance that IHS will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on IHS' business, financial condition and results of operations. IHS also competes with various healthcare providers with respect to attracting and retaining qualified management and other personnel. Any significant failure by IHS to attract and retain qualified employees could have a material adverse effect on its business, results of operations and financial condition. See "Business -- Competition."


ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act or under any applicable state securities laws and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. Although the New Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the New Notes, as permitted by applicable laws and regulations. However, the Initial Purchasers are not obligated to do so and any market-making activity with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or the Old Notes or as to the liquidity of or the trading market for the New Notes or the Old Notes. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected.

     If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount.

     Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 under the Securities
Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."


EXCHANGE OFFER PROCEDURES

     Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."


CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD NOTES

     The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not intend to file further registration statements for the sale or other disposition of Old Notes. Consequently, following completion of the Exchange Offer, holders of Old Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Old Notes.


                                  THE COMPANY

     Integrated Health Services, Inc. was incorporated in March 1986 as a Pennsylvania corporation and reorganized as a Delaware corporation in November 1986. The Company's principal executive offices are located at 10065 Red Run Boulevard, Owings Mills, Maryland 21117 and its telephone number is (410) 998-8400. Unless the context indicates otherwise, the terms "IHS" and the "Company" include Integrated Health Services, Inc. and its subsidiaries.

                              RECENT DEVELOPMENTS


PROPOSED FACILITY ACQUISITION

     On November 3, 1997, IHS and HEALTHSOUTH entered into an agreement pursuant to which IHS agreed to acquire from HEALTHSOUTH 139 owned, leased or managed long-term care facilities, 12 specialty hospitals, a contract therapy business having over 1,000 contracts and an institutional pharmacy business serving approximately 38,000 beds. The businesses being acquired, which had annual revenues of approximately $925 million for the 12 months ended August 31, 1997, were acquired by HEALTHSOUTH in its recent acquisition of Horizon/CMS Healthcare Corporation.

     Under the terms of the agreement, IHS will pay $1.15 billion in cash and assume approximately $100 million in debt. IHS will fund the purchase price with available cash from term loan borrowings under the New Credit Facility and the sale of the Old Notes and borrowings under the revolving credit portion of the New Credit Facility. On a pro forma basis after giving effect to the acquisition of these businesses from HEALTHSOUTH, the RoTech Acquisition and the Coram Lithotripsy Acquisition, IHS' total debt, including current portion, accounted for approximately 74% of its total pro forma capitalization as of September 30, 1997. Consummation of the transaction, which is expected to close by December 31, 1997, is subject to, among other things, receipt of required regulatory approvals, consent of IHS' senior lenders and other customary conditions. IHS has deposited with HEALTHSOUTH $50 million, which amount will be credited against the purchase price at the closing or retained by HEALTHSOUTH under certain circumstances if the transaction is not consummated.

     There can be no assurance that this transaction will close on these terms, on different terms or at all.


NEW CREDIT FACILITY

     On September 15, 1997, the Company entered into a $1.75 billion revolving credit and term loan facility with Citibank, N.A., as Administrative Agent, and certain other lenders (the "New Credit Facility") to replace its existing $700 million revolving credit facility. The New Credit Facility consists of a $750 million term loan facility (the "Term Facility") and a $1 billion revolving credit facility, including a $100 million letter of credit subfacility and a $10 million swing line subfacility (the "Revolving Facility"). The Term Facility, all of which was borrowed on September 17, 1997, matures on September 30, 2004 and will be amortized beginning December 31, 1998 as follows: 1998 -- $7.5 million; each of 1999, 2000, 2001 and 2002 -- $7.5 million (payable in equal quarterly installments); 2003 -- $337.5 million (payable in equal quarterly installments); and 2004 -- $375 million (payable in equal quarterly installments). Any unpaid balance will be due on the maturity date. The Term Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) one and three-quarters percent or two percent (depending on the ratio of the Company's Debt (as defined in the New Credit Facility) to earnings before interest, taxes, depreciation, amortization and rent, pro forma for any acquisitions or divestitures during the measurement period (the "Debt/EBITDAR Ratio")) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of one-half percent or three-quarters of one percent (depending on the Debt/EBITDAR Ratio). The Term Facility can be prepaid at any time in whole or in part without penalty.

     The Revolving Facility will reduce to $800 million on September 30, 2001 and $500 million on September 30, 2002, with a final maturity on September 15, 2004; however, the $100 million letter of credit subfacility and $10 million swing line subfacility will remain at $100 million and $10 million, respectively, until final maturity. The Revolving Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) between three-quarters of one percent and one and three-quarters percent (depending on the Debt/EBITDAR Ratio) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of
(a) the higher of (1) Citibank, N.A.'s
base rate or (2) one percent plus the latest  overnight  federal funds rate plus
(b) a margin of between zero percent and one-half percent (depending on the Debt/EBITDAR Ratio). Amounts repaid under the Revolving Facility may be reborrowed prior to the maturity date.

     The New Credit Facility limits IHS' ability to incur indebtedness or contingent obligations, to make additional acquisitions, to sell or dispose of assets, to create or incur liens on assets, to pay dividends, to purchase or redeem IHS' stock and to merge or consolidate with any other person. In addition, the New Credit Facility requires that IHS meet certain financial ratios, and provides the banks with the right to require the payment of all amounts outstanding under the facility, and to terminate all commitments under the facility, if there is a change in control of IHS or if any person other than Dr. Robert N. Elkins, IHS' Chairman and Chief Executive Officer, or a group managed by Dr. Elkins, owns more than 40% of IHS' stock. The New Credit Facility is guaranteed by all of IHS' subsidiaries (other than inactive subsidiaries) and secured by a pledge of all of the stock of substantially all of IHS' subsidiaries.

     In connection with the Proposed Facility Acquisition the Company and the lenders under the New Credit Facility have amended the New Credit Facility to provide for an additional $400 million term loan facility (the "Additional Term Facility") to finance a portion of the purchase price for the Proposed Facility Acquisition and to amend certain covenants to permit the consummation of the Proposed Facility Acquisition. The Additional Term Facility, which will be borrowed at the closing of the Proposed Facility Acquisition, will mature on December 31, 2005, and will be amortized beginning December 31, 1998 as follows:
1998 -- $4  million;  each of 1999,  2000,  2001,  2002  and 2003 -- $4  million
(payable in equal quarterly installments); 2004 -- $176 million (payable in equal quarterly installments); and 2005 -- $200 million (payable in equal quarterly installments). The Additional Term Facility will bear interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) two and one-quarter percent or two and one-half percent (depending on the Debt/EBITDAR Ratio) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of one percent or one and one-quarter percent (depending on the Debt/EDITDAR Ratio). The Additional Term Facility can be prepaid at any time in whole or in part without penalty.

     The New Credit Facility replaced the Company's $700 million revolving credit facility (the "Prior Credit Facility"). As a result, the Company recorded an extraordinary loss on extinguishment of debt of approximately $2.4 million (net of related tax benefit of approximately $1.5 million) in the third quarter of 1997 resulting from the write-off of deferred financing costs of $3.9 million related to the Prior Credit Facility.

RECENT ACQUISITIONS

     RoTech Acquisition. On October 21, 1997, IHS acquired RoTech through merger of a wholly-owned subsidiary of IHS into RoTech (the "RoTech Merger"), with RoTech becoming a wholly-owned subsidiary of IHS. RoTech provides home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, primarily to patients in non-urban areas. RoTech currently operates 613 home health locations in 35 states and approximately 26 primary care physicians practices. According to RoTech's filings with the Commission, RoTech had revenues of $422.7 million, EBITDA of $108.2 million and net income of $30.8 million for the fiscal year ended July 31, 1997.

     Under the terms of the RoTech Merger, holders of RoTech common stock ("RoTech Common Stock") received for each share of RoTech Common Stock 0.5806 of a share of IHS Common Stock (the "Exchange Ratio"), having a market value of $19.16 based on the $33.00 closing price of the IHS Common Stock on October 21, 1997, the effective date of the RoTech Merger. Options to purchase RoTech Common Stock ("RoTech Options") were converted at the closing into options to purchase IHS Common Stock based on the Exchange Ratio. IHS issued approximately 15,598,400 shares of IHS Common Stock in the RoTech Merger, and reserved for issuance approximately 1,841,700 shares of IHS Common Stock issuable upon exercise of RoTech Options. In addition, RoTech's outstanding $110 million of convertible subordinated debentures (the "RoTech Debentures") became convertible into approximately 2,433,000 shares of IHS Common Stock at a conversion price of $45.21 per share of IHS Common Stock. At October 20, 1997, IHS had outstanding 26,852,396 shares of IHS Common Stock. At September 30, 1997, IHS had outstanding options and warrants to purchase approximately 9,000,000 shares of IHS Common Stock, and had reserved for issuance 7,989,275 shares upon conversion of $258,750,000 principal amount of outstanding convertible debentures. The RoTech Merger consideration aggregated approximately $514.8 million, substantially all of which will be recorded as goodwill. The transaction will be treated as a purchase for accounting and financial reporting purposes.

     IHS repaid the $199.7 million of RoTech bank debt assumed in the transaction with the proceeds of the term loans under its New Credit Facility. Under the terms of the indenture under which the RoTech Debentures were issued, RoTech was obligated to offer to repurchase the RoTech Debentures at a purchase price equal to 100% of the aggregate principal amount thereof immediately following the RoTech Merger. Holders of $107,836,000 principal amount of the RoTech Debentures accepted the repurchase offer; $2,164,000 principal amount of RoTech Debentures, convertible into approximately 47,865 shares of IHS Common Stock, remains outstanding. IHS used the proceeds of the term loans under its New Credit Facility and the proceeds from the sale of the Old Notes to make a capital contribution to RoTech in the amount necessary to enable RoTech to finance the repurchase of the RoTech Debentures.

     Coram Lithotripsy Acquisition. IHS acquired, effective September 30, 1997, substantially all of the assets of Coram's Lithotripsy Division, which operates 20 mobile lithotripsy units and 13 fixed-site machines in 180 locations in 18 states. The Coram Lithotripsy Division also provides maintenance services to its own and third-party equipment. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones.

     IHS paid approximately $131.0 million in cash for the Coram Lithotripsy Division, including the payment of $1.0 million of intercompany debt to Coram. The Coram Lithotripsy Division had revenues of $49.0 million and EBITDA of $28.8 million (before minority interest) for the year ended December 31, 1996 and revenues of $23.9 million and EBITDA of $14.3 million (before minority interest) for the six months ended June 30, 1997.

     IHS has assumed Coram's agreements with its lithotripsy partners, which contemplate that IHS will acquire the remaining interest in each partnership at a defined price in the event that legislation is passed or regulations are adopted or interpreted that would prevent the physician partners from owning an interest in the partnership and using the partnership's lithotripsy equipment for the treatment of his or her patients. Coram has represented to IHS that its partnership arrangements with physicians in its lithotripsy business are in compliance with current law.

     Within the last three years, HCFA released a proposed rule defining the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. This proposed rule has not been finalized. IHS cannot predict what the final rate for such reimbursement will be or what effect, if any, the adoption of this proposed rule would have on lithotripsy revenue and whether this decreased reimbursement rate will be applied to lithotripsy procedures performed at hospitals, where a majority of IHS' lithotripsy machines are currently utilized.

     CCA Acquisition. On September 25, 1997, the Company acquired, through a cash tender offer and subsequent merger, CCA for a purchase price of approximately $34.3 million in cash. In addition, in connection with the CCA Acquisition IHS repaid approximately $58.5 million of indebtedness assumed in the CCA Acquisition (including restructuring fees of $4.9 million) with the proceeds of the term loans under its New Credit Facility and assumed approximately $27.0 million of indebtedness. CCA develops and operates skilled nursing facilities in medically underserved rural communities. CCA currently operates 54 licensed long-term care facilities with 4,450 licensed beds (of which 19 facilities are being held for sale), one rural healthcare clinic, two outpatient rehabilitation centers (one of which is being held for sale), one child day care center and 124 assisted living units within seven of the facilities which CCA operates. CCA currently operates in Alabama, Colorado, Florida, Georgia, Iowa, Kansas, Louisiana, Maine, Missouri, Nebraska, Texas and Wyoming. According to CCA's filings with the Commission, CCA had revenues of $127.5 million, EBITDA of $2.1 million and a net loss of $18.9 million for the year ended December 31, 1996 and revenues of $65.5 million, EBITDA of $4.0 million and a net loss of $2.4 million for the six months ended June 30, 1997. Dr. Robert N. Elkins, Chairman of the Board and Chief Executive Officer of IHS, beneficially owned approximately 21.0% of CCA's outstanding common stock (excluding warrants owned by IHS to purchase approximately 13.5% of CCA's common stock).


OTHER ACQUISITIONS AND DIVESTITURES

     The Company continues to acquire and lease additional geriatric care facilities, enter into new management agreements, acquire rehabilitation, home healthcare and related service companies and implement its strategy of expanding the range of related services it offers directly to its patients in order to serve the full spectrum of patients' post-acute care needs. See "Risk Factors -- Risks Associated with Growth Through Acquisitions and Internal Development" and "Unaudited Pro Forma Financial Information."

     From January 1 through October 31, 1997, IHS has, in addition to the acquisitions described above, acquired nine home healthcare companies, five mobile diagnostic companies, two rehabilitation companies and a home infusion company. The total cost for these acquisitions was approximately $115.1 million. In July 1997, IHS sold its remaining 37% interest in its assisted living services subsidiary pursuant to a cash tender offer. IHS recognized a gain of approximately $4.6 million during the third quarter of 1997 as a result of this transaction. IHS has reached agreements-in-principle to purchase three mobile diagnostic companies for approximately $8.2 million, eight home health companies for approximately $52.4 million, a rehabilitation company for approximately $11.1 million and a lithotripsy company for approximately $11.2 million. IHS has also agreed in principle to assume leases of three skilled nursing facility companies for $73.1 million. There can be no assurance that any of these pending acquisitions will be consummated on the proposed terms, on different terms or at all. See "Unaudited Pro Forma Financial Information."

     In developing its post-acute healthcare system, IHS continuously evaluates whether owning and operating businesses which provide certain ancillary services, or contracting with third parties for such services, is more cost-effective. As a result, the Company is continuously evaluating its existing operations to determine whether to retain or divest operations. To date, IHS has divested its pharmacy division and its assisted living services division, and may divest additional divisions or assets in the future. See "Unaudited Pro Forma Financial Information."

SALE OF 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     On May 30, 1997, IHS sold privately an aggregate of $450 million principal amount of its 9 1/2% Senior Subordinated Notes due 2007 to Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "9 1/2% Initial Purchasers"). The 9 1/2% Senior Subordinated Notes were subsequently resold by the 9 1/2% Initial
Purchasers pursuant to Rule 144A under the Securities Act. IHS used approximately $247.2 million of the net proceeds to repurchase substantially all its outstanding 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes and the remaining $191.0 million of net proceeds to pay down borrowings under its revolving credit facility. See "Description of Certain Indebtedness -- 9 1/2% Senior Subordinated Notes due 2007."


REPURCHASE  OF  9 5/8% SENIOR SUBORDINATED NOTES AND 10 3/4% SENIOR SUBORDINATED
   NOTES

     On May 30, 1997 the Company completed cash tender offers to purchase its outstanding 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes") and its 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes") and related consent solicitations to eliminate certain restrictive covenants and other provisions in the indentures pursuant to which the 9 5/8% Senior Notes and 10 3/4% Senior Notes were issued in order to improve the operating and financial flexibility of the Company. The consideration paid pursuant to the tender offer and consent solicitation to holders of the 9 5/8% Senior Notes who tendered their notes (and thereby delivered consents to the proposed amendments to the indenture pursuant to which the 9 5/8% Senior Notes were issued) prior to 12:00 midnight, New York City time, on May 14, 1997 (the "Consent Date") was $1,094.00 plus accrued and unpaid interest to but not including the payment date in respect of each $1,000 principal amount tendered, consisting of $1,089.00 plus accrued and unpaid interest as tender offer consideration and $5.00 as a consent payment. The total consideration paid pursuant to the tender offer and consent solicitation to holders of the 10 3/4% Senior Notes who tendered their notes (and thereby delivered consents to the proposed amendments to the indenture pursuant to which the 10 3/4% Senior Notes were issued) prior to 12:00 midnight, New York City time, on the Consent Date was $1,119.50 plus accrued and unpaid interest to but not including the payment date in respect of each $1,000 principal amount tendered, consisting of $1,114.50 plus accrued and unpaid interest as tender offer consideration and $5.00 as a consent payment. Of the $115,000,000 aggregate principal amount of the 9 5/8% Senior Notes outstanding, an aggregate of $114,975,000 principal amount of such notes was tendered. Of the $100,000,000 aggregate principal amount of the 10 3/4% Senior Notes outstanding, an aggregate of $99,893,000 principal amount of such notes was tendered. The Company used approximately $247.2 million of the net proceeds from the sale of $450,000,000 aggregate principal amount of the 9 1/2% Senior Notes to pay the tender offer and consent solicitation payments and accrued interest.


                               THE EXCHANGE OFFER


PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     The Old Notes were sold by the Company on September 11, 1997, to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the purchase of the Old Notes by the Initial Purchasers, the Company entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that promptly following the sale of the Old Notes to the Initial Purchasers, the Company would (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act and (iii) upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), subject, in the case of certain broker-dealers, to any requirement that they comply with the prospectus delivery requirements referred to below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company who desires to deliver such Old Notes by book-entry transfer at The Depository Trust Company.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act. If the tendering Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     Following the consummation of the Exchange Offer, Holders of the Old Notes who did not tender their Old Notes will not have any further registration rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. See "Risk Factors -- Exchange Offer Procedures" and "-- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes."


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series A designation and a different CUSIP number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $500,000,000 aggregate principal amount of the Old Notes was outstanding. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on December 19, 1997, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a registered holder of the Old Notes may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Old Notes entitled to participate in the Exchange Offer.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on , January 30, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.


INTEREST ON THE NEW NOTES

     The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon from January 15, 1998, the date of the last payment of interest on the Old Notes, to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on July 15, 1998. Accordingly, holders of Old Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Old Notes at the time of tender. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     Interest on the New Notes will be payable semi-annually on each January 15 and July 15, commencing July 15, 1998.


PROCEDURES FOR TENDERING OLD NOTES

     Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer through The Depository Trust Company's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "Resale of New Notes".

     The tender by a Holder and the acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW) AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE
HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE.

     NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee or an Agent's Message in connection with a book-entry transfer and all other required documents must in each case be transmit- ted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of the confirmation of a book-entry transfer, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participants in the Book-Entry Transfer Facility described in such Agent's Message, stating the aggregate principal amount of Old Notes which have been tendered by such participants pursuant to the Exchange Offer and that such participants have received this Prospectus and the Letter of Transmittal and agree to be bound by the terms of this Prospectus and the Letter of Transmittal and the Company may enforce such agreement against such participants.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date, may effect a tender if:

   (a)  the tender is made through an Eligible Institution;

   (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

   (c) such properly completed and executed Letter of Transmittal (or a facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Withdrawal of tendered Old Notes will be deemed a rejection of the Exchange Offer.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. A PURPORTED NOTICE OF WITHDRAWAL WHICH LACKS ANY OF THE REQUIRED INFORMATION WILL NOT BE AN EFFECTIVE WITHDRAWAL OF A TENDER PREVIOUSLY MADE. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the Expiration Date.


CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

   (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

   (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer; or

   (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (d) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

   (e)  any  governmental  approval has not been  obtained,  which  approval the
        Company  shall,  in  its  sole   discretion,   deem  necessary  for  the
        consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If any waiver by the Company constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion, although the Company has no current intention of doing so. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified Mail:

     First Union National Bank
     First Union Customer Information Center
     Corporate Trust Operations NC1153
     1525 West W.T. Harris Boulevard-3C3
     Charlotte, North Carolina 28288
     Attention: Mike Klotz

     By Overnight Mail or Hand:

     First Union National Bank
     First Union Customer Information Center
     Corporate Trust Operations NC1153
     1525 West W.T. Harris Boulevard-3C3
     Charlotte, North Carolina 28262-1153
     Attention: Mike Klotz

     By Facsimile:

     First Union National Bank
     (704) 590-7628
     Confirm: (704) 590-7408
     Attention: Mike Klotz

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, certificates representing the New Notes or the Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.


ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the approximately $13.4 million of unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.


RESALE OF NEW NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than broker-dealers, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to participate in the distribution of New Notes and (iii) will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) the Holder and such other person acknowl-

edge that if they participate in the Exchange Offer for the purpose of distributing the New Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the New Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.


CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement and Holders of Old Notes who do not tender their Old Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Old Notes that does not exchange that Holder's Old Notes for New Notes will continue to hold the untendered Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to First Union National Bank, as Trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes evidenced thereby (the form of which letter can be obtained from such Trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

     Accordingly, if any Old Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Old Notes could be adversely affected. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Old Notes" and "-- Termination of Certain Rights."


TERMINATION OF CERTAIN RIGHTS

     Holders of the 9 1/4% Notes will not be entitled to certain rights under the Registration Rights Agreement following the consummation of the Exchange Offer. The rights that will terminate are the right (i) to have the Company file with the Commission and use its best efforts to have declared effective a shelf registration statement to cover resales of the Old Notes by the Holders thereof and (ii) to receive additional interest if the registration statement of which this Prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the Commission within certain specified time periods or the Exchange Offer is not consummated within a specified time period.


OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     The Company may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Old Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF AN OLD NOTE SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

     The issuance of the New Notes to Holders of the Old Notes pursuant to the terms set forth in this Prospectus should not constitute a recognition event for Federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Old Notes upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the New Notes, a Holder's basis in the New Notes should be the same as such Holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the New Notes from the time of their original acquisition of the Old Notes.


                                 USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive the Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company.

     The Company used approximately $321.5 million of the net proceeds from the sale of the Old Notes to pay all amounts outstanding under the Prior Credit Facility. The Company is using the remaining approximately $164.9 million of net proceeds for general corporate purposes, including working capital, and for acquisitions. Loans under the Prior Credit Facility bore interest at a rate equal to, at the option of the Company, either (i) the sum of (a) the higher of
(1) the bank's base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one and one-quarter percent (depending on financial ratios); or (ii) in the case of Eurodollar loans, the sum of between three-quarters of one percent and two and one-half percent (depending on certain financial ratios) and the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and the period of borrowing selected by the Company. The Prior Credit Facility consisted of a $700 million revolving loan which reduced to $560 million on June 30, 2000 and $315 million on June 30, 2001, with a final maturity on June 30, 2002. The Company has replaced the Prior Credit Facility with a $1.75 billion revolving credit and term loan facility. See "Recent Developments -- New Credit Facility" and "Description of Certain Indebtedness."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1997. The issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will have no effect on the capitalization of the Company.

                                                                                         SEPTEMBER 30, 1997
                                                                                         -------------------
                                                                                           (IN THOUSANDS)
Cash and temporary investments .........................................................     $  880,880
                                                                                             ==========
Short-term debt:
 Current portion of long-term debt .....................................................     $    6,782
                                                                                             ==========
Long-term debt, less current portion:
 Credit facility .......................................................................     $  750,000
 Other debt ............................................................................         83,101
 9 5/8% Senior Subordinated Notes due 2002, Series A ...................................             25
 10 3/4% Senior Subordinated Notes due 2004 ............................................            107
 10 1/4% Senior Subordinated Notes due 2006 ............................................        150,000
 9 1/2% Senior Subordinated Notes due 2007 .............................................        450,000
 9 1/4% Senior Subordinated Notes due 2008 .............................................        500,000
 5 3/4% Convertible Senior Subordinated Debentures due 2001 ............................        143,750
 6% Convertible Subordinated Debentures due 2003 .......................................        115,000
                                                                                             ----------
   Total long-term debt ................................................................      2,191,983
                                                                                             ----------
Stockholders' equity:
 Preferred Stock, $.01 par value, 15,000,000 shares authorized .........................            --
 Common Stock, $.001 par value, 150,000,000 shares authorized; 27,081,463 shares issued              27
 Additional paid-in capital ............................................................        531,500
 Retained earnings .....................................................................        108,221
 Treasury stock ........................................................................        (12,324)
                                                                                             ----------
   Total stockholders' equity ..........................................................        627,424
                                                                                             ----------
    Total capitalization ...............................................................     $2,819,407
                                                                                             ==========

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables  summarize  certain  selected  consolidated  financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference herein. The selected consolidated financial data set forth below for each of the years in the five-year period ended December 31, 1996 and as of the end of each of such periods have been derived from the Consolidated Financial Statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated financial data presented below for the nine months ended September 30, 1996 and 1997 and as of September 30, 1997 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results as of and for the nine months ended September 30, 1997 are not necessarily indicative of the results to be achieved for the full fiscal year.

                                                                   YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------
                                               1992         1993          1994          1995          1996
                                             ------------ ------------- ------------- ------------- -------------
                                                                (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA(1)(2):
Net revenues:
 Basic medical services ....................  $100,799     $ 113,508     $ 269,817     $  368,569   $  389,773
 Specialty medical services ................    88,065       162,017       404,401        770,554      999,209
 Management services and other .............    13,232        20,779        37,884         39,765       45,713
                                              --------     ---------     ---------     ----------   ----------
    Total ..................................   202,096       296,304       712,102      1,178,888    1,434,695
Cost and expenses:
 Operating expenses ........................   145,623       212,936       528,131        888,551    1,093,948
 Corporate administrative and
   general .................................    11,927        16,832        37,041         56,016       60,976
 Depreciation and amortization(3)  .........     4,334         8,126        26,367         39,961       41,681
 Rent ......................................    19,509        23,156        42,158         66,125       77,785
 Interest, net(4)(5) .......................     1,493         5,705        20,602         38,977       64,110
 Loss on impairment of long-lived
   assets(6) ...............................        --            --            --         83,321           --
 Other non-recurring charges
   (income)(7) .............................        --            --            --         49,639      (14,457)
                                              --------     ---------     ---------     ----------   ----------
   Earnings (loss) before equity in
    earnings (loss) of affiliates, in-
    come taxes and extraordinary
    items ..................................    19,210        29,549        57,803        (43,702)     110,652
Equity in earnings (loss) of affiliates ....       (36)        1,241         1,176          1,443          828
                                              --------     ---------     ---------     ----------   ----------
   Earnings (loss) before income taxes
    and extraordinary items ................    19,174        30,790        58,979        (42,259)     111,480
Income tax provision (benefit) .............     7,286        12,008        22,117        (16,270)      63,715
                                              --------     ---------     ---------     ----------   ----------
   Earnings (loss) before extraordi-
    nary items .............................    11,888        18,782        36,862        (25,989)      47,765
Extraordinary items(8) .....................     2,524         2,275         4,274          1,013        1,431
                                              --------     ---------     ---------     ----------   ----------
   Net earnings (loss) .....................  $  9,364     $  16,507     $  32,588     $  (27,002)  $   46,334
                                              ========     =========     =========     ==========   ==========
OTHER FINANCIAL DATA:
EBITDA(9) ..................................  $ 25,001     $  44,621     $ 105,948     $  169,639   $  202,814
Ratio of EBITDA to interest, net(9) ........      16.7x          7.8x          5.1x           4.4x         3.2x
Ratio of earnings to fixed
 charges(10) ...............................       2.8x          2.6x          2.4x           0.3x         2.1x
Capital expenditures:
 Acquisitions(11) ..........................  $ 13,898     $ 209,214     $ 152,791     $   82,686   $  242,819
 Other(12) .................................    27,124        59,959        91,354        145,065      145,902

                                                    NINE MONTHS
                                                ENDED SEPTEMBER 30,
                                             --------------------------
                                                1996        1997
                                             ------------ -------------
STATEMENT OF OPERATIONS DATA(1)(2):
Net revenues:
 Basic medical services ....................  $ 296,468   $  268,268
 Specialty medical services ................    658,297    1,093,571
 Management services and other .............     33,953       29,998
                                              ---------   ----------
    Total ..................................    988,718    1,391,837
Cost and expenses:
 Operating expenses ........................    745,346    1,039,618
 Corporate administrative and
   general .................................     44,890       56,068
 Depreciation and amortization(3) ..........     25,909       47,818
 Rent ......................................     53,980       75,322
 Interest, net(4)(5) .......................     46,033       71,991
 Loss on impairment of long-lived
   assets(6) ...............................         --           --
 Other non-recurring charges
   (income)(7) .............................    (34,298)      20,047
                                              ---------   ----------
   Earnings (loss) before equity in
    earnings (loss) of affiliates, in-
    come taxes and extraordinary
    items ..................................    106,858       80,973
Equity in earnings (loss) of affiliates ....      1,083         (713)
                                              ---------   ----------
   Earnings (loss) before income taxes
    and extraordinary items ................    107,941       80,260
Income tax provision (benefit) .............     62,352       31,301
                                              ---------   ----------
   Earnings (loss) before extraordi-
    nary items .............................     45,589       48,959
Extraordinary items(8) .....................      1,431       20,552
                                              ---------   ----------
    Net earnings (loss) ....................  $  44,158   $   28,407
                                              =========   ==========
OTHER FINANCIAL DATA:
EBITDA(9) ..................................  $ 145,585   $  220,116
Ratio of EBITDA to interest, net(9) ........        3.2x         3.1x
Ratio of earnings to fixed
 charges(10) ...............................        2.5x         1.8x
Capital expenditures:
 Acquisitions(11) ..........................  $  46,106   $  166,822
 Other(12) .................................    104,647       86,656

                                                              DECEMBER 31,                         SEPTEMBER 30,
                                      ------------------------------------------------------------ ---------------
                                        1992      1993        1994         1995         1996           1997
                                      ---------- ---------- ------------ ------------ ------------ ---------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and temporary investments ......  $103,858   $ 65,295   $   63,347   $   41,304   $   41,072    $  880,880
Working capital .....................   144,074     69,495       76,383      136,315       57,549       980,918
Total assets ........................   313,671    776,324    1,255,989    1,433,730    1,993,107     3,228,080
Long-term debt, including current
 portion ............................   142,620    402,536      551,452      770,661    1,054,747     2,198,765
Stockholders' equity ................   146,013    216,506      453,811      431,528      534,865       627,424

----------
 (1) The Company has grown substantially through acquisitions and the opening of MSUs, which acquisitions and MSU openings materially affect the comparability of the financial data reflected herein. In addition, IHS sold its pharmacy division in July 1996, a majority interest in its assisted living services subsidiary ("ILC") in October 1996 (the "ILC Offering") and the remaining interest in ILC in July 1997 (the "ILC Sale"). See "Unaudited Pro Forma Financial Information."

 (2) In 1995, the Company merged with IntegraCare, Inc. ("IntegraCare") in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the IntegraCare merger have been restated to include the results of IntegraCare.

 (3) Includes amortization of deferred financing costs of $178,000, $306,000, $621,000, $645,000, $1,457,000, $1,034,000 and $1,850,000 for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

 (4) Net of interest income of $1,300,000,  $2,669,000,  $1,121,000, $1,876,000,
     $2,233,000,  $1,459,000  and  $3,024,000  for the years ended  December 31,
     1992, 1993, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

 (5) Interest, net does not include capitalized interest of $860,000, $1,402,000, $3,030,000, $5,155,000, $3,800,000, $2,678,000 and $2,700,000
     for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

 (6) In December 1995, the Company elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $83,321,000.

 (7) In 1995, consists of (i) expenses of $1,939,000 related to the merger with IntegraCare, (ii) a $21,915,000 loss on the write-off of accrued management fees ($8,496,000), loans ($11,097,000) and contract acquisition costs ($2,322,000) related to the Company's termination of its agreement, entered into in January 1994, to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital and (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs. In 1996, consists primarily of (i) a gain of $34,298,000 from the Pharmacy Sale in the third quarter, (ii) a loss of $8,497,000 from its sale of shares in the ILC Offering in the fourth quarter, (iii) a $7,825,000 loss in the fourth quarter on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies in the fourth quarter. Because IHS' investment in the Capstone common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1997, consists primarily of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale, (ii) the write-off of $6,555,000 of accounting, legal and other costs resulting from the proposed Coram Merger Transaction, (iii) the payment to Coram of $21,000,000 in connection with the termination of the proposed Coram Merger Transaction, (iv) a gain of $4,635,000 from the ILC Sale and (v) a loss of $4,635,000 resulting from the closure of certain redundant activities in connection with the RoTech Acquisition. See "Unaudited Pro Forma Financial Information."

 (8) In 1992, the Company recorded a loss on extinguishment of debt of $4,072,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,548,000, is presented for the year ended December 31, 1992 as an extraordinary loss of $2,524,000. In 1993, the Company recorded a loss on extinguishment of debt of $3,730,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,455,000, is presented for the year ended December 31, 1993 as an extraordinary loss of $2,275,000. In 1994, the Company recorded a loss on extinguishment of debt of $6,839,000 relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $2,565,000, is presented for the year ended December 31, 1994 as an extraordinary loss of $4,274,000. In 1995, the Company recorded a loss on extinguishment of debt of $1,647,000 relating primarily to prepayment charges and the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $634,000, is presented for the year ended December 31, 1995 as an extraordinary loss of $1,013,000. In 1996, IHS recorded a loss on extinguishment of debt of $2,327,000, relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented in the statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1996 as an extraordinary loss of $1,431,000. During the nine months ended September 30, 1997, IHS recorded a loss on extinguishment of debt of $33,692,000, representing approximately (i) $23,554,000 of cash payments for premium and consent fees relating to the early extinguishment of $214,868,000 aggregate principal amount of IHS' senior subordinated notes and (ii) $10,138,000 of deferred financing costs written off in connection with the early extinguishment of such debt and the Prior Credit Facility. Such loss, reduced by the related income tax effect of $13,140,000, is presented in the statement of operations for the nine months ended September 30, 1997 as an extraordinary loss of $20,552,000. See "Recent Developments -- New Credit Facility" and "-- Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes."

 (9) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Management also believes that the ratio of EBITDA to interest, net is an accepted measure of debt service ability; however, such ratio should not be considered a substitute for the ratio of earnings to fixed charges as a measure of debt service ability.

(10) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest, expensed or capitalized, amortization of debt issuance costs and the estimated interest component of rent expense. As a result of the loss on impairment of long-lived assets and other non-recurring charges, fixed charges exceeded such earnings by $47.8 million in the year ended December 31, 1995. The ratio of earnings to fixed charges before giving effect to the loss on impairment of long-lived assets and other non-recurring charges would have been 2.2x for the year ended December 31, 1995.

(11) Does not include assumed indebtedness and other liabilities of acquired companies.

(12) Includes renovation costs, primarily for MSUs, and equipment purchases.

RESULTS OF OPERATIONS

     The following table sets forth for the fiscal periods indicated the percentage of net revenues represented by certain items reflected in the Company's statement of operations.

                                                                           PERCENTAGE OF NET REVENUES(1)
                                                   ------------------------------------------------------------------------------
                                                                                                                 NINE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                                   -------------------------------------------------------- ---------------------
                                                    1992       1993       1994       1995         1996       1996       1997
                                                   ---------- ---------- ---------- ------------ ---------- ---------- ----------
Net revenues:
 Basic medical services ..........................  49.9%      38.3%      37.9%       31.3%       27.2%      30.0%      19.3%
 Specialty medical services ......................  43.6       54.7       56.8        65.4        69.6       66.6       78.6
 Management services and other ...................   6.5        7.0        5.3         3.3         3.2        3.4        2.1
                                                   -----      -----      -----       -----       -----      -----      -----
   Total ......................................... 100.0      100.0      100.0       100.0       100.0      100.0      100.0
Facility operating expenses ......................  72.1       71.9       74.2        75.4        76.2       75.4       74.7
Corporate administrative and general .............   5.9        5.7        5.2         4.8         4.3        4.5        4.0
                                                   -----      -----      -----       -----       -----      -----      -----
Operating income before certain fixed ex-
 penses ..........................................  22.0       22.4       20.6        19.8        19.5       20.1       21.3
                                                   -----      -----      -----       -----       -----      -----      -----
Depreciation and amortization ....................   2.1        2.7        3.7         3.4         2.9        2.6        3.4
Rent .............................................   9.7        7.8        5.9         5.6         5.4        5.5        5.4
Interest, net ....................................   0.7        1.9        2.9         3.3         4.5        4.7        5.2
Loss on impairment of long-lived assets(2) .......    --         --         --         7.0          --         --         --
Other non-recurring charges (income)(3) ..........    --         --         --         4.2       ( 1.0)     ( 3.5)       1.5
                                                   -----      -----      -----       -----       -----      -----      -----
Earnings (loss) before equity in earnings (loss)
 of affiliates, income taxes and extraordinary
 items ...........................................   9.5       10.0        8.1        (3.7)        7.7       10.8        5.8
Equity in earnings (loss) of affiliates .......... ( 0.0)       0.4        0.2         0.1         0.1        0.1        0.1
                                                   -----      -----      -----       -----       -----      -----      -----
Earnings (loss) before income taxes and ex-
 traordinary items ...............................   9.5       10.4        8.3        (3.6)        7.8       10.9        5.7
Income tax provision (benefit) ...................   3.6        4.1        3.1        (1.4)        4.5        6.3        2.2
                                                   -----      -----      -----       -----       -----      -----      -----
Earnings (loss) before extraordinary items .......   5.9        6.3        5.2        (2.2)        3.3        4.6        3.5
Extraordinary items ..............................   1.3        0.8        0.6         0.1         0.1        0.1        1.5
                                                   -----      -----      -----       -----       -----      -----      -----
Net earnings (loss) ..............................   4.6%       5.5%       4.6%       (2.3)%       3.2%       4.5%       2.0%
                                                   =====      =====      =====       =====       =====      =====      =====

----------
(1) In 1995, the Company merged with IntegraCare in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare.

(2) In December 1995, IHS elected early implementation of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, resulting in a non-cash charge of $83,321,000.

(3) In 1995, consists of (i) expenses of $1,939,000 related to the merger with IntegraCare (0.2%), (ii) a $21,915,000 loss on the write-off of accrued management fees ($8,496,000), loans ($11,097,000) and contract acquisition costs ($2,322,000) related to the Company's termination of its agreement, entered into in January 1994, to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital (1.9%) and (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs (2.2%). In 1996, consists of (i) a gain of $34,298,000 from the Pharmacy Sale in the third quarter (2.4%), (ii) a loss of $8,497,000 from its sale of shares in the ILC Offering in the fourth quarter (0.6%), (iii) a $7,825,000 loss in the fourth quarter on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement, entered into in September 1994, to manage six geriatric care facilities owned by All Seasons (0.5%) and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies in the fourth quarter (0.2%). Because IHS' investment in the Capstone common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. In 1997, consists primarily of (i) a gain of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale (0.5%), (ii) the write-off of $6,555,000 of accounting, legal and other costs resulting from the proposed Coram Merger Transaction (0.5%),
    (iii) the payment to Coram of $21,000,000 in connection with the termination of the proposed Coram Merger Transaction (1.5%), (iv) a gain of $4,635,000 from the ILC Sale (0.3%) and (v) a loss of $4,635,000 resulting from the closure of certain redundant activities in connection with the RoTech Acquisition (0.3%). See "Unaudited Pro Forma Financial Information."

QUARTERLY RESULTS (UNAUDITED)

     Set forth below is certain summary information with respect to the Company's operations for the last eleven fiscal quarters.

                                                                  THREE MONTHS ENDED(1)
                              ---------------------------------------------------------------------------------------------
                                                   1995                                           1996
                              ---------------------------------------------- ----------------------------------------------
                              MARCH 31   JUNE 30    SEPT. 30    DEC. 31      MARCH 31    JUNE 30   SEPT. 30     DEC. 31
                              ---------- ---------- ---------- ------------- ---------- ---------- ------------ -----------
                                                                     (IN THOUSANDS)
Net revenues:
 Basic medical services .....  $ 89,336   $ 87,365   $ 95,482   $   96,386    $ 97,216   $ 98,063   $ 101,189    $ 93,305
 Specialty medical
  services ..................   176,158    188,331    193,604      212,461     219,525    226,868     211,904     340,912
 Management services and
  other .....................     9,141     10,583     10,039       10,002      10,532     10,849      12,572      11,760
                               --------   --------   --------   ----------    --------   --------   ---------    --------
   Total ....................   274,635    286,279    299,125      318,849     327,273    335,780     325,665     445,977
Cost and expenses:
 Operating expenses .........   207,304    214,404    224,457      242,386     249,895    254,274     241,177     348,602
 Corporate administrative
  and general ...............    12,402     14,174     14,262       15,178      15,093     14,854      14,943      16,086
 Depreciation and amorti-
  zation ....................     8,960      9,682      9,867       11,452       8,274      8,505       9,130      15,772
 Rent .......................    16,066     16,454     16,726       16,879      17,656     17,879      18,445      23,805
 Interest, net ..............     7,330      8,585     10,955       12,107      14,214     15,888      15,931      18,077
 Loss on impairment of
  long-lived assets .........        --         --         --       83,321          --         --          --          --
 Other non-recurring
  charges (income)(2) .......        --         --      1,939       47,700          --         --     (34,298)     19,841
                               --------   --------   --------   ----------    --------   --------   ---------    --------
 Earnings (loss) before
  equity in earnings
  (loss) of affiliates,
  income taxes and
  extraordinary items .......    22,573     22,980     20,919     (110,174)     22,141     24,380      60,337       3,794
Equity in earnings (loss) of
 affiliates .................       315        417        401          310         300        460         323        (255)
                               --------   --------   --------   ----------    --------   --------   ---------    --------
 Earnings (loss) before
  income taxes and
  extraordinary items .......    22,888     23,397     21,320     (109,864)     22,441     24,840      60,660       3,539
Income tax provision
 (benefit) ..................     8,812      9,008      8,208      (42,298)      8,640      9,563      44,149       1,363
                               --------   --------   --------   ----------    --------   --------   ---------    --------
 Earnings (loss) before
  extraordinary items(2) ....    14,076     14,389     13,112      (67,566)     13,801     15,277      16,511       2,176
Extraordinary items(3) ......        --        508         --          505          --      1,431          --          --
                               --------   --------   --------   ----------    --------   --------   ---------    --------
 Net earnings (loss) ........  $ 14,076   $ 13,881   $ 13,112   $  (68,071)   $ 13,801   $ 13,846   $  16,511    $  2,176
                               ========   ========   ========   ==========    ========   ========   =========    ========
                                             1997
                              ----------------------------------
                              MARCH 31    JUNE 30    SEPT. 30
                              ---------- ----------- -----------
Net revenues:
 Basic medical services ..... $88,755     $ 88,055    $ 91,458
 Specialty medical
  services .................. 362,689      360,113     370,769
 Management services and
  other .....................   9,499        9,805      10,694
                              -------     --------    --------
   Total  ................... 460,943      457,973     472,921
Cost and expenses:
 Operating expenses ......... 352,412      338,736     348,470
 Corporate administrative
  and general ...............  18,016       18,135      19,917
 Depreciation and amorti-
  zation ....................  15,030       15,814      16,974
 Rent .......................  24,009       25,786      25,527
 Interest, net ..............  21,421       23,224      27,346
 Loss on impairment of
  long-lived assets .........      --           --          --
 Other non-recurring
  charges (income)(2) .......  (1,025)      21,072           0
                              -------     --------    --------
 Earnings (loss) before
  equity in earnings
  (loss) of affiliates,
  income taxes and
  extraordinary items .......  31,080       15,206      34,687
Equity in earnings (loss) of
 affiliates .................     181          (83)       (811)
                              -------     --------    --------
 Earnings (loss) before
  income taxes and
  extraordinary items .......  31,261       15,123      33,876
Income tax provision
 (benefit) ..................  12,192        5,898      13,212
                              -------     --------    --------
 Earnings (loss) before
  extraordinary items(2) ....  19,069        9,225      20,664
Extraordinary items(3) ......      --       18,168       2,384
                              -------     --------    --------
 Net earnings (loss) ........ $19,069     $ (8,943)   $ 18,280
                              =======     ========    ========

----------
(1) In 1995, the Company merged with IntegraCare in a transaction accounted for as a pooling of interests. Accordingly, the Company's historical financial statements for all periods prior to the effective date of the merger have been restated to include the results of IntegraCare.

(2) In 1995, consists of (i) expenses $1,939,000 related to the merger with IntegraCare in the third quarter, (ii) a $21,915,000 loss on the write-off of accrued management fees, loans and contract acquisition costs related to the Company's termination of its agreement to manage 23 long-term care and psychiatric facilities owned by Crestwood Hospital in the fourth quarter and
    (iii) the write-off of $25,785,000 of deferred pre-opening costs resulting from a change in accounting estimate regarding the future benefit of deferred pre-opening costs in the fourth quarter. In 1996, consists of (i) a gain of $34,298,000 in the third quarter from the Pharmacy Sale, (ii) a loss in the fourth quarter of $8,497,000 from its sale of shares in the ILC Offering, (iii) a $7,825,000 loss on write-off of accrued management fees and loans resulting from the Company's termination of its 10-year agreement to manage six geriatric care facilities owned by All Seasons in the fourth quarter and (iv) a $3,519,000 exit cost resulting from the closure of redundant home healthcare agencies in the fourth quarter. Because IHS' investment in the Capstone common stock received in the Pharmacy Sale had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale in the third quarter of 1996. In 1997, consists primarily of (i) a gain in the first quarter of $7,578,000 realized on the shares of Capstone common stock received in the Pharmacy Sale, (ii) the write-off in the first quarter of $6,555,000 of accounting, legal and other costs resulting from the proposed Coram Merger Transaction, (iii) the payment in the second quarter to Coram of $21,000,000 in connection with the termination of the proposed Coram Merger Transaction, (iv) a gain in the third quarter of $4,635,000 from the ILC Sale and (v) a loss in the third quarter of $4,635,000 from the closure of certain redundant activities in connection with the RoTech Acquisition.

(3) During the three months ended June 30, 1995, IHS recorded a loss on extinguishment of debt of $826,000, relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $318,000, is presented in the statement of operations for the three months ended June 30, 1995 as an extraordinary loss of $508,000. During the three months ended December 31, 1995, IHS incurred prepayment penalties on debt of $821,000. Such loss, reduced by the related income tax effect of $316,000, is presented in the statement of operations for the three months ended December 31, 1995 as an extraordinary loss of $505,000. In the three months ended June 30, 1996, IHS recorded a loss on extinguishment of debt of $2,327,000, relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $896,000, is presented in the statement of operations for the three months ended June 30, 1996 as an extraordinary loss of $1,431,000. During the three months ended June 30, 1997, IHS recorded a loss on extinguishment of debt of $29,784,000, representing approximately (i) $23,554,000 of cash payments for premium and consent fees relating to the early extinguishment of $214,868,000 aggregate principal amount of IHS' senior subordinated notes and (ii) $6,230,000 of deferred financing costs written-off in connection with the early extinguishment of such debt. Such loss, reduced by the related income tax effect of $11,616,000, is presented in the statement of operations for the three months ended June 30, 1997 as an extraordinary loss of $18,168,000. During the three months ended September 30, 1997, IHS recorded a loss on extinguishment of debt of $3,908,000, relating primarily to the write-off of deferred financing costs. Such loss, reduced by the related income tax effect of $1,524,000, is presented in the statement of operations for the three months ended September 30, 1997 as an extraordinary loss of $2,384,000. See "Recent Developments -- Repurchase of 9 5/8% Senior Subordinated Notes and 10 3/4% Senior Subordinated Notes" and " -- New Credit Facility."

     From January 1, 1995 through September 30, 1997, the Company acquired 35 geriatric care facilities (including three facilities which it had previously leased and 32 facilities which it had managed (including 29 facilities acquired in the CCA Acquisition which IHS had managed on behalf of CCA)), leased 29 geriatric care facilities (28 of which had previously been managed (including the lease of 23 facilities acquired in the CCA Acquisition which IHS had managed on behalf of CCA)) and entered into management agreements to manage 35 geriatric care facilities and four assisted living facilities. During this period, the Company sold its interest in six geriatric care facilities and seven retirement facilities (five owned and two leased) and agreements to manage 60 facilities were terminated. In addition, during this period the Company opened 42 MSUs totalling 875 beds and expanded existing MSUs (including MSUs opened during this period) by 512 beds. During this period the Company acquired 54 ancillary service businesses which provide home healthcare services, physical, occupational and speech therapy services, rehabilitation services, pharmacy services, hospice services and mobile x-ray and electrocardiogram services. During this period, the Company sold its pharmacy division and assisted living division. See "Unaudited Pro Forma Financial Information."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following  unaudited pro forma  statements of operations give effect to
(i) the sale by IHS of its pharmacy division in July 1996 (the "Pharmacy Sale"),
(ii) the sale by IHS of a majority interest in its assisted living services subsidiary ("ILC") in October 1996 (the "ILC Offering"), (iii) the acquisition of First American in October 1996 (the "First American Acquisition"), (iv) the acquisition of CCA in September 1997 (the "CCA Acquisition"), (v) the acquisition of the Coram Lithotripsy Division in October 1997 (the "Coram Lithotripsy Acquisition"), (vi) the acquisition of RoTech in October 1997 (the "RoTech Acquisition"), (vii) the acquisition of (a) Vintage Health Care Center, a skilled nursing and assisted living facility, in January 1996 (the "Vintage Acquisition"), (b) Rehab Management Systems, Inc., an outpatient rehabilitation company, in March 1996 (the "RMS Acquisition"), (c) Hospice of the Great Lakes, Inc., a hospice company, in May 1996 (the "Hospice Acquisition"), (d) J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation center, in August 1996 (the "J.R. Rehab Acquisition"), (e) Extendicare of Tennessee, Inc., a home health company, in August 1996 (the "Extendicare Acquisition"), (f) Edgewater Home Infusion Services, Inc., a home infusion company, in August 1996 (the "Edgewater Acquisition"), (g) Century Home Services, Inc., a home health services company, in September 1996 (the "Century Acquisition"), (h) Signature Home Care, Inc., a home health company, in September 1996 (the "Signature
Acquisition"), (i) Mediq Mobile X-Ray Services, Inc., a mobile diagnostics company, in November 1996 (the "Mediq Acquisition"), (j) Total Rehab Services, LLC and Total Rehab Services 02, LLC, providers of contract rehabilitation and respiratory services, in November 1996 (the "Total Rehab Acquisition"), (k) Lifeway Inc., a physician management and disease management company, in November 1996 (the "Lifeway Acquisition"), (l) In-Home Health Care, Inc., a home health company, in January 1997 (the "In-Home Acquisition"), (m) Portable X-Ray Labs, Inc., a mobile diagnostics company, in February 1997 (the "Portable X-Ray Acquisition"), (n) Coastal Rehabilitation, Inc., an inpatient rehabilitation company, in April 1997 (the "Coastal Acquisition"), (o) Health Care Industries, Inc., a home health company, in June 1997 (the "Health Care Industries Acquisition"), (p) Rehab Dynamics, Inc. and Restorative Therapy, Ltd., related contract rehabilitation companies, in June 1997 (the "Rehab Dynamics Acquisition"), (q) Arcadia Services, Inc., a home health company, in August 1997 (the "Arcadia Acquisition"), (r) Ambulatory Pharmaceutical Services, Inc. and APS American, Inc., related home health companies, in August 1997 (the "APS Acquisition") and (s) Barton Creek Healthcare, Inc., a home health company, in September 1997 (the "Barton Creek Acquisition"), (viii) the sale of $450 million aggregate principal amount of the 9 1/2% Senior Notes in May 1997 and the use of $247.2 million of the net proceeds therefrom to repurchase substantially all its 9 5/8% Senior Notes and 10 3/4% Senior Notes and the remaining $191.0 million of net proceeds therefrom to repay amounts outstanding under the Company's Prior Credit Facility and (ix) the sale of the Old Notes and the application of the net proceeds therefrom as described under "Use of Proceeds." The pro forma statements of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 were prepared as if all of the foregoing transactions were consummated on January 1, 1996. The pro forma statement of operations information does not give effect to the sale of $150 million aggregate principal amount of the 10 1/4% Senior Notes in May 1996 and the use of the $145.4 million of net proceeds therefrom to repay amounts outstanding under the Prior Credit Facility or the acquisition of the assets of three small ancillary service businesses and the acquisition of five mobile diagnostic companies during the nine months ended September 30, 1997.

     The pro forma balance sheet at September 30, 1997 was prepared as if the Coram Lithotripsy Acquisition and the RoTech Acquisition were consummated at September 30, 1997. The Pharmacy Sale, the ILC Offering, the First American Acquisition, the CCA Acquisition, the Vintage Acquisition, the RMS Acquisition, the Hospice Acquisition, the J.R. Rehab Acquisition, the Extendicare Acquisition, the Edgewater Acquisition, the Century Acquisition, the Signature Acquisition, the Mediq Acquisition, the Total Rehab Acquisition, the Lifeway Acquisition, the In-Home Acquisition, the Portable X-Ray Acquisition, the Coastal Acquisition, the Health Care Industries Acquisition, the Rehab Dynamics Acquisition, the APS Acquisition, the Arcadia Acquisition, the Barton Creek Acquisition and the issuance and sale of the 9 1/2% Senior Notes and the Old Notes were all consummated prior to September 30, 1997 and are therefore reflected in the actual September 30, 1997 balance sheet.

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma financial information set forth below is not necessarily indicative of IHS' financial position or the results of operations that actually would have occurred if the transactions had been consummated on the dates shown. In addition, they are not intended to be a projection of results of operations that may be obtained by IHS in the future. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and related notes thereto of IHS and certain acquired companies incorporated by reference in this Prospectus. See "Available Information" and "Selected Historical Consolidated Financial Information."

                        INTEGRATED HEALTH SERVICES, INC.
           PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                             ASSETS
                                                    CORAM LITHOTRIPSY DIVISION
                                      IHS         -------------------------------   ROTECH         ROTECH            PRO FORMA
                                     ACTUAL           ACTUAL(1)   ADJUSTMENTS     ACTUAL(1)*    ADJUSTMENTS         CONSOLIDATED
                                   -------------- ----------- ------------------- ------------ -------------------- -------------
Current Assets:
 Cash and cash equivalents .......  $   58,915      $    --                        $ 12,819                          $   71,734
 Temporary investments ...........     821,965           --      $ (131,000)             --       $  (288,827)(5)       402,138
 Patient accounts and third-
  party payor settlements
  receivable, net ................     377,546        1,930                         112,341                             491,817
 Inventories, prepaid
  expenses and other
  current assets .................      36,457        4,356                          26,980                              67,793
 Income tax receivable ...........      25,630           --                              --               800 (6)        26,430
                                    ----------      -------      ----------        --------       -----------        ----------
  Total current assets ...........   1,320,513        6,286        (131,000)        152,140          (288,027)        1,059,912
                                    ----------      -------      ----------        --------       -----------        ----------
Property, plant and
 equipment, net ..................     948,120        5,776                         131,240                           1,085,136
Assets held for sale .............      12,109           --                              --                              12,109
Intangible assets ................     836,804       77,745          62,378 (3)     272,795           306,967 (7)     1,556,689
Other assets .....................     110,534        3,736                           4,557                             118,827
                                    ----------      -------      ----------        --------       -----------        ----------
   Total assets ..................  $3,228,080      $93,543      $  (68,622)       $560,732       $    18,940        $3,832,673
                                    ==========      =======      ==========        ========       ===========        ==========
                                                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current maturities of long-
  term debt ......................  $    6,782      $    --                        $180,991       $  (180,991)(5)    $    6,782
 Accounts payable and                                                                                   4,750 (6)
  accrued expenses ...............     332,813       19,921      $    5,000 (3)      30,970            10,250 (8)       403,704
                                    ----------      -------      ----------        --------       -----------        ----------
  Total current liabilities ......     339,595       19,921           5,000         211,961          (165,991)          410,486
                                    ----------      -------      ----------        --------       -----------        ----------
Long-term debt:
 Convertible subordinated
  debentures .....................     258,750           --                         110,000          (107,836)(5)       260,914
 Other long-term debt less
  current maturities .............   1,933,233           --                              --                           1,933,233
                                    ----------      -------                        --------       -----------        ----------
  Total long-term debt ...........   2,191,983           --                         110,000          (107,836)        2,194,147
                                    ----------      -------                        --------       -----------        ----------
Other long-term liabilities(2)          36,114           --                              --                              36,114
Deferred income taxes ............      27,501           --                          20,735                              48,236
Deferred gain on sale-
 leaseback transactions ..........       5,463           --                              --                               5,463
Redeemable common stock ..........          --           --                           4,076            (4,076) (9)           --
Stockholders' equity:
 Common stock ....................          27           --                               5                11 (10)           43
 Additional paid-in capital ......     531,500           --                         131,269           383,468 (10)    1,046,237
                                                                                                      (83,534)(10)
 Retained earnings ...............     108,221       73,622      $  (73,622)(4)      83,534            (3,950)(6)       104,271
 Treasury stock ..................     (12,324)          --                            (848)              848 (10)      (12,324)
                                    ----------      -------      ----------        --------       -----------        ----------
  Total stockholders'
   equity ........................     627,424       73,622         (73,622)        213,960           296,843         1,138,227
                                    ----------      -------      ----------        --------       -----------        ----------
   Total liabilities and
     stockholders' equity ........  $3,228,080      $93,543      $  (68,622)       $560,732       $    18,940        $3,832,673
                                    ==========      =======      ==========        ========       ===========        ==========


----------
* As of July 31, 1997

                        INTEGRATED HEALTH SERVICES, INC.
                        PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                                (IN THOUSANDS)


                                                                              FIRST           FIRST
                              IHS          PHARMACY             ILC          AMERICAN       AMERICAN
                          ACTUAL(11)    ADJUSTMENTS(12)   ADJUSTMENTS(13)   ACTUAL(14)     ADJUSTMENTS
                         ------------- ----------------- ----------------- ------------ -----------------
Net revenues:
 Basic medical ser-
   vices   ............. $  389,773                      $    (16,101)(a)  $      --
 Specialty medical
   services   ..........    999,209    $    (52,331)(a)                      387,547
 Management ser-
   vices and other  ....     45,713                            (1,020)(a)      3,115
                         ------------- ----------------- ----------------- ------------
   Total revenues   ....  1,434,695         (52,331)          (17,121)       390,662
Costs and expenses:
 Operating, general
   and administra-
   tive expenses  ......  1,154,924         (43,279)(a)       (12,453)(a)    406,800
 Depreciation and
   amortization  .......     41,681          (1,785)(a)          (833)(a)      5,439     $    4,501 (e)
 Rent ..................     77,785            (838)(a)        (1,885)(a)         --
 Interest, net .........     64,110          (3,817)(b)          (963)(b)      6,208          9,314 (b)
 Non-recurring costs
  (income)  ............    (14,457)         34,298 (c)        (8,497)(d)      3,468
                         ------------- ----------------- ----------------- ------------ -----------------
   Total costs and ex-
     penses  ...........  1,324,043         (15,421)          (24,631)       421,915         13,815
 Earnings (loss) be-
   fore equity in
   earnings (loss) of
   affiliates, income
   taxes and extraor-
   dinary items  .......    110,652         (36,910)            7,510        (31,253)       (13,815)
Equity in earnings
  (loss) of affiliates..        828                               722           (671)
                         ------------- ----------------- ----------------- ------------ -----------------
 Earnings (loss) be-
   fore income taxes
   and extraordinary
   items  ..............    111,480    $    (36,910)     $      8,232      $ (31,924)    $  (13,815)
                                       ============      ============      ==========    ==========
Federal and state in-
   come taxes  .........     63,715
                         -----------
 Earnings before ex-
   traordinary items  .. $   47,765
                         ===========
                                                               CORAM LITHOTRIPSY
                                                                   DIVISION
                             CCA             CCA        -------------------------------    ROTECH          ROTECH
                          ACTUAL(15)     ADJUSTMENTS     ACTUAL(16)     ADJUSTMENTS      ACTUAL(17)*     ADJUSTMENTS
                         ------------ ----------------- ------------ ------------------ ------------- -----------------
Net revenues:
 Basic medical ser-
   vices  ..............  $  82,653                       $    --                         $      --
 Specialty medical
   services  ...........     11,367                        48,958                           344,590
 Management ser-
   vices and other  ....      2,974                            --                                --
                          ---------                       --------                        ----------
   Total revenues  .....     96,994                        48,958                           344,590
Costs and expenses:
 Operating, general
   and administra-
   tive expenses  ......     85,201                        20,634                           258,891
 Depreciation and
   amortization  .......      2,056    $    1,854 (e)       6,773     $     (533) (e)        36,074    $    2,850 (e)
 Rent ..................      5,982                            --                                --
 Interest, net .........      5,013         1,395 (b)          15          9,746 (b)          9,456           475 (f)
 Non-recurring costs
   (income)   ..........     22,062                            --                                --
                         ------------ ----------------- ------------ ------------------ ------------- -----------------
   Total costs and ex-
    penses  ............    120,314         3,249          27,422          9,213            304,421         3,325
 Earnings (loss) be-
   fore equity in
   earnings (loss) of
   affiliates, income
   taxes and extraor-
   dinary items  .......    (23,320)       (3,249)         21,536         (9,213)            40,169        (3,325)
Equity in earnings
  (loss) of affiliates..         --                           312
                         ------------ ----------------- ------------ ------------------ ------------- -----------------
 Earnings (loss) be-
   fore income taxes
   and extraordinary
   items   .............  $ (23,320)   $   (3,249)        $21,848     $   (9,213)         $  40,169    $   (3,325)
                          =========    ==========         ========    ============        ==========   ==========
Federal and state in-
   come taxes

Earnings before ex-
   traordinary items


                                                                              SENIOR
                                                                               NOTE
                             OTHER            OTHER                          OFFERINGS       PRO FORMA
                          ACQUISITIONS    ACQUISITIONS      PRO FORMA       ADJUSTMENTS         AS
                           ACTUAL(18)      ADJUSTMENTS     CONSOLIDATED        (19)          ADJUSTED
                         -------------- ----------------- -------------- ----------------- -------------
Net revenues:
 Basic medical ser-
   vices   .............   $     292                        $   456,617                    $  456,617
 Specialty medical
   services   ..........     269,690                          2,009,031                     2,009,031
 Management ser-
   vices and other  ....           3                             50,785                        50,785
                         --------------                   --------------                   -------------
   Total revenues   ....     269,985                          2,516,432                     2,516,432
Costs and expenses:
 Operating, general
   and administra-
   tive expenses  ......     259,532                          2,130,250                     2,130,250
 Depreciation and
   amortization  .......       2,359     $    4,535 (e)         104,971  $      1,603 (g)     106,574
 Rent ..................       3,474                             84,518                        84,518
 Interest, net .........       5,039          4,683 (b)         110,674        48,827 (h)     159,501
 Non-recurring costs
   (income)  ...........          --                             36,874                        36,874
                         -------------- ----------------- -------------- ----------------- -------------
   Total costs and ex-
     penses  ...........     270,404          9,218           2,467,287        50,430       2,517,716
 Earnings (loss) be-
   fore equity in
   earnings (loss) of
   affiliates, income
   taxes and extraor-
   dinary items  .......        (419)        (9,218)             49,145  $    (50,430)         (1,284)
Equity in earnings
   (loss) of affiliates        1,032                              2,223                         2,223
                         -------------- ----------------- -------------- ----------------- -------------
 Earnings (loss) be-
   fore income taxes
   and extraordinary
   items   .............   $     613     $   (9,218)             51,368  $    (50,430)            939
                         ============== =================                =================
Federal and state in-
   come taxes  .........                                         32,634                           596
                                                          --------------                   -------------
 Earnings before ex-
   traordinary items  ..                                    $    18,734                    $      343
                                                          ==============                   =============


----------
*Represents the 12 months ended January 31, 1997

                        INTEGRATED HEALTH SERVICES, INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                  (UNAUDITED)

                                (IN THOUSANDS)



                                  IHS          PHARMACY             ILC            CCA
                              ACTUAL(20)    ADJUSTMENTS(12)   ADJUSTMENTS(13)   ACTUAL(15)
                             ------------- ----------------- ----------------- ------------
Net revenues:
 Basic medical services  ... $  268,268                                         $ 66,287
 Specialty medical ser-
   vices  ..................  1,093,571                                            1,086
 Management services
   and other   .............     29,998                                            1,408
                             -------------                                     ------------
   Total revenues ..........  1,391,837                                           68,781
Costs and expenses:
 Operating, general and
   administrative ex-
   penses  .................  1,095,686                                           60,118
 Depreciation and amor-
   tization  ...............     47,818                                            1,931
 Rent  .....................     75,322                                            5,702
 Interest, net  ............     71,991                                            3,918
 Non-recurring charges,
   net   ...................     20,047           7,578 (c)         4,635 (d)         --
                             ------------- ----------------- ----------------- ------------
   Total costs and ex-
    penses  ................  1,310,864           7,578             4,635         71,669
 Earnings (loss) before
   equity in earnings of
   affiliates, income taxes
   and extraordinary
   items  ..................     80,973          (7,578)           (4,635)        (2,888)
Equity in earnings (loss) of
   affiliates  .............       (713)                                              --
                             ------------- ----------------- ----------------- ------------
 Earnings (loss) before in-
   come taxes and
   extraordinary items   ...     80,260     $    (7,578)      $    (4,635)      $ (2,888)
                                            ===========       ===========       ========
Federal and state income
   taxes ...................     31,301
                             -----------
 Earnings before extraor-
   dinary items  ..........  $   48,959
                             ===========


                                CORAM LITHOTRIPSY
                                                         DIVISION                                                  OTHER
                                    CCA        -----------------------------    ROTECH           ROTECH         ACQUISITIONS
                                ADJUSTMENTS     ACTUAL(16)    ADJUSTMENTS     ACTUAL(17)       ADJUSTMENT        ACTUAL(21)
                             ----------------- ------------ ---------------- ------------ -------------------- --------------
Net revenues:
 Basic medical services  ...                     $    --                       $      --                          $     --
 Specialty medical ser-
   vices  ..................                      35,873                         332,384                            95,031
 Management services
   and other   .............                          --                              --                                --
                                               ------------                  ------------                      --------------
   Total revenues ..........                      35,873                         332,384                            95,031
Costs and expenses:
 Operating, general and
   administrative ex-
   penses  .................                      14,408                         245,925                            83,288
 Depreciation and amor-
   tization  ...............  $    1,167 (e)       4,184    $        89 (e)       35,007   $     (1,229) (e)           462
 Rent  .....................                          --                              --                               547
 Interest, net  ............       1,046 (b)        (119)         7,310 (b)       11,131            667 (f)          1,312
 Non-recurring charges,
   net  ....................                          --                              --                                --
                             ----------------- ------------ ---------------- ------------ -------------------- --------------
   Total costs and ex-
    penses  ................       2,213          18,473          7,399          292,063           (562)            85,609
 Earnings (loss) before
   equity in earnings of
   affiliates, income taxes
   and extraordinary
   items  ..................      (2,213)         17,400         (7,399)          40,321            562              9,422
Equity in earnings (loss) of
   affiliates  .............                         465                              --                                --
                             ----------------- ------------ ---------------- ------------ -------------------- --------------
 Earnings (loss) before in-
   come taxes and
   extraordinary items  ....  $   (2,213)        $17,865    $    (7,399)       $  40,321   $        562           $  9,422
                             ================= ============ ================ ============ ==================== ==============
Federal and state income
   taxes ...................
 Earnings before extraor-
   dinary items  ...........



                                   OTHER                        SENIOR NOTE     PRO FORMA
                               ACQUISITIONS      PRO FORMA       OFFERINGS         AS
                                ADJUSTMENTS     CONSOLIDATED   ADJUSTMENT(19)   ADJUSTED
                             ----------------- -------------- --------------- -------------
Net revenues:
 Basic medical services  ...                    $   334,555                   $  334,555
 Specialty medical ser-
   vices  ..................                      1,557,945                    1,557,945
 Management services
   and other  ..............                         31,406                       31,406
                                               --------------                 -------------
    Total revenues .........                      1,923,906                    1,923,906
Costs and expenses:
 Operating, general and
   administrative ex-
   penses  .................                      1,499,425                    1,499,425
 Depreciation and amor-
   tization  ...............  $    1,749 (e)         91,178   $     1,065 (g)     92,243
 Rent  .....................                         81,571                       81,751
 Interest, net  ............       1,500 (b)         98,756        28,212 (h)    126,968
 Non-recurring charges,
   net  ....................                         32,260                       32,260
                             ----------------- -------------- --------------- -------------
   Total costs and ex-
     penses  ..............        3,249          1,803,190        29,277      1,832,467
 Earnings (loss) before
   equity in earnings of
   affiliates, income taxes
   and extraordinary
   items  ..................      (3,249)           120,716       (29,277)        91,438
Equity in earnings (loss) of
   affiliates  .............                           (248)                        (248)
                             ----------------- -------------- --------------- -------------
 Earnings (loss) before in-
   come taxes and
   extraordinary items  ....  $   (3,249)       $   120,468   $   (29,277)        91,190
                             =================                ===============
Federal and state income
   taxes  ..................                         56,872                       43,051
                                                -----------                   -----------
 Earnings before extraor-
   dinary items  ...........                    $    63,596                   $   48,139
                                                ===========                   ===========


----------
*Represents the 9 months ended July 31, 1997

                   NOTES TO PRO FORMA FINANCIAL INFORMATION

 (1) Certain amounts have been reclassified to conform the presentation of the Coram Lithotripsy Division, RoTech and IHS.

 (2) Represents the present value of contingent payments aggregating $50,000,000 due in 2000 and 2001 relating to the First American Acquisition, which payments IHS deems probable.

 (3) Represents the excess of the purchase price for the Coram Lithotripsy Division over the estimated fair values of the net assets acquired, as follows:

      Purchase price  .......................................    $131,000,000
      Direct costs of acquisition ...........................       5,000,000
      Stockholders' equity of Coram Lithotripsy Division  ...     (73,622,000)
                                                                 ------------
                                                                 $ 62,378,000
                                                                 ============

 (4) Represents   elimination  of  stockholders'  equity  of  Coram  Lithotripsy
     Division.

 (5) Represents (a) the pay down of $180,991,000 outstanding under RoTech's credit facility with proceeds from the Company's term loan facility and (b) the repurchase of $107,836,000 principal amount of RoTech's convertible subordinated debentures in accordance with the terms of the indenture under which such debentures were issued with proceeds from the Company's term loan facility and the sale of the Old Notes. See "Recent Developments -- Recent Acquisitions -- RoTech Acquisition."

 (6) Represents nonrecurring charges directly attributable to the RoTech Acquisition, which will be included in IHS' statement of operations within the 12 month period following the transaction. Such charges represent the nonrecurring lump sum payments to certain RoTech officers aggregating $4,750,000 less related income tax benefit of $800,000.

 (7) Represents the excess of the purchase price (based on a price per share of IHS Common Stock of $33.00 (the closing price of IHS Common Stock on October 21, 1997 (the date the RoTech Acquisition was consummated)) and using the 26,866,000 shares of RoTech Common Stock outstanding on October 21, 1997 (including 422,651 shares of redeemable common stock (see note 9 below)) adjusted for the exchange ratio of .5806) including estimated direct costs of the RoTech Acquisition of $10,250,000 (see note 8 below), over the estimated fair values of the net assets acquired, as follows:

      Merger consideration for RoTech   ..................    $514,753,000
      Direct costs of acquisition ........................      10,250,000
                                                              ------------
                                                               525,003,000
      Stockholders' equity of RoTech (including redeemable
       common stock of $4,076,000)........................     218,036,000
                                                              ------------
                                                              $306,967,000
                                                              ============

 (8) Represents the estimated expenses of the RoTech Acquisition of $10,250,000 as follows: Non-compete payments to certain officers ($5,000,000); professional fees ($2,500,000); filing fees ($500,000); and other ($2,250,000). Other primarily represents severance payments and related benefits anticipated to be paid to identified employees whose employment will be terminated after the RoTech Acquisition in accordance with a restructuring plan to be adopted.

 (9) Represents 422,651 shares of RoTech Common Stock (245,391 shares of IHS Common Stock after the RoTech Acquisition) subject to put options at the sole discretion of the RoTech stockholder at prices ranging from $9.75 to $17.50 per share ($16.79 to $30.14 per share of IHS Common Stock). The put options expire at various dates between October 1997 and December 1999. Because the put price is below the current market price of the IHS Common Stock, IHS has assumed for purposes of these pro forma financial statements that the put options will not be exercised and, therefore, the shares of IHS Common Stock issued in exchange for such RoTech Common Stock have not been classified as redeemable common stock, but have been included in stockholders' equity.

(10) Represents the RoTech Acquisition consideration of $514,753,000 (see note 7 above), less $16,000 allocated to Common stock and less RoTech's Additional paid-in capital of $131,269,000. Other adjustments represent eliminations of RoTech's equity account balances.

(11) Includes the results of operations of (i) its pharmacy division through July 30, 1996, the date of the Pharmacy Sale, (ii) its assisted living services subsidiary through October 9, 1996, the date of closing of the ILC Offering, (iii) First American from October 17, 1996, the date of closing of the First American Acquisition, (iv) Vintage Health Care Center from January 29, 1996, the date of closing of the Vintage Acquisition, (v) Rehab Management Systems, Inc. from March 19, 1996, the date of closing of the RMS Acquisition, (vi) Hospice of the Great Lakes, Inc. from May 1, 1996, the date of closing of the Hospice Acquisition, (vii) J.R. Rehab Associates, Inc. from August 1, 1996, the date of closing of the J.R. Rehab Acquisition, (viii) Extendicare of Tennessee, Inc. from August 12, 1996, the date of closing of the Extendicare Acquisition, (ix) Edgewater Home Infusion Services, Inc. from August 19, 1996, the date of closing of the Edgewater Acquisition, (x) Century Home Services, Inc. from September 13, 1996, the date of closing of the Century Acquisition, (xi) Signature Home Care, Inc. from September 25, 1996, the date of closing of the Signature Acquisition, (xii) Mediq Mobile X-Ray Services, Inc. from November 7, 1996, the date of closing of the Mediq Acquisition, (xiii) Total Rehab Services, LLC and Total Rehab Services 02, LLC from November 8, 1996, the date of closing of the Total Rehab Acquisition and (xiv) Lifeway Inc. from November 8, 1996, the date of closing of the Lifeway Acquisition. Also includes from October 9, 1996 IHS' equity in ILC's earnings. See notes 12, 13, 14 and 18 below.

(12) In July 1996, IHS sold its pharmacy division to Capstone Pharmacy Services, Inc. ("Capstone") for a purchase price of $150 million, consisting of cash of $125 million and shares of Capstone common stock having a value of $25 million. IHS used the net proceeds of the sale to repay borrowings under its revolving credit facility. IHS had a pre-tax gain of $34.3 million. Because IHS' investment in the pharmacy division had a very small tax basis, the taxable gain on the sale significantly exceeded the gain for financial reporting purposes, thereby resulting in a disproportionately higher income tax provision related to the sale. IHS' investment in Capstone common stock of $14.7 million was recorded at carryover cost and classified as securities available for sale. In 1997, IHS recognized the remaining gain of $7.6 million when restrictions on transferability of such shares were removed.

(13) On October 9, 1996, Integrated Living Communities, Inc. ("ILC"), at the time a wholly-owned subsidiary of IHS which provides assisted living and related services to the private pay elderly market, completed an initial public offering of ILC common stock. IHS sold 1,400,000 shares of ILC common stock in the offering, for which it received aggregate net proceeds of approximately $10.4 million. In addition, ILC used approximately $7.4
     million  of  the  net  proceeds   received  by  it  to  repay   outstanding
     indebtedness to IHS. IHS used the net proceeds from the sale to repay borrowings under its credit facility. IHS recorded a pre-tax loss of approximately $8.5 million in the fourth quarter of 1996 as a result of this transaction. On July 2, 1997, IHS sold the remaining 2,497,900 shares of ILC common stock it owned, representing 37.3% of the outstanding ILC common stock, for $11.50 per share in a cash tender offer (the "ILC Sale"). IHS recorded a gain of approximately $4.6 million from the ILC Sale in the third quarter of 1997.

(14) In October 1996, IHS acquired through merger First American. The purchase price was $154.1 million in cash, which IHS borrowed under its credit facility, plus contingent payments of up to $155 million payable at various times through 2004.

(15) On September 25, 1997, IHS acquired through a tender offer and subsequent merger all the outstanding stock of CCA. IHS paid $34.3 million in cash, repaid approximately $58.5 million of indebtedness assumed in the merger (including restructuring fees of $4.9 million) and assumed approximately $27.0 million of indebtedness. IHS incurred direct costs of acquisition of approximately $5.2 million. In connection with the CCA Acquisition, the Company held for sale 19 long-term care facilities. Actual results of CCA have been adjusted as follows:

                                                             YEAR ENDED         NINE MONTHS ENDED
                                                            DECEMBER 31,          SEPTEMBER 25,
                                                                1996                  1997
                                                         --------------------- --------------------
                                                         INCREASE/(DECREASE)   INCREASE/(DECREASE)
                                                                       (IN THOUSANDS)
     Revenue  ..........................................      $ (30,518)            $ (24,999)
     Operating expense .................................        (31,196)              (23,288)
     Depreciation   ....................................           (965)                 (594)
     Rent  .............................................         (3,017)               (3,125)
     Interest ..........................................           (323)                 (900)
     Non-recurring costs  ..............................            (66)                   --
                                                              ---------             ---------
      Adjustment to earnings (loss) before extraordinary
        item  ..........................................      $   5,049             $   2,908
                                                              =========             =========

     See "Recent Developments -- Recent Acquisitions -- CCA Acquisition."

(16) On October 2, 1997, IHS acquired substantially all the assets of the Coram Lithotripsy Division for cash of approximately $131.0 million, including the payment of $1.0 million of indebtedness. See "Recent Developments -- Recent Acquisitions -- Coram Lithotripsy Acquisition."

(17) On October 21, 1997, IHS acquired through merger RoTech. IHS issued approximately 15,598,400 shares of Common Stock in the merger, repaid $199.7 million of indebtedness assumed in the merger and assumed $110 million of indebtedness. The actual RoTech results of operations for the 12 months ended January 31, 1997 and the nine months ended July 31, 1997 both include RoTech's results of operations for the three months ended January 31, 1997. See "Recent Developments -- Recent Acquisitions -- RoTech Acquisition."

(18) Consists of the following acquisitions:

      Vintage Acquisition. In January 1996, IHS purchased Vintage Health Care Center, a 220 bed skilled nursing and assisted living facility in Denton, Texas, for $6.9 million. A condominium interest in the assisted living portion of this facility (valued at $3.5 million) was contributed to ILC on June 1, 1996.

      RMS Acquisition. In March 1996, IHS acquired all of the outstanding capital stock of Rehab Management Systems, Inc. ("RMS"), which operates outpatient rehabilitation therapy clinics in central Florida. RMS also managed one therapy and one physician clinic. Total purchase price was $10.0 million, including $8.0 million representing the issuance of 385,542 shares of IHS Common Stock. In addition, IHS incurred direct costs of acquisition of $2.9 million. Total goodwill at the date of acquisition was $12.8 million.

      Hospice of the Great Lakes Acquisition. In May 1996, IHS acquired substantially all the assets of Hospice of the Great Lakes, Inc., a hospice company in Northbrook, Illinois. Total purchase price was $8.2 million representing the issuance of 304,822 shares of IHS Common Stock. IHS incurred direct costs of acquisition of $1.0 million. Total goodwill at the date of acquisition aggregated $9.0 million.

      J.R. Rehab Acquisition. In August 1996, IHS acquired all of the outstanding capital stock of J.R. Rehab Associates, Inc., an inpatient and outpatient rehabilitation clinic in Mooresville, North Carolina. Total purchase price was approximately $2.1 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $3.2 million.

      Extendicare Acquisition. In August 1996, IHS acquired substantially all of the assets of Extendicare of Tennessee, Inc., a home healthcare company in Memphis, Tennessee. Total purchase price was approximately $3.4 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $1.9 million.

      Edgewater Acquisition. In August 1996, IHS acquired substantially all the assets of Edgewater Home Infusion Services, Inc., a home infusion company in Miami, Florida. Total purchase price was approximately $8.0 million. IHS incurred direct costs of acquisition of $300,000. Total goodwill at the date of acquisition aggregated $7.7 million.

      Century Acquisition. In August 1996, IHS acquired substantially all the assets of Century Health Services, Inc., a home healthcare company in Murfreesboro, Tennessee. Total purchase price was approximately $2.4 million. In addition, IHS used borrowings under its revolving credit facility to repay approximately $1.6 million of debt of Century assumed in the acquisition. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $12.1 million.

      Signature Acquisition. In September 1996, IHS acquired all of the outstanding capital stock of Signature Home Care, Inc., a home care company in Dallas, Texas. Total purchase price was approximately $9.2 million, including $4.7 million representing the issuance of 196,374 shares of IHS Common Stock. In addition, IHS used borrowings under its revolving credit facility to repay approximately $1.9 million of Signature's debt. IHS incurred direct costs of acquisition of $2.5 million. Total goodwill at the date of acquisition aggregated $21.1 million.

      Mediq Acquisition. In November 1996, the Company acquired the assets of Mediq Mobile X-Ray Services, Inc., which provides mobile diagnostic services. The total purchase price was $10.1 million, including $5.2 million representing the issuance of 143,893 shares of the Company's Common Stock (after giving effect to the return of 59,828 shares of IHS Common Stock because of an increase in the share price of the Company's Common Stock between the date of issuance and the date such shares were registered for resale). In addition, the Company incurred direct costs of acquisition of $5.5 million. Total goodwill at the date of acquisition was $15.6 million.

      Total Rehab Acquisition. In November 1996, the Company acquired the assets of Total Rehab Services, LLC and Total Rehab Services 02, LLC, which provide contract rehabilitative and respiratory services. The total purchase price was $8.0 million, including $2.7 million representing the issuance of 106,559 shares of the Company's Common Stock. In addition, the Company repaid approximately $3.9 million of Total Rehab's debt. In addition, the Company incurred direct costs of acquisition of $1.3 million. Total goodwill at the date of acquisition was $12.0 million.

      Lifeway Acquisition. In November 1996, the Company acquired all of the outstanding stock of Lifeway, Inc., which provides physician and disease management services. The total purchase price was $900,000 representing the issuance of 38,502 shares of the Company's Common Stock. IHS also issued 48,129 shares of Common Stock to Robert Elkins, Chairman and Chief Executive Officer of the Company, in payment of outstanding loans of $1.1 million from Mr. Elkins to Lifeway. In addition, the Company incurred direct costs of acquisition of $275,000.

      In-Home Acquisition. In January 1997, IHS acquired all the outstanding capital stock of In-Home Health Care, Inc. ("In-Home"), a home health company in Salt Lake City, Utah. Total purchase price was $3.2 million. IHS incurred direct costs of acquisition of $250,000. Total goodwill at the date of acquisition aggregated $3.9 million.

      Portable X-Ray Acquisition. In February 1997, IHS acquired substantially all the assets of Portable X-Ray Labs, Inc. ("Portable X-Ray"), a mobile diagnostics company in Anaheim, California. Total purchase price was $4.9 million. IHS incurred direct costs of acquisition of $1.3 million. Total goodwill at the date of acquisition aggregated $5.7 million.

      Coastal Acquisition. In April 1997, IHS acquired substantially all the assets of Coastal Rehabilitation, Inc. ("Coastal"), an inpatient rehabilitation company in Indian Harbour, Florida. Total purchase price was $1.3 million. IHS incurred direct costs of acquisition of $200,000. Total goodwill at the date of acquisition aggregated $1.8 million.

      Health Care Industries Acquisition. In June 1997, IHS acquired all the outstanding capital stock of Health Care Industries, Inc. ("Health Care Industries"), a home health company in Florida. Total purchase price was $1.8 million. IHS incurred direct costs of acquisition of $500,000. Total goodwill at the date of acquisition aggregated $2.5 million.

      Rehab Dynamics Acquisition. In June 1997, IHS acquired substantially all the assets of Rehab Dynamics, Inc. and Restorative Therapy, Ltd. (collectively "Rehab Dynamics"), related contract rehab companies. Total purchase price was $19.7 million, including $11.5 million representing the issuance of 322,472 shares of the Company's Common Stock. IHS incurred direct costs of acquisition of $2.5 million. Total goodwill at the date of acquisition aggregated $21.5 million.

      Arcadia Acquisition. In August 1997, IHS acquired all the outstanding capital stock of Arcadia Services, Inc. ("Arcadia"), a home health company. Total purchase price was $27.0 million, including $17.2 million representing the issuance of 531,198 shares of IHS Common Stock. IHS incurred direct costs of acquisition of $3.0 million. Total goodwill at the date of acquisition aggregated $39.2 million.

      APS Acquisition. In August 1997, IHS acquired all the outstanding capital stock of Ambulatory Pharmaceutical Services, Inc. and APS American, Inc. (collectively, "APS"), related home health companies. Total purchase price was $34.3 million, including $16.1 million representing the issuance of 532,240 shares of IHS Common Stock. IHS incurred direct costs of acquisition of $2.0 million. Total goodwill at the date of acquisition aggregated $39.6 million.

      Barton Creek Acquisition. In September 1997, IHS acquired all the outstanding capital stock of Barton Creek Health Care, Inc. ("Barton Creek"), a home health company. Total purchase price was $4.9 million. IHS incurred direct costs of acquisition of $300,000. Total goodwill at the date of acquisition aggregated $7.3 million.

(19) In May 1997 the Company issued $450,000,000 aggregate principal amount of the 9 1/2% Senior Notes and used the net proceeds therefrom to repurchase $99,893,000 of the outstanding 10 3/4% Senior Notes and $114,975,000 of the outstanding 9 5/8% Senior Notes, to pay premium and consent fees and accrued interest, and to repay $191,046,000 outstanding under the Company's Prior Credit Facility. In September 1997 the Company issued $500,000,000 aggregate principal amount of the Old Notes, used $321,500,000 of the net proceeds therefrom to repay all amounts outstanding under the Prior Credit Facility and is using the remaining $164,875,000 for general corporate purposes, including working capital, and for acquisitions.

(20) Includes the results of operations from the respective dates of acquisition as follows: (i) In-Home from January 10, 1997, (ii) Portable X-Ray from February 5, 1997, (iii) Coastal from April 7, 1997, (iv) Health Care Industries from June 10, 1997, (iv) Rehab Dynamics from June 20, 1997, (v) Arcadia from August 29, 1997, (vi) APS from August 30, 1997, (vii) Barton Creek from September 23, 1997 and (viii) CCA from September 25, 1997.

(21) Consists of the In-Home Acquisition, the Portable X-Ray Acquisition, the Coastal Acquisition, the Health Care Industries Acquisition, the Rehab Dynamics Acquisition, the Arcadia Acquisition, the APS Acquisition and the Barton Creek Acquisition.


                                ----------------
For purposes of determining the effects of the acquisitions, divestitures and financings described in Notes 11 through 21 above, including those events which are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on IHS, and (iii) factually supportable, the following estimates and adjustments have been made:

   (a)  Represents actual revenues and expenses of divisions sold.

   (b) Represents (reduction in) additional interest expense resulting from (repayment) borrowings under IHS' credit facility to finance acquisitions based on the interest rate under the credit facility on the date of (repayment) borrowings, as follows:


                          YEAR ENDED DECEMBER 31, 1996
                            (DOLLARS IN THOUSANDS)



                                                               DEBT         MONTHS     INTEREST      INTEREST
                                                            (PROCEEDS)     IN 1996       RATE       ADJUSTMENT
                                                            ------------   ---------   ----------   -----------
   Pharmacy .............................................    $ (91,000)       7.0         7.19%      $ (3,817)
   ILC Offering .........................................      (17,851)       9.0         7.19%          (963)
   First American .......................................      165,000        9.5         7.13%         9,314
   CCA borrowings (1) ...................................       98,000       12.0         7.44%         7,291
   CCA borrowings repaid (1) ............................      (53,600)      12.0        11.00%        (5,896)
   Coram Lithotripsy Division ...........................      131,000       12.0         7.44%         9,746
                                                             ---------                               --------
   Other Acquisitions
      In-Home Health ....................................        3,200       12.0         7.38%           236
      Portable X-Ray ....................................        4,900       12.0         7.25%           355
      Coastal ...........................................        1,250       12.0         7.19%            90
      Health Care Industries ............................        1,825       12.0         7.19%           131
      Rehab Dynamics ....................................        8,203       12.0         7.19%           590
      APS ...............................................       18,125       12.0         7.19%         1,303
      Barton Creek ......................................        4,400       12.0         7.44%           327
      Total Rehab .......................................        5,300       10.0         7.13%           315
      Mediq .............................................        4,942       10.0         7.13%           294
      Century  ..........................................        2,390        8.5         7.25%           123
      Signature .........................................        4,519        9.0         7.19%           244
      Edgewater .........................................        7,974        7.5         7.25%           361
      Extendicare .......................................        3,410        7.5         7.25%           155
      J.R. Rehab ........................................        2,100        7.0         7.25%            89
      RMS ...............................................        2,000        2.5         6.88%            29
      Vintage ...........................................        6,932        1.0         7.06%            41
                                                             ---------                               --------
      Total Other .......................................       81,470                                  4,683
                                                             ---------                               --------
   Total ................................................    $ 313,019                               $ 20,358
                                                             =========                               ========
      Effect of 1/8% reduction in interest expense ......    $ 313,019                               $ 19,978
      Effect of 1/8% increase in interest expense .......    $ 313,019                               $ 20,739

----------
(1) In connection with the CCA Acquisition, IHS borrowed an aggregate of $98,000,000, of which $53,600,000 was used to repay outstanding indebtedness of CCA bearing interest at 11% per annum.

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

                                                                          MONTHS     INTEREST      INTEREST
                                                            DEBT         IN 1997       RATE       ADJUSTMENT
                                                          ------------   ---------   ----------   -----------
   CCA borrowings (1) .................................    $  98,000        9.0         7.44%      $  5,468
   CCA borrowings repaid (1) ..........................      (53,600)       9.0        11.00%        (4,422)
   Coram Lithotripsy Division .........................      131,000        9.0         7.44%         7,310
                                                           ---------                               --------
   Other Acquisitions
      In-Home Health ..................................    $   3,200         .5         7.38%            10
      Portable X-Ray ..................................        4,900        1.3         7.25%            37
      Coastal .........................................        1,250        3.3         7.19%            24
      Health Care Industries ..........................        1,825        5.3         7.19%            57
      Rehab Dynamics ..................................        8,203        5.5         7.19%           271
      APS .............................................       18,125        8.0         7.19%           869
      Barton Creek ....................................        4,400        8.5         7.44%           232
                                                           ---------                               --------
      Total Other .....................................       41,903                                  1,500
                                                           ---------                               --------
   Total ..............................................    $ 217,303                               $  9,856
                                                           =========                               ========
   Effect of 1/8% reduction in interest expense .......    $ 217,303                               $  9,668
   Effect of 1/8% increase in interest expense ........    $ 217,303                               $ 10,049

----------
(1) In connection with the CCA Acquisition, IHS borrowed an aggregate of $98,000,000, of which $53,600,000 was used to repay outstanding indebtedness of CCA bearing interest at 11% per annum.

   (c) Represents gain on the sale of the pharmacy division of $34,298,000 and $7,578,000 recorded in 1996 and 1997, respectively.

   (d) Represents loss on sale of shares in the ILC Offering in 1996 and gain on sale of shares in the ILC Sale in 1997.

   (e) Represents additional amortization relating to goodwill and other intangibles recorded as a result of the acquisition, amortized using the straight line method over 15-40 years, as follows:

                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                     LESS: PREVIOUSLY     ADJUSTED     MONTHS
                                                         ANNUAL          RECORDED          ANNUAL        IN
             COMPANY               GOODWILL    LIFE   AMORTIZATION     AMORTIZATION     AMORTIZATION    1996   ADJUSTMENT
--------------------------------- ------------ ------ -------------- ------------------ -------------- ------- -----------
   First American ...............  $  227,406   40       $ 5,685         $      0          $ 5,685        9.5   $ 4,501
   CCA ..........................      97,009   40         2,425             (571)           1,854       12.0     1,854
   Coram Lithotripsy Division ...     140,123   40         3,503           (4,036)            (533)      12.0      (533)
   RoTech goodwill ..............     574,762   40        14,369          (11,853)           2,516       12.0     2,516
   RoTech non-compete ...........       5,000   15           334                0              334       12.0       334
                                   ----------            -------         --------          -------              -------
   Other Acquisitions
     Lifeway ....................           0   40             0                0                0       10.0         0
     Total Rehab ................      11,982   40           300                0              300       10.0       250
     Mediq ......................      15,600   40           390                0              390       10.0       325
     Century ....................      12,140   40           304                 (5)           299        8.5       211
     Signature ..................      21,122   40           528              (24)             504        9.0       378
     Edgewater ..................       7,685   40           192                 (1)           191        7.5       119
     Extendicare ................       1,945   40            49                0               49        7.5        30
     J.R. Rehab .................       3,159   40            79                 (2)            77        7.0        45
     Hospice of Great Lakes .....       9,031   40           226                 (2)           224        4.0        75
     RMS ........................      12,832   40           321                0              321        2.5        67
     Vintage ....................           0   40             0                0                0        1.0         0
     In-Home Health .............       3,856   40            96                0               96       12.0        96
     Portable X-Ray .............       5,653   40           141                0              141       12.0       141
     Coastal ....................       1,764   40            44                0               44       12.0        44
     Health Care Industries .....       2,505   40            63                0               63       12.0        63
     Rehab Dynamics .............      21,478   40           537                0              537       12.0       537
     Arcadia ....................      39,233   40           981                0              981       12.0       981
     APS ........................      39,624   40           991                0              991       12.0       991
     Barton Creek ...............       7,292   40           182                0              182       12.0       182
                                   ----------   --       -------         ----------        -------       ----   -------
                                      216,901              5,423              (34)           5,389                4,535
                                   ----------            -------         ----------        -------              -------
   Total ........................  $1,261,201            $31,739         $(16,494)         $15,245              $13,207
                                   ==========            =======         ==========        =======              =======

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                            (DOLLARS IN THOUSANDS)

                                                          NINE       LESS: PREVIOUSLY    NINE MONTHS   MONTHS
                                                         MONTHS          RECORDED         ADJUSTED       IN
              COMPANY               GOODWILL   LIFE   AMORTIZATION     AMORTIZATION     AMORTIZATION    1997   ADJUSTMENT
----------------------------------- ---------- ------ -------------- ------------------ -------------- ------- -----------
    CCA ...........................  $ 97,009   40       $ 1,819         $    (652)       $  1,167       9.0    $  1,167
    Coram Lithotripsy Division ....   140,123   40         2,627            (2,538)             89       9.0          89
    RoTech goodwill ...............   574,762   40        10,777           (12,256)         (1,479)      9.0      (1,479)
    RoTech non-compete ............     5,000   15           250                 0             250       9.0         250
                                     --------            -------         ---------        --------       ---    --------
    Other Acquisitions
     In-Home Health ...............     3,856   40            72                 0              72        .5           4
     Portable X-Ray ...............     5,653   40           106                 0             106       1.3          15
     Coastal ......................     1,764   40            33                 0              33       3.3          12
     Health Care Industries .......     2,505   40            47                 0              47       5.3          29
     Rehab Dynamics ...............    21,478   40           404                 0             404       5.5         247
     Arcadia ......................    39,233   40           736                 0             736       8.0         654
     APS ..........................    39,624   40           743                 0             743       8.0         660
     Barton Creek .................     7,292   40           137                 0             137       8.5         129
                                     --------   --       -------         ---------        --------       ---    --------
                                      121,405              2,278                 0           2,278                 1,749
                                     --------            -------         ---------        --------              --------
   Total ..........................  $938,299            $17,751         $ (15,446)       $  2,305              $  1,776
                                     ========            =======         =========        ========              ========

   (f) Represents additional interest on borrowings by IHS to repay RoTech's credit facility as follows:

                                                            TWELVE MONTHS ENDED   NINE MONTHS ENDED
                                                             JANUARY 31, 1997       JULY 31, 1997
                                                            --------------------- ------------------
       Credit facility:
        Average borrowings outstanding during the period ..     $ 85,290,000        $ 138,855,000
        IHS average borrowing rate during the period ......             7.13%                7.17%
        Pro forma interest ................................     $  6,081,000        $   7,467,000
        Less actual interest ..............................        5,606,000            6,800,000
                                                                ------------        -------------
       Pro forma adjustment ...............................     $    475,000        $     667,000
                                                                ============        =============

    (g) Represents additional amortization of deferred financing costs relating to the 9 1/2% Senior Notes and the Old Notes, as follows:


                          YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                          SALE OF 9 1/2%      SALE OF
                                                           SENIOR NOTES      OLD NOTES      TOTAL
                                                          ----------------   -----------   --------
       Financing costs ................................       $ 12,313         $13,625      $25,938
       Life ...........................................             10              10           10
       Annual amortization ............................          1,231           1,363        2,594
       Less: previously recorded amortization related
           to debt paid from proceeds of offering .....            991              --          991
                                                              --------         -------      -------
       Adjusted annual amortization ...................       $    240         $ 1,363      $ 1,603
                                                              ========         =======      =======
       Months included in historical results ..........             --              --
       Months to be adjusted ..........................             12              12
       Adjustment .....................................       $    240         $ 1,363      $ 1,603
                                                              ========         =======      =======

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                          SALE OF 9 1/2%      SALE OF
                                                           SENIOR NOTES      OLD NOTES      TOTAL
                                                          ----------------   -----------   --------
       Financing costs                                        $ 12,313         $13,625      $25,938
       Life ...........................................             10              10           10
       Annual amortization ............................          1,231           1,363        2,594
       Less: previously recorded amortization related
           to debt paid from proceeds of offering .....            991              --          991
                                                              --------         -------      -------
       Adjusted annual amortization ...................       $    240         $ 1,363      $ 1,603
                                                              ========         =======      =======
       Months included in historical results ..........              4             0.5
       Months to be adjusted ..........................              5             8.5
       Adjustment .....................................       $    100         $   965      $ 1,065
                                                              ========         =======      =======

    (h) Represents additional net interest expense resulting from (i) the sale of $450,000,000 aggregate principal amount of the 9 1/2% Senior Notes and the use of the net proceeds therefrom to repurchase $99,893,000 of the outstanding 10 3/4% Senior Notes and $114,975,000 of the outstanding 9 5/8% Senior Notes and to repay $191,046,000 outstanding under the Company's Prior Credit Facility in May 1997 and (ii) the sale of $500,000,000 aggregate principal amount of the Old Notes and the use of $321,500,000 of the net proceeds therefrom to repay all amounts outstanding under the Prior Credit Facility, as follows:



                                                                                    YEAR ENDED DECEMBER 31, 1996
                                                                       ------------------------------------------------------
                                                                           9 1/2%            OLD
                                                                        SENIOR NOTES        NOTES               TOTAL
                                                                       --------------   --------------   --------------------
                                                                                       (DOLLARS IN THOUSANDS)
       Principal amount   ..........................................    $  450,000       $  500,000       $     950,000
       Interest rate   .............................................           9.5%            9.25%
                                                                        ----------       ----------
       Annual interest expense  ....................................        42,750           46,250              89,000
       Less: interest expense on debt paid down with proceeds of
           debt offerings

          -9 5/8% Senior Notes, of which $114,975 was repaid with
           proceeds from the sale of the 9 1/2% Senior Notes. ......       (11,066)              --             (11,066)

          -10 3/4% Senior Notes, of which $99,893 was repaid with
           proceeds from the sale of the 9 1/2% Senior Notes. ......       (10,738)              --             (10,738)

          -Revolving  credit  facility   notes  due  2002,  of  which
           $191,046 was repaid with  proceeds  from the sale of the 9
           1/2% Senior Notes (interest rate of 7.19%,  which is based on the rate under the Prior Credit Facility on the date of repayment)  and $321,500 was repaid with proceeds from the sale of the Old Notes  (interest  rate of 7.19%,  which is based on the rate under the Prior  Credit  Facility on the
           date of repayment)........................................      (13,736)          (4,633)            (18,369) (1)
                                                                        ----------       ----------       --------------
          Adjusted annual interest expense  ........................    $    7,210       $   41,617       $      48,827
                                                                        ==========       ==========       ==============
            Months included in historical results ..................            --               --
            Months to be adjusted  .................................            12               12
                                                                        ----------       ----------
            Adjustment for the year ended
             December 31, 1996  ....................................    $    7,210       $   41,617       $      48,827
                                                                        ==========       ==========       ==============



----------
(1) Represents total interest expense under the Company's Prior Credit Facility.

                                                                                       NINE MONTHS ENDED
                                                                                       SEPTEMBER 30, 1997
                                                                       ----------------------------------------------------
                                                                          9 1/2%           OLD
                                                                       SENIOR NOTES       NOTES           TOTAL
                                                                       --------------   ------------   --------------------
       Principal amount   ..........................................       450,000        500,000             950,000
       Interest rate   .............................................           9.5%          9.25%
                                                                           -------        -------
       Nine month interest expense .................................        32,063         34,687              66,750
       Less: interest expense on debt paid down with proceeds of
           debt offerings
          -9 5/8% Senior Notes, of which $114,975 was repaid with
           proceeds from the sale of the 9 1/2% Senior Notes. ......        (8,300)            --              (8,300)

          -10 3/4% Senior Notes, of which $99,893 was repaid with
           proceeds from the sale of the 9 1/2% Senior Notes. ......        (8,054)            --              (8,054)

          -Revolving credit facility notes due 2002, of which
           $191,046 was repaid with  proceeds  from the sale of the 9
           1/2% Senior Notes (interest rate of 7.19%,  which is based on the rate under the Prior Credit Facility on the date of repayment)  and $321,500 was repaid with proceeds from the sale of the Old Notes  (interest  rate of 7.19%,  which is based on the rate under the Prior Credit Facility  on  the
           date of repayment) ......................................       (10,302)        (7,996)            (18,298) (1)
                                                                           -------        -------             -------
           Adjusted nine month interest expense ....................     $   5,407       $ 26,691         $    32,098
                                                                         =========       ========         ===========
            Months included in historical results ..................             4           0.5
            Months to be adjusted  .................................             5           8.5
                                                                         ---------       --------
            Adjustment for the nine months
             ended September 30, 1997 ..............................     $   3,004       $ 25,208         $    28,212
                                                                         =========       ========         ===========

----------
(1) Represents total interest expense under the Company's Prior Credit Facility.

     The Company's average outstanding balance under its bank credit facility during 1996 was $248,781,000; as a result, adjustments for the Senior Notes Offerings to interest, net for the year ended December 31, 1996 does not reflect interest income on the $428,640,000 of net proceeds from the sale of the Old Notes and the 9 1/2% Senior Notes remaining after payment of the average amount outstanding under the bank credit facility during 1996. During the nine months ended September 30, 1997 the Company's average outstanding balance under its bank credit facility was $295,500,000; as a result, adjustments for the Senior Notes Offerings to interest, net for the nine months ended September 30, 1997 does not reflect interest income (other than interest income actually earned on the $164,875,000 of net proceeds from the sale of the Old Notes remaining after paying all amounts outstanding under the Prior Credit Facility, which interest income is included in the Company's historical financial statements) on the $381,871,000 of net proceeds from the sale of the Old Notes and the 9 1/2% Senior Notes remaining after payment of the average amount outstanding under the bank credit facility during the nine months ended September 30, 1997.

                               BUSINESS


GENERAL OVERVIEW

     Integrated Health Services, Inc. is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, home care, skilled nursing facility care and inpatient and outpatient rehabilitation, hospice and diagnostic services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. The Company's post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. The Company believes that its post-acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 1,900 service locations in 47 states and the District of Columbia.

     The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care network strategy, the Company has focused on (i) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping;
(ii) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; and (iii) developing subacute care units. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations and other payors.

     In implementing its post-acute care network strategy, the Company has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, the Company in October 1996 acquired First American, a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee, and in October 1997 acquired RoTech, a provider of home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, principally to patients in non-urban areas. In October 1997, IHS also acquired the Coram Lithotripsy Division, which provides lithotripsy services and equipment maintenance in 180 locations in 18 states, in order to expand the mobile diagnostic treatment and services it offers to patients, payors and other providers. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones. See "Recent Developments." IHS intends to use the home healthcare setting and the delivery franchise of its home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home infusion therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as an entry point for patients into the IHS post-acute care network; and (iii) provide a cost-effective site for case management and patient direction.

     IHS has also continued to expand its post-acute care network by increasing the number of facilities it operates or manages. In September 1997, IHS acquired Community Care of America, Inc., which develops and operates skilled nursing facilities in medically underserved rural communities. IHS be-
lieves that CCA will broaden its post-acute care network to include more rural markets and will complement its existing home care locations in rural markets as well as RoTech's business. In addition, in November 1997, IHS agreed to acquire from HEALTHSOUTH 139 owned, leased or managed long-term care facilities and 12 specialty hospitals, as well as a contract therapy business having over 1,000 contracts and an institutional pharmacy business serving approximately 38,000 beds.

     The Company provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which the Company believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services. Total revenues generated from MSUs have increased from $104.3 million for the year ended December 31, 1993 to $178.0 million for the year ended December 31, 1994, $290.2 million for the year ended December 31, 1995 and $324.0 million for the year ended December 31, 1996 and from $240.1 million for the nine months ended September 30, 1996 to $262.9 million for the nine months ended September 30, 1997. MSU revenues as a percentage of total revenues were 35% in 1993, 25% in each of 1994 and 1995, 23% in 1996 and 24% and 19% in the nine months ended September 30, 1996 and 1997, respectively. The percentage decrease in 1994 was primarily the result of the acquisition of facilities which did not have MSUs at the time of acquisition as well as the acquisition of rehabilitation, pharmacy, diagnostic, respiratory therapy, home healthcare and related service companies in connection with the Company's vertical integration strategy and the implementation of the Company's post-acute care network. MSU revenue as a percentage of total revenues is expected to continue to decrease as the Company implements its vertical integration strategy and continues to expand its post-acute care network through the acquisition of home healthcare, rehabilitation and similar service companies.

     The Company presently operates 216 geriatric care facilities (169 owned or leased and 47 managed), including the facilities acquired in the CCA Acquisition (of which 19 facilities are being held for sale), and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similar services to third-parties, constituted approximately 57%, 65% and 70% of net revenues during the years ended December 31, 1994, 1995 and 1996, respectively. The Company also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1996, approximately 17% of IHS' revenues were derived from home health and hospice care, approximately 53% were derived from subacute and other ancillary services, approximately 27% were derived from traditional basic nursing home services and the remaining approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisition of First American, for the year ended December 31, 1996 approximately 35% of IHS' revenues were derived from home health and hospice care, approximately 41% were derived from subacute and other ancillary services, approximately 21% were derived from traditional basic nursing home services and the remaining approximately 3% were derived from management and other services. On a pro forma basis after giving effect to the acquisitions of First American and RoTech, for the year ended December 31, 1996, approximately 44% of IHS' revenues were derived from home health and hospice care, approximately 36% were derived from subacute and other auxiliary services, approximately 18% were derived from traditional basic nursing home services and the remaining approximately 2% were derived from management and other services.

INDUSTRY BACKGROUND

     In 1983, the Federal government acted to curtail increases in healthcare costs under Medicare, a Federal insurance program under the Social Security Act primarily for individuals age 65 or over. Instead of continuing to reimburse hospitals on a cost plus basis (i.e., the hospital's actual cost of care plus a specified return on investment), the Federal government established a new type of payment system based on prospectively determined prices rather than retrospectively determined costs, with payment for inpatient hospital services based on regional and national rates established under a system of diagnosis-related groups ("DRGs"). As a result, hospitals bear the cost risk of providing care inasmuch as they receive specified reimbursement for each treatment regardless of actual cost.

     Concurrent with the change in government reimbursement of healthcare costs, a "managed care" segment of the healthcare industry emerged based on the theme of cost containment. The health maintenance organizations and preferred provider organizations, which constitute the managed care segment, are able to limit hospitalization costs by giving physicians incentives to reduce hospital utilization and by negotiating discounted fixed rates for hospital services. In addition, traditional third party indemnity insurers began to limit reimbursement to pre-determined amounts of "reasonable charges," regardless of actual cost, and to increase the amount of co-payment required to be paid by patients, thereby requiring patients to assume more of the cost of hospital care. These changes have resulted in the earlier discharge of patients from acute care hospitals.

     At the same time, the number of people over the age of 65 began to grow significantly faster than the overall population. Further, advances in medical technology have increased the life expectancies of an increasingly large number of medically complex patients, many of whom require a high degree of monitoring and specialized care and rehabilitative therapy that is generally not available outside the acute care hospital. However, the changes in government and third-party reimbursement and growth of the managed care segment of the healthcare industry, when combined with the fact that the cost of providing care to these patients in an acute care hospital is higher than in a non-acute care hospital setting, provide economic incentives for acute care hospitals and patients or their insurers to minimize the length of stay in acute care hospitals. The early discharge from hospitals of patients who are not fully recovered and still require medical care and rehabilitative therapy has contributed significantly to the rapid growth of the home healthcare industry, as have recent advances in medical technology, which have facilitated the delivery of services in alternate sites, demographic trends, such as an aging population, and a preference for home healthcare among patients. As a result, home healthcare is among the fastest growing areas in healthcare.

     However, for some of these patients home healthcare is not a viable alternative because of their continued need for a high degree of monitoring, more intensive and specialized medical care, 24-hour per day nursing care and a comprehensive array of rehabilitative therapy. As a result, the Company believes there is an increasing need for non-acute care hospital facilities which can provide the monitoring, specialized care and comprehensive rehabilitative therapy required by the growing population of subacute and medically complex patients.

     The traditional nursing home, despite its skilled care license and eligibility for Medicare certification, has focused on providing custodial care to Medicaid eligible persons until they die. The state Medicaid reimbursement program reinforces this focus by typically setting "cost ceilings" on reimbursement for each patient based on overall average state costs for all patients. Since the "average" patient is a long-stay, non-medically complex patient, nursing homes face an economic disincentive to treat medically complex patients because Medicaid reimburses the nursing home as if it had provided only custodial care to a non-medically complex patient regardless of the type of care actually provided. In addition, state laws impose substantial restrictions on or prohibitions against the ability of a facility to reduce the number of Medicaid certified beds in a facility, thus making the process of converting to the treatment of more medically complex non-Medicaid eligible persons a long and financially risky process. As a result, most traditional nursing homes, with high Medicaid census and earnings and cash flow under pressure, are reluctant to spend the capital required to upgrade staff, implement medical procedures (such as infection control) and equip a nursing home to treat subacute and medically complex patients and provide the comprehensive rehabilitative therapy required by many of these patients.


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     Moreover,  recent  healthcare  reform  proposals,  which  have  focused  on containment of healthcare costs, together with the desire of third-party payors to contract with one service provider for all post-acute care services, the increasing complexity of medical services provided, growing regulatory and compliance requirements and increasingly complicated reimbursement systems, have resulted in a trend of consolidation of smaller, local operators who lack the
sophisticated   management  information  systems,   operating  efficiencies  and
financial resources to compete effectively into larger, more established regional or national operators that offer a broad range of services, either through its own network or through subcontracts with other third-party service providers.

     There are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, reductions in Medicare reimbursement rates and/or limitations on reimbursement rate increases, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "-- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company. Ongoing consolidation in the healthcare industry could also impact the Company's business and results of operations. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform" and "-- Uncertainty of Government Regulation."


COMPANY STRATEGY

     The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. IHS believes that the success of its post-acute care strategy will depend in large part on its ability to control each component of the post-acute care delivery system in order to provide low-cost, high quality outcomes. The central elements of IHS' business strategy are:

     Vertical Integration of Post-acute Care Services. The Company is expanding the range of home healthcare and related services it offers to its patients directly in order to serve the full spectrum of patient needs following acute hospitalization. In addition to subacute care, the Company is now able to offer directly to its patients, rather than through third-party providers, home healthcare, rehabilitation (physical, occupational and speech), hospice care and mobile x-ray and electrocardiogram services. As a full service provider, IHS believes that it is better able to respond to the needs of its patients and referral sources. In addition, the Company believes that by offering managed care organizations and insurance companies a single source from which to obtain a full continuum of care to patients following discharge from the acute care hospital, it will attract healthcare payors seeking to improve the management of healthcare quality as well as to reduce servicing and administrative expenses. The Company also believes that offering a broad range of services will allow it to better control certain costs, which will provide it with a competitive advantage in contracting with managed care companies and offering capitated rates, whereby IHS assumes the financial risk for the cost of care.

     Expansion of Home-Based Services. The Company's strategy is to expand its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible and patients' desires to be treated at home. The Company believes that the nation's aging population, when combined with advanced technology which allows more healthcare procedures to be performed at home, has resulted in an increasingly large number of patients with long-term chronic conditions that can be treated effectively in the home. In addition, a significant number of patients discharged from the Company's MSUs require home healthcare. The Company also believes that it can expand its home healthcare services to cover pre-acute, as well as post-acute, patients by having home healthcare nurses provide preventive care services to home-bound senior citizens. In


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addition,  the  Company  believes  that home  healthcare  will help the  Company contain costs, thereby providing it with a competitive advantage in contracting with managed care companies and offering capitated rates. IHS believes that the
changing  healthcare   reimbursement   environment,   with  the  focus  on  cost
containment, will require healthcare providers to go "at risk" under capitated service agreements, and that home healthcare will be a critical component of its ability to do so.

     IHS believes that the acquisitions of First American and RoTech are important components in the implementation of its post-acute healthcare system. First American and RoTech, together with the Company's existing home healthcare operations, gives the Company a significant home healthcare presence in 38 states, including those states the Company has targeted for its post-acute healthcare system. The Company believes that its expanded home healthcare network will assist it in meeting the desire of payors for one stop shopping, as well as offering capitated rates to managed care providers. Additionally, the Company expects that Medicare will implement a prospective payment system for home nursing services in the next several years. Currently, Medicare provides reimbursement for home nursing care on a cost basis which includes a rate of return, subject to a cap. There is no reward for efficiency, provided that costs are below the cap. Under current prospective payment proposals, a healthcare provider would receive a predetermined rate for a given service. Providers with costs below the predetermined rate will be entitled to keep some or all of this difference. Under prospective pay, the efficient operator will be rewarded. Since the largest component of home nursing care costs is labor, which is basically fixed, the Company believes the differentiating factor in profitability will be administrative costs. As a result of the First American Acquisition, the Company, as a large provider of home nursing services, should be able to achieve administrative efficiencies compared with the small providers which currently dominate the home healthcare industry, although there can be no assurance it will be able to do so. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

     Focus on Managed Care. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has, over the past year, begun to restructure its operations to position IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider to managed care organizations. Although to date there has been limited demand among managed care organizations for post-acute care services, IHS believes demand will increase as HMOs continue to attempt to control healthcare costs and to penetrate the Medicare market. As part of its focus on managed care and capitated rates, IHS spent several years collecting outcome data for more than 50,000 patients. To date, IHS has service agreements with approximately 395 managed care organizations. In January 1996, IHS was chosen as the exclusive capitated provider for five years of long-term care, subacute care and therapy services to Sierra Health Plan's Health Plan of Nevada ("Sierra Health"), the largest HMO in Nevada with approximately 26,000 Medicare enrollees and 125,000 commercial enrollees. As the exclusive provider, IHS provides all contracted services to the HMO's members; as a capitated provider, IHS accepts full risk of patient care in exchange for a flat fee per enrollee. The agreement with Sierra Health provides for annual capitation adjustments and the ability to increase revenue through other non-capitated services, although there can be no assurance that these provisions will be effective to protect IHS. In September 1997, this agreement was extended through December 2002. In addition, in October 1996 IHS entered into a three-year agreement to provide, on an exclusive basis, long-term and subacute care to patients of Foundation Health Corporation ("Foundation Health"), an HMO located in Florida, on a capitated basis. Foundation Health currently has 24,500 Medicare and 60,000 commercial enrollees. The agreement provides for increased revenues to IHS for reduced hospital utilization. Although IHS has attempted to minimize its risk under the contract, there can be no assurance that safeguards it implemented will be effective. See "Risk Factors -- Risks Related to Managed Care Strategy."

     Subacute Care Through Medical Specialty Units. The Company's strategy is designed to take advantage of the need for early discharge of many patients from acute care hospitals by using MSUs as subacute specialty units within its geriatric care facilities. MSUs provide the monitoring and specialized care still required by these persons after discharge from acute care hospitals at per diem treatment costs which the


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Company  believes are  generally 30% to 60% below the cost of care in acute care hospitals. IHS also intends to continue to use its geriatric care facilities to meet the increasing need for cost-efficient, comprehensive rehabilitation treatment of these patients. The primary MSU programs currently offered by the Company are complex care programs, ventilator programs, wound management programs and cardiac care programs; other programs offered include subacute rehabilitation, oncology and HIV. IHS opened its first MSU program in April 1988 and currently operates 158 MSU programs in 84 facilities. IHS also emphasizes the care of medically complex patients through the provision of a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy. The Company intends that its MSUs be a lower cost alternative to acute care or rehabilitation hospitalization of subacute or medically complex patients. IHS intends to expand its specialty medical services at its existing and newly acquired facilities. IHS believes that its subacute care programs will also serve as an important referral base for its home healthcare and ancillary services. In expanding its post-acute care network, IHS expects to place less emphasis on subacute care through MSUs and more emphasis on home healthcare. While IHS added 1,098 MSU beds in 1994 and 868 MSU beds in 1995, it only added an additional 383 MSU beds in 1996 and 150 MSU beds in the first nine months of 1997, and it anticipates that it will only add an additional 200 to 300 MSU beds in each of 1997 and 1998.

     Concentration on Targeted Markets. The Company has implemented a strategy focused on the development of market concentration for its post-acute care services in targeted states due to increasing payor consolidation. The Company also believes that by offering its services on a concentrated basis in targeted markets, together with the vertical integration of its services, it will be better positioned to meet the needs of managed care payors. The Company now has approximately 1,900 service locations in 47 states and the District of Columbia, including 216 geriatric care facilities in 31 states (47 of which the Company manages), with: 58 service locations, including 12 geriatric care facilities (10 of which the Company manages), in California; 293 service locations, including 32 geriatric care facilities (five of which the Company manages), in Florida; 111 service locations, including 14 geriatric care facilities (two of which the Company manages), in Pennsylvania; and 201 service locations, including 21 geriatric care facilities (seven of which the Company manages), in Texas.

     Expansion Through Acquisitions. The Company has grown substantially through acquisitions and the opening of MSUs and the acquisition of home healthcare and related service providers, and expects to continue to expand its business by expanding the amount of home healthcare and related services it offers directly to its patients rather than through third-party providers, by establishing additional MSUs and rehabilitation programs in its existing geriatric care facilities, by acquiring additional geriatric care facilities in which to establish MSUs and rehabilitation programs and by expanding the number of MSU programs offered. From January 1, 1991 to date, the Company has increased the number of geriatric care facilities it owns or leases from 25 to 169 (including 19 facilities held for sale), has increased the number of facilities it manages from 18 to 47 and has increased the number of MSU programs it operates from 13 to 158. In addition, if the Proposed Facility Acquisition is consummated, the Company will own or lease 81 additional geriatric facilities and will manage 58 additional geriatric care facilities. Furthermore, the Company now offers certain related services, such as home healthcare, rehabilitation, x-ray and electrocardiogram, directly to its patients rather than relying on third-party providers. The Company's planned expansion and growth require that the Company expand its home healthcare services through the acquisition of additional home healthcare providers, that the Company acquire, or establish relationships with, third-parties which provide other post-acute care services not currently provided by the Company, that additional MSUs be established in the Company's existing facilities and that the Company acquire, lease or acquire the right to manage for others additional facilities in which MSUs can be established. See "Risk Factors -- Risks Associated with Growth Through Acquisitions and Internal Development."


PATIENT SERVICES

     BASIC MEDICAL SERVICES

     The Company provides a wide range of basic medical services at its geriatric care facilities which are licensed as skilled care nursing homes. Services provided to all patients include required nursing care,


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room and board,  special  diets,  and other services which may be specified by a patient's physician who directs the admission, treatment and discharge of the patient.


     SPECIALTY MEDICAL SERVICES

     Medical Specialty Units

     The Company's MSUs are typically 20 to 75 bed subacute specialty care units located within discrete areas of IHS' facilities, with physical identities, specialized medical technology and medical staffs separate from the geriatric care facilities in which they are located. An intensive care unit nurse, or a nurse with specialty qualifications, serves as clinical coordinator of each unit, which generally is staffed with nurses having experience in the acute care setting. The operations of each MSU are generally overseen by a Board certified specialist in that unit's area of treatment. The patients in each MSU are provided with a high degree of monitoring and specialized care similar to that provided by acute care hospitals. The physiological monitoring equipment required by the MSU is equivalent to that found in the acute care hospital. The Company opened its first MSU program during April 1988 and currently operates 158 MSUs at 84 facilities. Approximately one-third of all of the Company's MSU patients are under the age of 70.

     Although each MSU has most of the treatment capabilities of an acute care hospital in the MSU's area of specialization, the Company believes the per diem treatment costs are generally 30% to 60% less than in acute care hospitals. Additionally, the MSU is less "institutional" in nature than the acute care hospital, families may visit MSU patients whenever they wish and family counseling is provided. In marketing its MSU programs to insurers and healthcare providers, IHS emphasizes the cost advantage of its treatment as compared to acute care hospitals. The Company also emphasizes the improved "quality of life" compared to acute care and long-term care hospitals in marketing its MSU programs to hospital patients and their families. The primary MSU programs currently offered by the Company are complex care programs, ventilator programs, wound management programs and cardiac care programs; other programs offered include subacute rehabilitation, oncology and HIV.

     Complex Care Program. This program is designed to treat persons who are generally subacute or chronically ill and sick enough to be treated in an acute care hospital. Persons requiring this care include post-surgical patients, cancer patients and patients with other diseases requiring long recovery periods. This program is designed to provide the monitoring and specialized care these patients require but in a less institutional and more cost efficient setting than provided by hospitals. Some of the monitoring and specialized care provided to these patients are apnea monitoring, continuous peripheral intravenous therapy with or without medication, continuous subcutaneous infusion, chest percussion and postural drainage, gastrostomy or naso-gastric tube feeding, ileostomy or fistula care (including patient teaching), post-operative care, tracheostomy care, and oral, pharyngeal or tracheal suctioning. Patients in this program also typically undergo intensive rehabilitative services to allow them to return home.

     Ventilator  Program.  This  program is  designed  for  persons  who require ventilator assistance for breathing because of respiratory disease or impairment. Persons requiring ventilation include sufferers of chronic obstructive pulmonary disease, muscular atrophy and respiratory failure, pneumonia, cancer, spinal cord or traumatic brain injury and other diseases or injuries which impair respiration. Ventilators assist or effect respiration in patients unable to breathe adequately for themselves by injecting heated, humidified, oxygen-enriched air into the lungs at a pre-determined volume per breath and number of breaths per minute and by controlling the relationship of inhalation time to exhalation time. Patients in this program undergo respiratory rehabilitation to wean them from ventilators by teaching them to breathe on their own once they are medically stable. Patients are also trained to use the ventilators on their own.

     Wound Management Programs. These programs are designed to treat persons suffering from post operative complications and persons infected by certain forms of penicillin and other antibiotic resistant bacteria, such as methicillin resistant staphylococcus aureus ("MRSA"). Patients infected with these


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types of bacteria must be isolated under strict infection control  procedures to prevent the spread of the resistant bacteria, which makes MSUs an ideal treatment site for these patients. Because of the need for strict infection control, including isolation, treatment of this condition in the home is not practical.

     Cardiac Care Program. This program is designed to treat persons suffering from congestive heart failure, severe cardiac arrhythmia, pre/post transplants and other cardiac diagnoses. The monitoring and specialized care provided to these patients includes electrocardiographic monitoring/telemetry, continuous hemodynamic monitoring, infusion therapy, cardiac rehabilitation, stress management and dietary counseling, planning and education.

     The Company believes that MSU programs can be developed to address a wide variety of medical conditions which require specialized care. In addition, the Company has developed MSU programs for subacute rehabilitation, oncology and HIV. The Company intends to establish additional MSUs in its existing facilities and in facilities which it acquires or manages for others to address the various market needs for MSU programs in the markets in which it operates.


     Rehabilitation

     The Company provides a comprehensive array of rehabilitative services for patients at all of its geriatric care facilities, including those in its MSU programs, in order to enable those persons to return home. These services include respiratory therapy with licensed respiratory therapists, physical therapy with a particular emphasis on programs for the elderly, speech therapy, particularly for the elderly recovering from cerebral vascular disorders, occupational therapy and physiatric care. A portion of the rehabilitative service hours are provided by independent contractors. In order to reduce the number of rehabilitative service hours provided by independent contractors, the Company began in late 1993 to acquire companies which provide physical, occupational and speech therapy to healthcare facilities.

     The Company also offers a rehabilitation program to stroke victims and persons who have undergone hip replacement.


     Home Healthcare Services

     IHS provides a broad spectrum of home healthcare services to the recovering, disabled, chronically ill or terminally ill person. Home healthcare services may be as basic as assisting with activities of daily living or as complex as cancer chemotherapy. Care involves either or both a service component (provided by registered nurses, home health aides, therapists and technicians through periodic visits) and a product component (drugs, equipment and related supplies). Time spent with a patient may range from one or two visits to around-the-clock care. Patients may be treated for several weeks, several months or the remainder of their lives.

     The home healthcare market is generally divided into four segments: nursing services; infusion therapy; respiratory therapy; and home medical equipment. On a pro forma basis after giving effect to the RoTech Acquisition, the acquisition of First American and the ILC Sale, IHS had home healthcare revenues of approximately $549.1 million, $812.3 million, $944.1 million, $650.5 million and $739.8 million during the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively, representing approximately 45.4%, 43.6%, 44.9%, 42.7% and 43.7%, respectively, of total pro forma patient revenues. On a pro forma basis after giving effect to the acquisition of First American, home nursing services accounted for approximately 80.7%, 77.4%, 64.2%, 67.0% and 55.1% of IHS' home healthcare revenues in 1994,
1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

     Home Nursing. Home nursing is the largest component of home healthcare, the most labor-intensive and generally the least profitable. Home nursing services range from skilled care provided by registered and other nurses, typically for those recently discharged from hospitals, to unskilled services delivered by home health aides for those needing help with the activities of daily living. Home nursing also includes physical, occupational and speech therapy, as well as social worker services. IHS substantially expanded its home nursing services through the acquisition of First American, and currently provides home nursing services at approximately 500 locations in 29 states.


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     Infusion  Therapy.  Infusion  therapy,  the second largest home  healthcare market, involves the intravenous administration of anti-infective, biotherapy, chemotherapy, pain management, nutrition and other therapies. Infusion therapy
generally  requires  patient  training,   specialized   equipment  and  periodic
monitoring by skilled nurses. Technological advances such as programmable pumps that control frequency and intensity of delivery are increasing the percentage of infections and diseases that are treatable in the home; previously these infections and diseases generally required patients to be hospitalized. Home infusion therapy is more skilled-labor-intensive than other home healthcare segments. The RoTech Acquisition will significantly expand IHS' home infusion therapy services. See "Recent Developments."

     Respiratory Therapy. Respiratory therapy is provided primarily to older patients with chronic lung diseases (such as chronic obstructive pulmonary disease, asthma and cystic fibrosis) or reduced respiratory function. The most common therapy is home oxygen, delivered through oxygen gas systems, oxygen concentration or liquid oxygen systems. Respiratory therapy is monitored by licensed respiratory therapists and other clinical staff under the direction of physicians. The RoTech Acquisition will significantly expand IHS' respiratory therapy services. See "Recent Developments."

     Home Medical Equipment. Home medical equipment consists of the sale or rental of medical equipment such as specialized beds, wheelchairs, walkers, rehabilitation equipment and other patient aids. The RoTech Acquisition will significantly expand IHS' provision of home medical equipment. See "Recent Developments."


     Alzheimer's Program

     IHS also offers a specialized treatment program for persons with Alzheimer's disease. This program, called "The Renaissance Program," is located in a specially designed wing separated from the remainder of the facility. The physical environment is designed to address the problems of disorientation and perceptual confusion experienced by Alzheimer's sufferers. The Renaissance
Program is designed to help reduce the stress and agitation of Alzheimer's disease by addressing the problems of short attention spans and hyperactivity. The staff for this program is specially recruited and staff training is highly specialized. This program is designed not only to provide care to persons suffering from Alzheimer's disease, but also to work with the patient's family. The Company currently offers The Renaissance Program at 12 of its geriatric care facilities with a total of 395 beds. Patients pay a small premium to the Company's per diem rate for basic medical care to participate in this program.


     Hospice Services

     The Company provides hospice services, including medical care, counseling and social services, to the terminally ill in the greater Chicago metropolitan area, Michigan and Pennsylvania. Hospice care is a coordinated program of support services providing physical, psychological, social and spiritual care for dying persons and their families. Services are provided in the home and/or inpatient settings. The goal of hospice care is typically to improve a terminal patient's quality of life rather than trying to extend life. The Company also provides hospice care to the terminally ill at its facility in Miami, Florida.


MANAGEMENT AND OTHER SERVICES

     The Company manages geriatric care facilities under contract for others to capitalize on its specialized care programs without making the capital outlay generally required to acquire and renovate a facility. The Company currently manages 47 geriatric care facilities with 5,177 licensed beds. The Company is responsible for providing all personnel, marketing, nursing, resident care, dietary and social services, accounting and data processing reports and services for these facilities, although such services are provided at the facility owner's expense. The facility owner is also obligated to pay for all required capital expenditures. The Company manages these facilities in the same manner as the facilities it owns or leases, and provides the same geriatric care services as are provided in its owned or leased facilities. Contract acquisition costs for legal and other direct costs incurred to acquire long-term management contracts are capitalized and amortized over the term of the related contract.


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     The Company  receives a management fee for its services which  generally is equal to 4% to 8% of gross revenues of the geriatric care facility. Certain management agreements also provide the Company with an incentive fee based on the amount of the facility's operating income which exceeds stipulated amounts. Management fee revenues are recognized when earned and billed, generally on a monthly basis. Incentive fees are recognized when operating results of managed facilities exceed amounts required for incentive fees in accordance with the terms of the management agreements. The management agreements generally have an initial term of ten years, with the Company having a right to renew in most cases. The management agreements expire at various times between August 1999 and May 2005, although all can be terminated earlier under certain circumstances. The Company generally has a right of first refusal in respect of the sale of each managed facility. The Company believes that by implementing its specialized care programs and services in these facilities, it will be able to increase significantly the operating income of these facilities and thereby increase the management fees the Company will receive for managing these facilities.

     The Company also manages private duty and Medicare certified home health agencies in the Dallas/ Fort Worth, Texas market.


QUALITY ASSURANCE

     IHS has developed a comprehensive Quality Assurance Program to verify that high standards of care are maintained at each facility operated or managed by the Company. The Company requires that its facilities meet standards of care more rigorous than those required by Federal and state law. Under the Company's Quality Assurance Program, standards for delivery of care are set and the care and services provided by each facility are evaluated to insure they meet the Company's standards. A quality assurance team evaluates each facility bi-annually, reporting directly to the Company's Chief Executive Officer and to the Chief Operating Officer, as well as to the administrator of each facility. Facility administrator bonuses are dependent in part upon their facility's evaluation. The Company also maintains an 800 number, called the "In-Touch Line," which is prominently displayed above telephones in each facility and placed in patients' bills. Patients and staff are encouraged to call this number if they have any problem with nursing or administrative personnel which cannot be resolved quickly at the facility level. This program provides the Company with an early warning of problems which may be developing at the facility. The Company has also developed a specialized Quality Assurance Program for its MSU programs.

     The Company has begun a program to obtain accreditation by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for each of its facilities. At September 30, 1997, 72 of the Company's facilities had been fully accredited by the JCAHO.


OPERATIONS

     The day-to-day operations of each facility are managed by an on-site state licensed administrator, and an on-site business office manager monitors the financial operations of each facility. The administrator of each facility is supported by other professional personnel, including the facility's medical director, social workers, dietician and recreation staff. Nursing departments in each facility are under the supervision of a director of nursing who is state-registered. The nursing staffs are composed of registered nurses and licensed practical nurses as well as nursing assistants.

     The Company's home healthcare businesses are conducted through approximately 500 branches which are managed through three geographic area offices. The area office provides each of its branches with key management direction and support services. IHS' organizational structure is designed to create operating efficiencies associated with certain centralized services and purchasing while also promoting local decision making.

     The Company's corporate staff provides services such as marketing assistance, training, quality assurance oversight, human resource management, reimbursement expertise, accounting, cash management and treasury functions, internal auditing and management support. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at each facility


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

and branch location. The Company has standardized operating procedures and monitors its facilities and branch locations to assure consistency of operations. IHS emphasizes frequent communications, the setting of operational goals and the monitoring of actual results. The Company uses a financial reporting system which enables it to monitor, on a daily basis, certain key financial data at each facility such as payor mix, admissions and discharges, cash collections, net revenue and staffing.

     Each facility and branch location has all necessary state and local licenses. Most facilities are certified as providers under the Medicare program and under the Medicaid program of the state in which they are located.


JOINT VENTURES

     The Company has a 49% interest in a partnership formed in 1993 to manage and operate approximately 8,000 geriatric care and assisted retirement beds ("Tutera"), and a 40% interest in HPC America, Inc., a Delaware corporation ("HPC") that operates home infusion and home healthcare companies in addition to owning and managing physician practices. IHS does not participate in the day-to-day operations of Tutera or HPC, although its consent is required for certain material transactions. Under certain circumstances, IHS has the right to purchase the remaining interest in Tutera based upon a multiple of Tutera's earnings. Although the Company's right to purchase the remaining interest in HPC expired in September 1997, IHS purchased the home infusion division of HPC in November 1997.


SOURCES OF REVENUE

     The Company receives payments for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which certain of its facilities are located under Medicaid. The sources and amounts of the Company's patient revenues are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of the Company's operations. Generally, private pay patients are the most profitable and Medicaid patients are the least profitable.

     During the years ended December 31, 1994, 1995 and 1996, the Company derived approximately $297.8 million, $509.3 million and $562.5 million, respectively, or 44.2%, 44.7% and 40.5%, respectively, of its patient revenues from private pay sources and approximately $376.4 million, $629.8 million and $826.4 million, respectively, or 55.8%, 55.3% and 59.5%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from government reimbursement programs during these periods consisted of approximately $225.6 million, $387.2 million and $516.7 million, or 33.5%, 34.0% and 37.2% of total patient revenues, respectively, from Medicare and approximately $150.8 million, $242.6 million and $309.7 million, respectively, or 22.3%, 21.3% and 22.3% of total patient revenues, respectively, from Medicaid. During the nine months ended September 30, 1996 and 1997, the Company derived approximately $409.6 million and $463.0 million, respectively, or 42.9% and 34.0%, respectively, of its patient revenues from private pay sources and approximately $545.2 million and $898.8 million, respectively, or 57.1% and 66.0%, respectively, of its patient revenues from government reimbursement programs. Patient revenues from government reimbursement programs during these periods consisted of approximately $317.9 million and $667.3 million, respectively, or 33.3% and 49.0% of total patient revenues, respectively, from Medicare and approximately $227.2 million and $231.5 million, respectively, or 23.8% and 17.0% of total patient revenues, respectively, from Medicaid. The increase in the percentage of revenue from government reimbursement programs is due to the higher level of Medicare and Medicaid patients serviced by the respiratory therapy, rehabilitative therapy, home healthcare and mobile diagnostic companies acquired in 1994, 1995 and 1996.

     On a pro forma basis after giving effect to the RoTech Acquisition, the CCA Acquisition, the Coram Lithotripsy Acquisition, the acquisition of First American (which derives substantially all its revenues from Medicare) and the ILC Sale, during the year ended December 31, 1996, the Company derived approximately $732.8 million, or 33.3%, of its patient revenues from private pay sources and approximately $1.5 billion, or 66.7%, of its patient revenues from government reimbursement programs.


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Pro forma patient  revenues from government  reimbursement  programs during 1996
consisted  of  approximately   $1.1  billion,   or  48.5%,   from  Medicare  and
approximately $399.9 million, or 18.2%, from Medicaid. On a pro forma basis after giving effect to the RoTech Acquisition, the CCA Acquisition, the Coram Lithotripsy Acquisition, the acquisition of First American and the ILC Sale, during the nine months ended September 30, 1996 and 1997, IHS derived approximately $515.0 million and $626.2 million, respectively, or 32.3% and 35.6%, respectively, of its patient revenues from private pay sources and approximately $1.1 billion and $1.1 billion, respectively, or 67.7% and 64.4%, respectively, of its patient revenues from government reimbursement programs. Pro forma patient revenues from government reimbursement programs during these periods consisted of approximately $784.9 million and $833.9 million, or 49.3% and 47.3%, respectively, from Medicare and approximately $292.3 million and $301.5 million, respectively, or 18.4% and 17.1%, respectively, from Medicaid.

     The Company's experience has been that Medicare patients constitute a higher percentage of an MSU program's initial occupancy than they do once the program matures. However, as the Company's marketing program to private pay patients is implemented in the new MSUs, the number of private pay patients in those programs has traditionally increased. In addition, the Company received payments from third parties for its management services, which constituted approximately 5.3%, 3.4%, 3.2%, 3.4% and 2.1% of total net revenues for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

     Gross third party payor settlements receivable, primarily from federal and state governments (i.e., Medicare and Medicaid cost reports), were $44.6 million at September 30, 1997, as compared to $42.6 million at December 31, 1996, $33.0 million at December 31, 1995 and $22.6 million at December 31, 1994. Approximately $11.8 million, or 26%, of the third party payor settlements receivable, primarily from Federal and state governments, at September 30, 1997 represent the costs for its MSU patients which exceed regional reimbursement limits established under Medicare, as compared to approximately $15.6 million, or 37%, at December 31, 1996, approximately $7.6 million, or 23%, at December 31, 1995 and approximately $6.2 million, or 27%, at December 31, 1994.

     The Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy depends in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. The Company has submitted waiver requests for 325 cost reports, covering all cost report periods through December 31, 1996. To date, final action has been taken by HCFA on 232 waiver requests covering cost report periods through December 31, 1995. The Company's final rates as approved by HCFA represent approximately 95% of the requested rates as submitted in the waiver requests. There can be no assurance, however, that the Company will be able to recover its excess costs under any waiver requests which may be submitted in the future. The Company's failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely affect its MSU strategy.

     Both private third party and governmental payors have undertaken cost containment measures designed to limit payments made to healthcare providers such as the Company. Furthermore, government programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to facilities managed and operated by the Company. There can be no assurance that payments under governmental programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients participating in such programs. In addition, there can be no assurance that facilities owned, leased or managed by the Company now or in the future will initially meet or continue to meet the requirements for participation in such programs. The Company could be adversely affected by the continuing efforts of governmental and private third party payors to contain the amount of reimbursement for healthcare services. The May 1997 balanced budget agreement between the President and Congress contemplated changing Medicare payments for skilled nursing facilities and home nursing services from a cost-reimbursement system to a prospective payment system. The Balanced Budget Act of 1997, enacted in August 1997, provides, among other things, for a prospective payment system for home nursing to be implemented for cost reporting periods


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

beginning on or after October 1, 1999, a reduction in current cost reimbursement for home healthcare pending implementation of a prospective payment system, reductions (effective January 1, 1998) in Medicare reimbursement for oxygen and oxygen equipment for home respiratory therapy and a shift of the bulk of home health coverage from Part A to Part B of Medicare. The failure to implement a prospective payment system for home nursing services in the next several years could adversely affect IHS' post-acute care network strategy. In an attempt to limit the federal and state budget deficits, there have been, and the Company expects that there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for healthcare services. The Company cannot at this time predict whether this legislation or any other legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on the Company. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."


GOVERNMENT REGULATION

     The healthcare industry is subject to extensive federal, state and local statutes and regulations. The regulations include licensure requirements, reimbursement rules and standards and levels of services and care. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure of Company facilities, eligibility for participation in federal and state programs, permissible activities, costs of doing business, or the levels of reimbursement from governmental, private and other sources. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. It is not possible to predict the content or impact of future legislation and regulations affecting the healthcare industry. In addition, in the conduct of its business the Company's operations are subject to review by federal and state regulatory agencies. In the course of these reviews, problems are from time to time identified by these agencies. Although the Company has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on the Company, there can be no assurance that the Company will be able to do so in the future. See "Risk Factors -- Uncertainty of Government Regulation."

     Most states in which the Company operates or is studying expansion possibilities have statutes which require that prior to the addition or construction of new beds, the addition of new services or certain capital expenditures in excess of defined levels, the Company must obtain a certificate of need ("CON") which certifies that the state has made a determination that a need exists for such new or additional beds, new services or capital expenditures. These state determinations of need or CON programs are designed to comply with certain minimum federal standards and to enable states to participate in certain federal and state health related programs. Elimination or relaxation of CON requirements may result in increased competition in such states and may also result in increased expansion possibilities in such states. Of the states in which the Company operates, the following require CONs for the facilities that are owned, operated or managed by the Company: Alabama,
Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Hampshire, New Jersey, North Carolina, Ohio, South Carolina, Tennessee, Texas, Virginia, Washington, West Virginia and Wisconsin. To date the conversion of geriatric care beds to MSU beds has not required a CON.

     The Company's facilities are also subject to licensure regulations. Each of the Company's geriatric care facilities is licensed as a skilled care facility and is certified as a provider under the Medicare program and most are also certified by the state in which they are located as a provider under the Medicaid program of that state. The Company believes it is in substantial compliance with all material statutes and regulations applicable to its business. In addition, all healthcare facilities are subject to various local building codes and other ordinances.

     State and local agencies survey all geriatric care centers on a regular basis to determine whether such centers are in compliance with governmental operating and health standards and conditions for participation in government medical assistance programs. Such surveys include reviews of patient utilization of healthcare facilities and standards for patient care. The Company endeavors to maintain and operate its facilities in compliance with all such standards and conditions. However, in the ordinary


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course of its business the Company's  facilities receive notices of deficiencies for failure to comply with various regulatory requirements. Generally, the facility and the reviewing agency will agree upon the measures to be taken to bring the facility into compliance with regulatory requirements. In some cases or upon repeat violations, the reviewing agency may take adverse actions against a facility, including the imposition of fines, temporary suspension of admission
of  new  patients  to  the   facility,   suspension  or   decertification   from
participation   in  the   Medicare  or  Medicaid   programs,   and,  in  extreme
circumstances, revocation of a facility's license. These adverse actions may adversely affect the ability of the facility to operate or to provide certain services and its eligibility to participate in the Medicare or Medicaid
programs.  In  addition,   such  adverse  actions  may  adversely  affect  other
facilities operated by the Company. See "-- Federal and State Assistance Programs."

     Effective July 1, 1995, HCFA implemented stricter guidelines for annual state surveys of long-term care facilities. These guidelines eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's acquisition of poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.

     In September 1997, President Clinton, in an attempt to curb Medicare fraud, imposed a moratorium on the certification under Medicare of new home healthcare companies, which moratorium is expected to last approximately six months, and implemented rules requiring home healthcare providers to reapply for Medicare certification every three years. In addition, HCFA will double the number of detailed audits of home healthcare providers it completes each year and increase by 25% the number of home healthcare claims it reviews each year. IHS cannot predict what effect, if any, these new rules will have on IHS' business and the expansion of its home healthcare operations.

     The operations of IHS' home healthcare branches are subject to numerous federal and state laws governing pharmacies, nursing services, therapy services and certain types of home health agency activities. Certain of IHS' employees are subject to state laws and regulations governing the professional practice of respiratory therapy, physical, occupational and speech therapies, pharmacy and nursing. The failure to obtain, to renew or to maintain any of the required regulatory approvals or licenses could adversely affect IHS' home healthcare business and could prevent the branch involved from offering products and services to patients. Generally, IHS is required to be licensed as a home health agency in those states in which it provides traditional home health or home nursing services. IHS' ability to expand its home healthcare services will depend upon its ability to obtain licensure as a home health agency, which may be restricted by state CON laws.

     Various Federal and state laws regulate the relationship between providers of healthcare services and physicians or others able to refer medical services, including employment or service contracts, leases and investment relationships. These laws include the fraud and abuse provisions of Medicare and Medicaid and similar state statutes (the "Fraud and Abuse Laws"), which prohibit the payment, receipt, solicitation or offering of any direct or indirect remuneration intended to induce the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. Violations of these provisions may result in civil and criminal penalties and/or exclusion from participation in the Medicare and Medicaid programs and from state programs containing similar provisions relating to referrals of privately insured patients. The Department of Health and Human Services ("HHS") and other federal agencies have interpreted these provisions broadly to include the payment of anything of value to influence the referral of Medicare or Medicaid business. HHS has issued regulations which set forth certain "safe harbors," representing business relationships and payments that can safely be undertaken without violation of the Fraud and Abuse Laws. In addition, certain Federal and state requirements generally prohibit certain providers from referring patients to certain types of entities in which such provider has an ownership or investment interest or with which such


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provider has a compensation  arrangement,  unless an exception is available. The
Company considers all applicable laws in planning marketing activities and exercises care in an effort to structure its arrangements with healthcare providers to comply with these laws. However, there can be no assurance that all of IHS' existing or future arrangements will withstand scrutiny under the Fraud and Abuse Laws, safe harbor regulations or other state or federal legislation or regulations, nor can it predict the effect of such rules and regulations on these arrangements in particular or on IHS' operations in general.

     The Company's healthcare operations generate medical waste that must be disposed of in compliance with Federal, state and local environmental laws, rules and regulations. The Company's operations are also subject to compliance with various other environmental laws, rules and regulations. Such compliance has not materially affected, and the Company anticipates that such compliance will not materially affect, the Company's capital expenditures, earnings or competitive position, although there can be no assurance to that effect.

     In addition to extensive existing governmental healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, reductions in Medicare reimbursement rates and/or limitations on reimbursement rate increases, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. See "Risk Factors -- Uncertainty of Government Regulation" and "-- Sources of Revenue." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the 9 1/4% Notes and the Company's Common Stock in the future. The Company cannot predict the ultimate timing or effect of such legislative efforts and no assurance can be given that any such efforts will not have a material adverse effect on the Company's business, results of operations and financial condition.


FEDERAL AND STATE ASSISTANCE PROGRAMS

     Substantially all of the Company's geriatric care facilities are currently certified to receive benefits as a skilled nursing facility provided under the Health Insurance for the Aged and Disabled Act (commonly referred to as "Medicare"), and substantially all are also certified under programs administered by the various states using federal and state funds to provide medical assistance to qualifying needy individuals ("Medicaid"). Both initial and continuing qualification of a skilled nursing care facility to participate in such programs depend upon many factors including, among other things, accommodations, equipment, services, patient care, safety, personnel, physical environment, and adequate policies, procedures and controls.

     Services under Medicare consist of nursing care, room and board, social services, physical and occupational therapies, drugs, biologicals, supplies, surgical, ancillary diagnostic and other necessary services of the type provided by extended care or acute care facilities. Under the Medicare program, the federal government pays the reasonable direct and indirect allowable costs (including depreciation and interest) of the services furnished and, through September 30, 1993, provided a rate of return on equity capital (as defined under Medicare). However, the Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The Company has submitted waiver requests to recover these excess costs. See "-- Sources of Revenue." There can be no assurance, however, that the Company will be able to recover its excess costs under the pending waiver requests or under any waiver requests which may be submitted in the future. The Company's failure to recover substantially all these excess costs would adversely affect its results of operations and could adversely affect its MSU strategy. Even though the Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare for nursing homes, the Company's cost of care is still lower than the cost of such care in an acute care hospital.


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

     The Medicare program reimburses for home healthcare services under two basic systems: cost-based and charge-based. Under the cost-based system, IHS is reimbursed at the lowest of IHS' reimbursable costs (based on Medicare regulations), cost limits established by HCFA or IHS' charges. While a small amount of corporate level overhead is permitted as part of reimbursable costs under Medicare regulations, such costs consist predominantly of expenses and charges directly incurred in providing the related services, and cannot include any element of profit or net income to IHS. Under the charge-based system, Medicare reimburses IHS on a "prospective payment" basis, which consists in general of either a fixed fee for a specific service or a fixed per diem amount for providing certain services. As a result, IHS can generate profit or net income from Medicare charge-based revenues by providing covered services in an efficient, cost-effective manner. All nursing services (including related products) are Medicare cost-based reimbursed, except for nursing services provided to hospice patients. Hospice care and all other home healthcare services (including non-nursing related products) are Medicare charge-based reimbursed.

     The  Balanced  Budget  Act  of  1997  provides,  among  other  things,  for implementation of a prospective payment system for home nursing services for cost reporting periods beginning on or after October 1, 1999. Implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, IHS believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service, and that providers with costs below the predetermined rate will be entitled to keep some or all of this difference. Under such a prospective payment system, the efficient operator will be rewarded. Since the largest component of home healthcare costs is labor, which is basically fixed, IHS believes the differentiating factor in profitability will be administrative costs. As a result of the First American Acquisition, IHS, as a large provider of home nursing services, believes it should be able to achieve administrative efficiencies compared with the small providers which currently dominate the home healthcare industry, although there can be no assurance it will be able to do so. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The inability of IHS to provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

     Under the various Medicaid programs, the federal government supplements funds provided by the participating states for medical assistance to qualifying needy individuals. The programs are administered by the applicable state welfare or social service agencies. Although Medicaid programs vary from state to state, typically they provide for the payment of certain expenses, up to established limits. The majority of the MSU programs are not required to participate in the various state Medicaid programs. However, should the Company's MSU programs be required to admit Medicaid patients as a condition to continued participation in such programs by the facility in which the MSU program is located, the Company's results of operations could be adversely affected since the Company's cost of care in its MSU programs is substantially in excess of state Medicaid reimbursement rates.

     Funds received by IHS under Medicare and Medicaid are subject to audit with respect to the proper preparation of annual cost reports upon which reimbursement is based. Such audits can result in retroactive adjustments of revenue from these programs, resulting in either amounts due to the government agency from IHS or amounts due IHS from the government agency.

     Both the Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy determinations by insurance companies acting as Medicare fiscal intermediaries and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to healthcare facilities. Since 1985, Congress has consistently attempted to limit the growth of federal spending under the Medicare and Medicaid programs. The Company can give no assurance that payments under such programs will in the future remain at a level comparable to the present level or be sufficient to cover the operating and fixed costs allocable to such patients. Changes in reimbursement levels under Medicare or Medicaid and changes in applicable governmental regulations could significantly affect the Company's results of operations. It is uncertain at this time whether additional legislation on healthcare reform will be implemented or whether other changes in the administration or interpretation of governmental healthcare programs will occur. There


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can be no assurance that future  healthcare  legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the results of operations of the Company. The Company cannot at this time predict whether any healthcare reform legislation will be adopted or, if adopted and implemented, what effect, if any, such legislation will have on the Company. See "Risk Factors -- Risk of Adverse Effect of Healthcare Reform."

COMPETITION

     The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities and service providers. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition which could adversely affect its business, results of operations or financial condition. See "Risk Factors -- Competition."

     The geriatric care facilities operated and managed by the Company primarily compete on a local and regional basis with other skilled care providers. The Company's MSUs primarily compete on a local basis with acute care and long-term care hospitals. In addition, some skilled nursing facilities have developed units which provide a greater level of care than the care traditionally provided by nursing homes. The degree of success with which the Company's facilities compete varies from location to location and depends on a number of factors. The Company believes that the specialized services and care provided, the quality of care provided, the reputation and physical appearance of facilities and, in the case of private pay patients, charges for services, are significant competitive factors. In light of these factors, the Company seeks to meet competition in each locality by improving the appearances of, and the quality and types of services provided at, its facilities, establishing a reputation within the local medical communities for providing competent care services, and by responding appropriately to regional variations in demographics and tastes. There is limited, if any, competition in price with respect to Medicaid and Medicare patients, since revenues for services to such patients are strictly controlled and based on fixed rates and cost reimbursement principles. Because the Company's facilities compete primarily on a local and regional basis rather than a national basis, the competitive position of the Company varies from facility to facility depending upon the types of services and quality of care provided by facilities with which each of the Company's facilities compete, the reputation of the facilities with which each of the Company's facilities compete, and, with respect to private pay patients, the cost of care at facilities with which each of the Company's facilities compete.

     The home healthcare market is highly competitive and is divided among a large number of providers, some of which are national providers but most of which are either regional or local providers. The Company believes that the primary competitive factors are availability of personnel, the price of the services and quality considerations such as responsiveness, the technical ability of the professional staff and the ability to provide comprehensive services.

     The Company also competes with other healthcare companies for acquisitions and management contracts. There can be no assurance that additional acquisitions can be made and additional management contracts can be obtained on favorable terms.

EMPLOYEES

     As of September 30, 1997, the Company had approximately 56,000 full-time and regular part-time employees. Full-time and regular part-time service and maintenance employees at 17 facilities, totaling approximately 1,300 employees, are covered by collective bargaining agreements. The Company's corporate staff consisted of approximately 1,900 people at such date. The Company believes its relations with its employees are good.


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

     The Company seeks the highest quality of professional staff within each market. Competition in the recruitment of personnel in the healthcare industry is intense, particularly with respect to nurses. Many areas are already facing nursing shortages, and it is expected that the shortages will increase in the future. Although the Company has, to date, been successful in hiring and retaining nurses and rehabilitation professionals, the Company in the future may experience difficulty in hiring and retaining nurses and rehabilitation professionals. The Company believes that its future success and the success of its MSU programs will depend in large part upon its continued ability to hire and retain qualified personnel.


INSURANCE

     Healthcare companies are subject to medical malpractice, personal injury and other liability claims which are generally covered by insurance. The Company maintains liability insurance coverage in amounts deemed appropriate by management based upon historical claims and the nature and risks of its business. There can be no assurance that a future claim will not exceed insurance coverage or that such coverage will continue to be available. In addition, any substantial increase in the cost of such insurance could have an adverse effect on the Company's business, results of operations and financial condition.


LEGAL PROCEEDINGS

     IHS is from time to time involved in various legal proceedings. Although IHS does not believe that any currently pending proceeding will materially and adversely affect IHS, there can be no assurance that any current or future proceeding will not have a material adverse effect on IHS' financial position or results of operations.


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

                         DESCRIPTION OF THE NEW NOTES

     The Old Notes were issued, and the New Notes will be issued, under an indenture dated as of September 11, 1997 (the "Indenture"), between the Company and First Union National Bank, as trustee (the "Trustee"). The terms of the New Notes and the Old Notes will be substantially identical to each other, except for transferability. Under the terms of the Indenture, the covenants and events of default will apply equally to the New Notes and the Old Notes and the New Notes and the Old Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. The terms of the New Notes include those set forth in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended and as in effect on the date of the Indenture (the "Trust Indenture Act"). The following summaries of certain provisions of the New Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Capitalized terms that are used but not otherwise defined below under the caption "Certain Definitions" have the meaning assigned to them in the Indenture and such definitions are incorporated herein by reference. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Old Notes and the New Notes are sometimes referred to herein, collectively, as the "9 1/4% Notes."


GENERAL

     The 9 1/4% Notes are unsecured obligations of the Company, are limited to $500,000,000 in aggregate principal amount and mature on January 15, 2008.

     The 9 1/4% Notes bear interest at the rate of 9 1/4% per annum from September 11, 1997 or from the most recent payment date to which interest has been paid or provided for, payable on January 15 and July 15 of each year, commencing on January 15, 1998, to holders of record (the "Holders") at the close of business on December 31 or June 30, as the case may be, immediately preceding the relevant interest payment date.

     Principal,  premium,  if any,  and interest on the 9 1/4% Notes are payable
(i) in respect of 9 1/4% Notes in book-entry form held of record by The Depository Trust Company ("DTC") or its nominee, in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of 9 1/4% Notes issued in certificated form, at the office of the Trustee by check mailed to the registered addresses of the Holders (provided that payments will be made by wire transfer to any Holder that provides wire instructions to the Company at least five business days prior to a payment date), and the 9 1/4% Notes may be presented for registration of transfer or exchange at the office of the Trustee. Initially, the Trustee will act as the Paying Agent and the Registrar under the Indenture. The Company or any of its Subsidiaries may subsequently act as the Paying Agent and the Registrar, and the Company may change any Paying Agent and any Registrar without prior notice to the Holders.

     The 9 1/4% Notes will be issued only in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the 9 1/4% Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith.

     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any 9 1/4% Note which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, each Holder may, as an unsecured general creditor, look only to the Company for payment thereof.

     The 9 1/4% Notes rank pari passu with the Company's 10 1/4% Senior Subordinated Notes due 2006, the Company's 9 5/8% Senior Subordinated Notes due 2002, Series A, the Company's 10 3/4% Senior Subordinated Notes due 2004 and the Company's 9 1/2% Senior Subordinated Notes due 2007 and rank senior to the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001 and the Company's 6% Convertible Subordinated Debentures due 2003 and all other Indebtedness of the Company which expressly provides that such Indebtedness shall not be senior in right of payment to the 9 1/4% Notes.



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OPTIONAL REDEMPTION OF THE 9 1/4% NOTES

     The 9 1/4% Notes may not be redeemed by the Company prior to January 15, 2003. Thereafter, the 9 1/4% Notes may be redeemed at the option of the Company, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, to the date of redemption:

                 IF REDEEMED DURING THE               REDEMPTION
               12-MONTH PERIOD COMMENCING               PRICE
     ----------------------------------------------   -----------
            January 15, 2003  .....................    104.625%
            January 15, 2004  .....................    103.083%
            January 15, 2005  .....................    101.542%
            January 15, 2006 and thereafter  ......    100.000%

     Notwithstanding the foregoing, the Company may redeem in the aggregate up to $166,667,000 principal amount of 9 1/4% Notes at any time and from time to time prior to January 15, 2001 at a redemption price equal to 109.25% of the aggregate principal amount so redeemed, plus accrued interest to the redemption date, out of the net cash proceeds of one or more Public Equity Offerings; provided that at least $333,333,000 aggregate principal amount of 9 1/4% Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering.

     If less than all of the 9 1/4% Notes are to be redeemed at any time, selection of the 9 1/4% Notes to be redeemed will be made by the Trustee from among the outstanding 9 1/4% Notes on a pro rata basis, by lot or in such other manner as the Trustee shall deem fair and equitable; provided, however, that in the case of an Asset Sale Offer or if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the 9 1/4% Notes for redemption shall be made on a pro rata basis, unless such method is otherwise prohibited. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose 9 1/4% Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest shall cease to accrue on the 9 1/4% Notes or the portions thereof called for redemption.


PURCHASE OF 9 1/4% NOTES UPON CHANGE IN CONTROL

     The Indenture provides that if a Change in Control occurs, each Holder will have the right to require that the Company repurchase such Holder's 9 1/4% Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date, in accordance with the procedures set forth in the Indenture. See "-- Certain Covenants -- Change in Control."


SUBORDINATION

     The Indebtedness evidenced by the 9 1/4% Notes is subordinated in right of payment, to the extent set forth in the Indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of the Company, whether outstanding on the date of issuance of the Old Notes or thereafter incurred.

     The Indenture provides that in the event of any payment or distribution of assets of the Company of any kind or character made in connection with any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, or in the event of the acceleration of the maturity of the 9 1/4% Notes, all Senior Indebtedness of the Company (including any interest on and all other amounts accruing under or with respect to such Senior Indebtedness subsequent to the filing of a petition for bankruptcy whether or not such interest or other amount is an allowed claim) must be paid in full in cash, or such payment shall be duly provided for to the satisfaction of the holders of Senior Indebted-


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

ness, before any payment or distribution is made on account of the principal of, premium, if any, or interest on the 9 1/4% Notes, or for the acquisition by the Company or any of its Subsidiaries of any of the 9 1/4% Notes for cash or property or otherwise, and until all Senior Indebtedness is paid in full in cash, any distribution to which the Holders of the 9 1/4% Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of the 9 1/4% Notes may receive payments of amounts previously deposited in trust in accordance with the defeasance provisions of the Indenture described under "Satisfaction and Discharge").

     During the continuance of any default in the payment of principal, premium, if any, interest on or any other amount due under or with respect to any Bank Debt or any Senior Indebtedness (other than Bank Debt) in excess of $20 million beyond any applicable grace period, no direct or indirect payment (except that Holders of the 9 1/4% Notes may receive payments of amounts previously deposited in trust in accordance with the defeasance provisions of the Indenture described under "Satisfaction and Discharge") by or on behalf of the Company or any other Person on its behalf of any kind or character may be made on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the 9 1/4% Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been paid in full in cash.

     In addition, no payment (except that Holders of the 9 1/4% Notes may receive payments of amounts previously deposited in trust in accordance with the defeasance provisions of the Indenture described under "Satisfaction and Discharge") of any kind or character may be made by the Company on account of the principal of, premium, if any, or interest on, or the purchase, redemption or other acquisition of, the 9 1/4% Notes for the period specified below (the "Payment Blockage Period") if there has occurred a default, or if such payment would result in an event of default, in each case with respect to the financial covenants under the Credit Agreement. These financial covenants may be changed from time to time by the banks that are party to the Credit Agreement and the Company without the consent of the Holders of the 9 1/4% Notes, and such changes may be adverse to the Holders of the 9 1/4% Notes and may result in the Company being prohibited from making payments on account of the principal of, or premium, if any, or interest on the 9 1/4% Notes or upon a Change in Control Repurchase or an Asset Sale Offer.

     The Payment Blockage Period shall commence upon the receipt of notice by the Company or the Trustee from the Bank Agent and shall end on the earliest to occur of the following events: (i) 179 days has elapsed since the receipt of such notice, (ii) such default with respect to the financial covenants under the Credit Agreement is cured or waived or ceases to exist, or such Bank Debt is discharged, (iii) the date on which the maturity of any Indebtedness (other than Senior Indebtedness) shall have been accelerated by virtue of such event, or
(iv) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Bank Agent, after which the Company shall promptly resume making any and all required payments in respect of the 9 1/4% Notes, including any missed payments. Only one Payment Blockage Period with respect to the 9 1/4% Notes may be commenced within any 365 consecutive day period. No default with respect to the financial covenants under the Credit Agreement that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days from the receipt by the Trustee of the notice initiating such Payment Blockage Period and there must be a 186 consecutive day period in any 365 day period during which no Payment Blockage Period is in effect.

     If the Company fails to make any payment on the 9 1/4% Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the 9 1/4% Notes to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the 9 1/4% Notes, and funds which would be otherwise available for payment to the Holders of the 9 1/4% Notes will be


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paid to the holders of the Senior  Indebtedness  to the extent  necessary to pay the Senior Indebtedness in full in cash prior to the payment of any funds to the Holders of the 9 1/4% Notes. As a result, the Company may be unable to meet its obligations fully with respect to the 9 1/4% Notes. See "Risk Factors -- Subordination of the 9 1/4% Notes; Holding Company Structure."

     The 9 1/4% Notes are obligations exclusively of the Company, which is a holding company. Since the operations of the Company are currently conducted principally through Subsidiaries, the cash flow of the Company and the consequent ability to service its debt, including the 9 1/4% Notes, are dependent upon the earnings of such Subsidiaries and the distribution of those earnings to the Company, or upon loans or other payments of funds by such Subsidiaries to the Company. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the 9 1/4% Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such Subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such Subsidiaries and are subject to various business considerations. See "Risk Factors -- Subordination of the 9 1/4% Notes; Holding Company Structure."

     The 9 1/4% Notes are effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary (and the consequent right of the Holders of the 9 1/4% Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.

     The Indenture does not limit or prohibit the incurrence of Senior Indebtedness if certain coverage tests are met and, in any case, whether or not such coverage tests are met, will not restrict the incurrence of certain Senior Indebtedness, and the Company expects to incur Senior Indebtedness from time to time in the future. At September 30, 1997, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of Indebtedness of the Company's Subsidiaries (excluding intercompany indebtedness) to which the 9 1/4% Notes are effectively subordinated as of such date was approximately $839.9 million. In addition, the 9 1/4% Notes are effectively subordinated to the lease obligations of the Company's Subsidiaries, which aggregated $200.3 million at September 30, 1997, and other liabilities, including trade payables, the amount of which could be material. At September 30, 1997, $600.1 million of indebtedness ranks pari passu with the 9 1/4% Notes.


CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATIONS ON ADDITIONAL INDEBTEDNESS. The Indenture provides that, after the date of the Indenture, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, extend the maturity of, or otherwise become liable with respect to (collectively, "incur"), any Indebtedness (including without limitation, Acquired Indebtedness), unless after giving effect thereto, the Company's Consolidated Coverage Ratio on the date thereof would be at least:

        (i) 2.00 to 1, if such date is on or prior to December 31, 1998,

        (ii) 2.25 to 1, if such date is after December 31, 1998 and on or prior to December 31, 1999, and

       (iii) 2.50 to 1, if such date is after December 31, 1999,

in each case determined on a pro forma basis as if the incurrence of such additional Indebtedness and the application of the net proceeds therefrom had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Coverage Ratio.



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     Notwithstanding the foregoing: (a) the Company and its Subsidiaries may (i)
incur Indebtedness under one or more Credit Facilities not to exceed $700.0 million at any one time outstanding; (ii) incur Refinancing Indebtedness; (iii) incur any Indebtedness of the Company to any Wholly Owned Subsidiary or of any Subsidiary to the Company or to any Wholly Owned Subsidiary; (iv) incur any Indebtedness evidenced by letters of credit which are used in the ordinary course of business of the Company and its Subsidiaries to secure workers' compensation and other insurance coverages; and (v) incur Capitalized Lease Obligations of the Company and its Subsidiaries such that the aggregate principal amount of Capitalized Lease Obligations of the Company and its Subsidiaries then outstanding, when added to the Capitalized Lease Obligations to be incurred, does not exceed 5% of Consolidated Tangible Assets; and (b) the Company and its Subsidiaries may incur additional Indebtedness (including additional Indebtedness under any Credit Facility that is designated in such Credit Facility as incurred under this clause (b)), provided that the aggregate principal amount of any such additional Indebtedness outstanding under this clause (b) at any time, together with the liquidation value of any outstanding Subsidiary Preferred Stock, does not exceed $75.0 million.

     No Subsidiary of the Company shall Guarantee any Indebtedness of the Company (including by way of pledge of assets) that is subordinate in right of payment to any Senior Indebtedness unless such Subsidiary also Guarantees the 9 1/4% Notes and waives, and will not claim or take advantage of, any rights of reimbursement, indemnity or subrogation against the Company as a result of any payment by such Subsidiary under its Guarantee of the 9 1/4% Notes. If such other Indebtedness of the Company is (1) pari passu with the 9 1/4% Notes, such Guarantee of such pari passu Indebtedness shall be pari passu with or expressly subordinated to such Guarantee of the 9 1/4% Notes, or (2) subordinated in right of payment to the 9 1/4% Notes, such Guarantee of such subordinated Indebtedness shall be expressly subordinated to such Guarantee of the 9 1/4% Notes, at least to the extent that such subordinated Indebtedness is subordinated or junior to the 9 1/4% Notes. Notwithstanding the foregoing, any Guarantee of the 9 1/4% Notes by a Subsidiary of the Company may provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the Guarantee which resulted in the creation of such Guarantee of the 9 1/4% Notes, except a discharge or release by or as a result of payment under such Guarantee of such other Indebtedness or if any other Guarantee of other Indebtedness is outstanding.

     LIMITATIONS ON SUBSIDIARY PREFERRED STOCK. The Indenture provides that, after the date of the Indenture, the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own or hold any interest in any Preferred Stock of any such Subsidiary (other than Preferred Stock issued prior to the date of the Indenture), unless the Subsidiary would be permitted to incur Indebtedness pursuant to the provisions of the "Limitations on Additional Indebtedness" covenant in the aggregate principal amount equal to the aggregate liquidation value of such Preferred Stock.

     LIMITATIONS ON RESTRICTED PAYMENTS. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to make any Restricted Payment if at the time of such Restricted Payment:

       (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

       (ii) after giving effect to the proposed Restricted Payment, the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments made after May 15, 1996, exceeds the sum of: (1) 50% of the Company's Consolidated Net Income accrued during the period (taken as a single period) commencing May 15, 1996, to and including the most recent fiscal quarter ended immediately prior to the date of such Restricted Payment and for which financial results have been reported (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); (2) the net cash proceeds from the issuance and sale of the Company's (a) Capital Stock that is not Disqualified Stock, including net cash proceeds received upon the exercise of any options or warrants to purchase shares of Capital Stock other than Disqualified Stock (other



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   than to a  Subsidiary  of the  Company),  and (b)  debt  securities  or other securities that are convertible or exercisable or exchangeable for such Capital Stock that is not Disqualified Stock and that have been so converted or exercised or exchanged, after May 15, 1996; (3) aggregate net cash proceeds received by the Company after the date of the Indenture as capital contributions to the Company; and (4) $20 million; or

       (iii) the Company would not be able to incur an additional $1.00 of Indebtedness under the Consolidated Coverage Ratio in the "Limitations on Additional Indebtedness" covenant.

Notwithstanding the foregoing, the provisions of the Indenture do not prevent the following Restricted Payments (provided, however, that such Restricted Payments shall be included for purposes of computing the amount of Restricted Payments previously made under clause (ii) of the preceding paragraph):

       (x) the payment of any dividend within 60 days after the date of declaration thereof if the payment thereof would have complied with the limitations of this covenant on the date of declaration; and

       (y) the purchase of stock held by officers, directors or employees of the Company whose employment or term with the Company has been terminated or who have died or become disabled in an aggregate amount not to exceed $5 million in any fiscal year.

     LIMITATIONS ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than encumbrances or restrictions imposed by law or by judicial or regulatory action or by provisions in leases or other agreements that restrict the assignability thereof) on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its other Subsidiaries, or pay interest on or principal of any Indebtedness owed to the Company or any of its other Subsidiaries, (ii) make loans or advances to the Company or any of its other Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its other Subsidiaries, except for encumbrances or restrictions existing under or by reason of (a) applicable law, (b) Existing Indebtedness, (c) any restrictions under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, provided that such restrictions and encumbrances only apply to assets that were subject to such restrictions or encumbrances prior to the acquisition of such assets by the Company or its Subsidiaries, (d) restrictions or encumbrances replacing those permitted by clause (b) or (c) which, taken as a whole, are not more restrictive, (e) the Indenture, (f) any restrictions and encumbrances arising in connection with Refinancing Indebtedness, provided that any restrictions and encumbrances of the type described in this paragraph that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced, (g) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (h) any agreement restricting the sale or other disposition of property securing Indebtedness if such agreement does not expressly restrict the ability of a Subsidiary of the Company to pay dividends or make loans or advances and (i) customary restrictions in purchase money debt or leases relating to the property covered thereby.

     LIMITATIONS ON CERTAIN OTHER SUBORDINATED INDEBTEDNESS. The Indenture provides that the Company shall not create, incur, assume or suffer to exist any Indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such Indebtedness by its terms or the terms of the instrument creating or evidencing such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the 9 1/4% Notes.

     LIMITATIONS ON SUBSIDIARIES AND UNRESTRICTED SUBSIDIARIES. The Indenture provides that the Company may, by written notice to the Trustee, designate any Subsidiary (including a newly acquired or a newly formed Subsidiary) to be an Unrestricted Subsidiary; provided, however, that (i) no Default or


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Event of Default shall have occurred and be continuing or would arise therefrom,
(ii) such designation, when considered as an Investment as described in the next sentence, is at that time permitted under the covenant described under "Limitations on Restricted Payments" and (iii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness
pursuant  to  the  covenant   described   under   "Limitations   on   Additional
Indebtedness." For purposes of the covenant described under "Limitations on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's percentage Equity Interest in such Subsidiary) equal to the net worth of such Subsidiary at the time that such Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate amount of all Restricted Payments made as Investments since May 15, 1996 shall exclude and be reduced by an amount (proportionate to the Company's percentage Equity Interest in such Subsidiary) equal to the net worth of any
Unrestricted   Subsidiary  from  and  after  the  date  that  such  Unrestricted
Subsidiary is designated a Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Subsidiary, the amount of Investments previously made by the Company and its Subsidiaries in such Unrestricted Subsidiary (in the case of either clauses (i) or (ii) above, "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. As of the date of issuance of the 9 1/4% Notes, there were no Unrestricted Subsidiaries.

     The Indenture provides that notwithstanding the foregoing, the Board of Directors of the Company may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any Subsidiary of the Company provides credit support for, or a guarantee of, any Indebtedness or other obligation (contingent or otherwise) of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness or obligation) or is otherwise subject to recourse or obligated thereunder or therefor, (b) a default with respect to any Indebtedness of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Subsidiary of the Company to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity (whether or not any such default had occurred or was continuing as of the time of such designation), (c) such Subsidiary owns any Equity Interests in, or owns or holds any Lien on any property of, any Subsidiary which is not a Subsidiary of the Subsidiary to be so designated, (d) such Subsidiary has any contract, arrangement, agreement or understanding with the Company, or any Subsidiary of the Company, whether written or oral, other than a transaction having terms no less favorable to the Company or such Subsidiary of the Company than those which might be obtained at the time from persons who are not Affiliates of the Company, or (e) the Company or any Subsidiary of the Company has any obligation to subscribe for any Equity Interest in such Subsidiary or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve specified levels of operating results.

     LIMITATIONS ON TRANSACTIONS WITH AFFILIATES. The Indenture provides that neither the Company nor any of its Subsidiaries will make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any of its Subsidiaries or any Person (or any Affiliate of such Person) holding 10% or more of the Common Equity of the Company or any of its Subsidiaries (each an "Affiliate Transaction"), unless (i) such Affiliate Transactions are between or among the Company and its Subsidiaries, (ii) such Affiliate Transactions are in the ordinary course of business and consistent with past practice or (iii) the terms of such Affiliate Transactions are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In the event of any transaction or series of transactions occurring subsequent to the date of the Indenture with an Affiliate of the Company which is not permitted under clauses (i) or (ii) above and


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involves  in excess of $5  million,  the terms of such  transaction  shall be in writing and a majority of the disinterested members of the Board of Directors shall by resolution determine that such business or transaction meets the criteria set forth in clause (iii) above.

     LIMITATIONS ON LIENS. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Indebtedness which is pari passu or subordinate in right of payment to the 9 1/4% Notes (including any assumption, guarantee or other liability with respect thereto by any Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the 9 1/4% Notes are directly secured equally and ratably with (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the 9 1/4% Notes shall have with respect to such subordinated Indebtedness) the obligation or liability secured by such Lien except for Liens (A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "-- Limitations on Mergers and Consolidations" or securing Acquired Indebtedness which, in each case, were created prior to (and not created in connection with, or in contemplation of) the incurrence of such pari passu Indebtedness or subordinated Indebtedness by the Company or any Subsidiary and which Indebtedness is permitted under the provisions of "-- Limitations on Additional Indebtedness," (B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), or (C) created in favor of the Company; provided, however, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Subsidiaries.

     LIMITATIONS ON ASSET SALES. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless (i) the Company or its Subsidiaries receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Capital Stock included in such Asset Sale (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution) and (ii) not less than 50% of such consideration is in the form of cash or Cash Equivalents (provided, however, that this clause (ii) shall not be applicable to a transaction involving assets acquired and designated as held for sale, which assets represent in aggregate since the date of the Indenture 5% or less of the net tangible assets previously acquired by the Company or a Subsidiary pursuant to acquisitions since the date of the Indenture and which assets are disposed of no later than one year following their initial acquisition). The Indenture will further provide that the Net Proceeds of Asset Sales shall, within 360 days of receipt thereof, (i) be reinvested in the lines of business of the Company or any of its Subsidiaries immediately prior to such investment; (ii) be applied to the payment of the principal of, and interest on, Senior Indebtedness; (iii) be utilized to make any Investment in any other Person permitted under the Indenture; or (iv) be applied to an offer (an "Asset Sale Offer") to purchase outstanding 9 1/4% Notes. In any such Asset Sale Offer, the Company shall offer to purchase 9 1/4% Notes on a pro rata basis, unless such method is otherwise prohibited (in which case the 9 1/4% Notes to be purchased shall be selected by lot or in such other manner as the Trustee shall deem fair and equitable), at a purchase price equal to 100% of the aggregate principal amount of the 9 1/4% Notes, plus accrued and unpaid interest to the date of purchase, in the manner set forth in the Indenture. Any Asset Sale Offer will be conducted in compliance with applicable tender offer rules, including
Section 14(e) of the Exchange Act and Rule 14e-1 thereunder. Any Net Proceeds remaining immediately after the completion of any Asset Sale Offer may be used by the Company or its Subsidiaries for any purpose not inconsistent with the other provisions of the Indenture. The Company's ability to make an Asset Sale Offer may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture.

     Notwithstanding the provisions of the immediately preceding paragraph, the Company and its Subsidiaries may, in the ordinary course of business (or, if otherwise than in the ordinary course of business, upon receipt of a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view to the Company or such Subsidiary of the proposed transaction), exchange all or a portion of its property, businesses or assets for property, businesses or assets that, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in a



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healthcare related business,  or a combination of any such property,  businesses or assets, or Capital Stock of such a Person and cash or Cash Equivalents; provided that (i) there shall not exist immediately prior or subsequent thereto a Default or an Event of Default, (ii) a majority of the disinterested members of the Board of Directors of the Company shall have approved a resolution of the Board of Directors that such exchange is fair to the Company or such Subsidiary, as the case may be, and (iii) any cash or Cash Equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Proceeds of Asset Sales as set forth pursuant to the provisions of the immediately preceding paragraph; and provided, further, that any Capital Stock of a Person received in such an exchange pursuant to this paragraph shall be owned directly by the Company or a Subsidiary of the Company and, when combined with the Capital Stock of such Person already owned by the Company and its Subsidiaries, shall result in such Person becoming a Wholly Owned Subsidiary of the Company.

     CHANGE IN CONTROL. If a Change in Control occurs, each Holder will have the right to require that the Company repurchase (a "Change in Control Repurchase") such Holder's 9 1/4% Notes at a purchase price payable in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the repurchase date, in accordance with the procedures set forth in the Indenture.

     Within 30 days after any Change in Control, the Company shall mail a notice to each Holder stating (i) that a Change in Control has occurred and that such Holder has the right to require the Company to repurchase such Holder's 9 1/4% Notes in cash, (ii) the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed), (iii) the purchase price for the repurchase, and (iv) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its 9 1/4% Notes repurchased. Any Change in Control Repurchase will be conducted in compliance with applicable tender offer rules, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder.

     The Indenture will provide that, without the consent of Holders of at least 66 2/3% of the aggregate principal amount of the outstanding 9 1/4% Notes, the Indenture may not be amended to adversely affect the right of Holders to require the Company to repurchase 9 1/4% Notes upon a Change in Control. A Default resulting from a failure to comply with the Change in Control provisions may be waived only with the consent of Holders of at least 66 2/3% of the aggregate principal amount of the outstanding 9 1/4% Notes. The Change in Control Repurchase may not be modified or conditioned in any manner.

     A Change in Control or a Change in Control Repurchase may cause the acceleration of other indebtedness of the Company. In the event of a Change in Control Repurchase and a simultaneous acceleration of other indebtedness, the Company may not be able to meet all of its debt payment obligations. Failure by the Company to repurchase the 9 1/4% Notes when required will result in an Event of Default with respect to the 9 1/4% Notes whether or not such repurchase is permitted by the subordination provisions of the Indenture. The Company's ability to make a Change in Control Repurchase may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture.

     The Change in Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. In determining whether a sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety involves a Change in Control of the Company within the meaning of the Indenture, several considerations may be relevant, including the percentage of the Company's assets being disposed of, the percentage of the Company's revenues and income generated by such assets and the effect of such disposition on the Company's remaining operations. Accordingly, in certain circumstances it may be unclear as to whether a Change in Control has occurred and whether the Holders are therefore entitled to require a Change in Control Repurchase. Further, the term Change in Control is limited to certain specified transactions and, depending on the circumstances, may not include other events, such as highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions, that might adversely affect the financial condition of the Company or result in a downgrade in the credit rating of the 9 1/4% Notes. Additionally, a change in control of the Board of Directors through a proxy contest would not, in and of itself, constitute a Change in Control. The Company does not have any current intention to enter into a transaction which would constitute a Change in Control.


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

     LIMITATIONS ON MERGERS AND CONSOLIDATIONS. The Indenture provides that the Company will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the 9 1/4% Notes or the Indenture, to any Person unless:
(i) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition or assignment shall be made (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the 9 1/4% Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) the Consolidated Coverage Ratio of the Company or the Successor, as the case may be, immediately after giving effect to such transaction, would, on a pro forma basis, be such that the Company or the Successor, as the case may be, would be entitled to incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test in the "Limitations on Additional Indebtedness" covenant.

     REPORTS. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any 9 1/4% Notes are outstanding, the Company will furnish to the Holders of 9 1/4% Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-K and 10-Q if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified public accountants.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to the 9 1/4% Notes: (a) default in the payment of principal of or any premium on any 9 1/4% Notes when due (even if such payment is prohibited by the subordination provisions of the Indenture), whether at Stated Maturity, upon redemption, upon acceleration or otherwise; (b) default in the payment of any interest on any 9 1/4% Note when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) default in the performance of any covenant of the Company in the Indenture (other than a default in the performance or breach of a convenant or agreement which is specifically dealt with in clause (a) or (b) above) continued for 45 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the aggregate principal amount of the 9 1/4% Notes then outstanding; (d) acceleration of the maturity of Indebtedness of the Company or its Subsidiaries having in the aggregate an outstanding principal amount of at least $10 million or a failure to pay such Indebtedness at its Stated Maturity, provided that such acceleration or failure to pay is not cured within 10 days after such acceleration or failure to pay; and (e) certain events in bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization involving the Company) with respect to the 9 1/4% Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the 9 1/4% Notes then outstanding may declare the principal of all such 9 1/4% Notes to be due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. If an Event of Default results from bankruptcy, insolvency or reorganization involving the Company, all outstanding 9 1/4% Notes shall become due and payable without any further action or notice. Under certain circumstances, any declaration of acceleration with respect to the 9 1/4% Notes may be rescinded and past defaults may be waived by the Holders of a majority of the aggregate principal amount of the 9 1/4% Notes then outstanding. The Indenture provides that the Trustee may withhold notice to the Holders of any continuing default (except a default in the payment of the principal of or premium, if any, or interest on any 9 1/4% Notes or in respect of the Company's obligation to make a Change in Control Repurchase) if the Trustee considers it in the interest of Holders to do so.



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MODIFICATION, AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants contained in the Indenture and in the 9 1/4% Notes; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the 9 1/4% Notes or provide for any Guarantee by a Subsidiary in accordance with the covenant described under the caption "-- Certain Covenants -- Limitations on Additional Indebtedness"; (e) provide for the issuance of notes identical in all material respects to the 9 1/4% Notes pursuant to an exchange offer as contemplated by the Registration Rights Agreement; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the 9 1/4% Notes; and (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided, however, that no such modification or amendment may adversely affect the interests of the Holders.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the 9 1/4% Notes then outstanding; provided, however, that no such modification or amendment may, (a) without the consent of the Holder of each such 9 1/4% Note, (i) change the Stated Maturity of the principal of, or any installment of interest on, such 9 1/4%Note, (ii) reduce the principal amount of, or premium, if any, or interest on, such 9 1/4% Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, such 9 1/4% Note, (iv) impair the right to institute suit for the enforcement of any such payment on or with respect to such 9 1/4%Note, or (v) reduce the percentage in principal amount of 9 1/4% Notes then outstanding, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults and (b) without the consent of the Holders of at least 66 2/3% of the aggregate principal amount of the outstanding 9 1/4% Notes, (i) alter the provisions of the Indenture relating to optional redemption of the 9 1/4% Notes by the Company, (ii) amend, change or modify the obligations of the Company with respect to a Change in Control Repurchase upon a Change in Control or modify any of the provisions or definitions relating thereto or (iii) modify or change any provision of the Indenture affecting the subordination or ranking of the 9 1/4% Notes in a manner adverse to Holders of the 9 1/4% Notes.

     The Holders of a majority in aggregate principal amount of the 9 1/4% Notes then outstanding may, on behalf of all Holders, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the 9 1/4% Notes then outstanding may, on behalf of all Holders, waive any Default or Event of Default under the Indenture with respect to the 9 1/4% Notes, except a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the 9 1/4% Notes or in respect of a provision which under the Indenture cannot be modified or amended without consent of the Holder of each 9 1/4% Note then outstanding.


SATISFACTION AND DISCHARGE

     The Indenture permits the Company to terminate all of its obligations under the Indenture, other than the obligation to pay interest on and the principal of the 9 1/4% Notes and certain other obligations ("covenant defeasance"), at any time by (i) depositing in trust with the Trustee (or a third party satisfactory to the Trustee), under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest on the 9 1/4% Notes to their maturity or redemption, as the case may be (provided that (x) the Company delivers to the Trustee an officer's certificate stating that all conditions precedent to covenant defeasance have been complied with, and, if any other Indebtedness of the Company shall then be outstanding or committed, that such covenant defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness and (y) such deposit does not result in a breach or violation of, or constitute a default or


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

event of default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound), and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right, and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case otherwise or that the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the foregoing effect.

     In addition, the Indenture permits the Company to terminate all of its obligations under the Indenture (including its obligations to pay interest on and the principal of the 9 1/4% Notes and certain other obligations) ("legal defeasance") at any time by (i) depositing in trust with the Trustee (or a third party satisfactory to the Trustee), under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest on the 9 1/4% Notes to their maturity or redemption, as the case may be (provided that (x) the Company delivers to the Trustee an officer's certificate stating that all conditions precedent to legal defeasance have been complied with and, if any other Indebtedness of the Company shall then be outstanding or committed, that such legal defeasance will not violate the provisions of the agreements or instruments evidencing such Indebtedness and (y) such deposit does not result in a breach or violation of, or constitute a default or event of default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound), and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case otherwise, which opinion of counsel is based upon either a ruling by the Internal Revenue Service, controlling precedent or a change in the applicable federal tax law since the date of the Indenture.


GOVERNING LAW

     The Indenture and the 9 1/4% Notes will be governed by, and construed in accordance with the laws of, the State of New York, without giving effect to such State's conflicts of laws principles.


INFORMATION CONCERNING THE TRUSTEE

     The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. The Trustee serves as trustee with respect to the Company's 9 1/2% Senior Subordinated Notes due 2007.


CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms used in the Indenture.

     "Acquired Indebtedness" means (a) with respect to any Person (including an Unrestricted Subsidiary) that becomes a Subsidiary of the Company after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company and (b) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of an asset from another Person that was not incurred by such other person in connection with, or in contemplation of, such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date such person becomes a Subsidiary or the date of the related asset acquisition.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


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

     "Asset  Sale" for any Person  means the sale,  lease,  conveyance  or other disposition  (including,  without  limitation,  by merger or consolidation,  and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of Capital Stock of any Subsidiary of such Person, whether by such Person or by such Subsidiary), whether owned on the date of the Indenture or subsequently acquired, in one transaction or a series of related transactions, in which such Person and/or its Subsidiaries sell, lease, convey or otherwise dispose of (i) all or substantially all of the Capital Stock of any of such Person's Subsidiaries,
(ii) assets which constitute substantially all of an operating unit or business of such Person or any of its Subsidiaries, or (iii) any healthcare facility; provided, however, that the following shall not constitute Asset Sales: (i) a transaction or series of related transactions that results in a Change in Control, (ii) transactions between the Company and any of its Wholly Owned Subsidiaries or among such Wholly Owned Subsidiaries, or (iii) a transaction or a series of related transactions in which either (x) the fair market value of the asset(s) disposed of does not exceed 2.5% of the Consolidated Tangible Assets of the Company or (y) the Consolidated EBITDA of the company associated with the asset disposed of does not exceed 2.5% of the Consolidated EBITDA of the Company.

     "Attributable Indebtedness" when used with respect to any Sale and Leaseback Transaction or an operating lease with respect to a healthcare facility means, as at the time of determination, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease, during the remaining term of the lease included in any such Sale and Leaseback Transaction or such operating lease or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty); provided that the Attributable Indebtedness with respect to a Sale and Leaseback Transaction shall be no less than the fair market value of the property subject to such Sale and Leaseback Transaction.

     "Bank Agent" means Citibank, N.A., as Administrative Agent under the Credit Agreement, or any successor Administrative Agent thereunder.

     "Bank Debt" means all obligations of the Company and its Subsidiaries, now or hereafter existing under the Credit Agreement, whether for principal, interest, reimbursement of amounts drawn under letters of credit issued pursuant thereto, guarantees in respect thereof, fees, expenses, premiums, indemnities, or otherwise, including such obligations incurred by the Company or its Subsidiaries in connection with any extension, refunding or refinancing of the Credit Agreement.

     "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participation or other equivalents of or interests in (however designated) the equity (including, without limitation, common stock, preferred stock and partnership and joint venture interests) of such Person. Solely for purposes of clause (ii)(2) of the "Limitations on Restricted Payments" covenant, "the Company's Capital Stock" shall include Capital Stock (other than Disqualified Stock) issued by a subsidiary trust of the Company which is not conducting business operations, provided, that the calculation pursuant to clause (ii)(2) of the "Limitations on Restricted Payments" covenant shall not include (i) the subsequent issuance of Capital Stock of the Company in exchange for or upon conversion of such subsidiary trust's Capital Stock or (ii) any proceeds received by the subsidiary trust from the sale of Capital Stock by such trust to the Company or any Subsidiary or Affiliate of the Company, and provided further that to the extent the subsidiary trust uses the proceeds of its sale of Capital Stock to purchase debt securities of the Company, (i) such debt securities are subordinated in right of payment to the 9 1/4% Notes and (ii) distributions on the Capital Stock of the subsidiary trust may be suspended at the option of the Company or the subsidiary trust for a period extending up to the lesser of five years or the maturity of the underlying debt security of the Company issued to the subsidiary trust.

     "Capitalized Lease Obligation" of any Person means the obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.


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

     "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptance with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million or (iii) commercial paper, maturing not more than 180 days after the date of acquisition, issued by any corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investor Service, Inc. or any successor rating agency, or "A-1" (or higher) according to Standard and Poor's Corporation or any successor rating agency.

     "Change in Control" means any of the following: (i) all or substantially all of the Company's assets are sold, leased, conveyed or disposed of as an entirety or substantially as an entirety to any Person or related group of Persons (other than a Permitted Holder); (ii) stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;
(iii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a Wholly Owned Subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (iv) any Person, or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than a Permitted Holder), together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company.

     "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Amortization Expense" of any Person for any period means the amortization expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

     "Consolidated Coverage Ratio" with respect to the Company means the ratio of (i) Consolidated EBITDA of the Company to (ii) the aggregate amount of Consolidated Interest Expense of the Company for the four full fiscal quarters immediately preceding the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio and for which such quarters' financial results have been reported; provided, however, that if any calculation of the Company's Consolidated Coverage Ratio requires the use of any quarter prior to the date of the Indenture, such calculation shall be made on a pro forma basis, giving effect to the issuance of the 9 1/4% Notes and the use of the net proceeds therefrom as if the same had occurred at the beginning of the four-quarter period used to make such calculation; and provided, further, that if any Asset Sale was consummated or any acquisition of a hospital or other healthcare facility or any assets purchased outside the ordinary course of business was effected by the Company or any of its Subsidiaries during such four quarter period or on any later date on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, such calculation shall be made on a pro forma basis, giving effect to each such Asset Sale or acquisition (including the Consolidated EBITDA relating to the hospital, healthcare facility or other assets acquired), as the case may be, and the use of any proceeds therefrom, as if the same had occurred at the beginning of the four-quarter period used to make such calculation (except that if any calculation of the Consolidated Coverage Ratio requires the use of any quarter prior to the acquisition of First American Health Care of Georgia, Inc. ("First American"), then the results of operations for First


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American shall be reflected in such calculation from the date of the acquisition of First American (on an annualized basis for the four quarter period following the acquisition) and pro forma effect shall not be given to such results of operations (but shall be given effect to any financing, including the incurrence of Indebtedness, in connection with such acquisition) as if it had occurred at the beginning of the four-quarter period used to make such calculation). The calculation of the Consolidated Coverage Ratio shall also give pro forma effect to (i) the incurrence, repayment or retirement of any other Indebtedness, and the issuance or redemption of any Preferred Stock, by the Company and its Subsidiaries and (ii) the discontinuance of any operations by the Company and its Subsidiaries, in any case occurring during such four quarter period or on any later date on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio as if such Indebtedness was incurred, repaid or retired or such Preferred Stock was issued or redeemed at the beginning of such four-quarter period. For purposes of calculating the Consolidated Coverage Ratio, (i) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the average rate over the applicable period had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company either the fixed or floating rate and (ii) in making such calculation, the Consolidated Interest Expense of the Company attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Depreciation Expense" of any Person for any period means the depreciation expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

     "Consolidated EBITDA" of any Person means, with respect to any determination date, Consolidated Net Income, plus (i) Consolidated Income Tax Expense, plus (ii) Consolidated Depreciation Expense, plus (iii) Consolidated Amortization Expense, plus (iv) Consolidated Interest Expense (to the extent reducing Consolidated Net Income), plus (v) all other non-cash items reducing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and less all non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case, for such Person's prior four full fiscal quarters for which financial results have been reported immediately preceding the determination date.

     "Consolidated Income Tax Expense" means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income of such Person for such period.

     "Consolidated Interest Expense" of any Person for any period means the Interest Expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus any dividends accrued for such period on any Preferred Stock of any Subsidiary not held by the Company or any Wholly Owned Subsidiary of the Company.

     "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, without giving effect to dividends on any series of preferred stock of any Subsidiary of such Person, whether or not in cash, to the extent such consolidated net income was reduced thereby; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any such income has actually been received by the referent Person or any of its Subsidiaries in the form of dividends or similar distributions during such period; (ii) except to the extent includible in the consolidated net income of the referent Person pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Subsidiaries or


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(b) the assets of such Person are acquired by the referent  Person or any of its
Subsidiaries; (iii) the net income of any Subsidiary of the referent Person (other than a Wholly Owned Subsidiary) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period; (iv) any gain or loss, together with any related provisions for taxes on any such gain or loss, realized during such period by the referent Person or any of its Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Subsidiaries or (b) any Asset Sale by the referent Person or any of its Subsidiaries; (v) any extraordinary gain or loss, together with any related provision for taxes on any such extraordinary gain or loss, realized by the referent Person or any of its Subsidiaries during such period; (vi) any unusual or nonrecurring non-cash charge which is not, under generally accepted accounting principles, an extraordinary item; and (vii) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets. For purposes of calculating the Consolidated Coverage Ratio, any unusual or non-recurring charge shall be excluded from the calculation of Consolidated Net Income.

     "Consolidated Net Worth" of any Person as of any date means the stockholders' equity (including any preferred stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Subsidiaries (excluding any equity adjustment for foreign currency translation for any period subsequent to the date of the Indenture) on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset owned by such Person or any of its Subsidiaries.

     "Consolidated Tangible Assets" of any Person as of any date means the total assets of such Person and its Subsidiaries (excluding any assets that would be classified as "intangible assets" under GAAP) on a consolidated basis at such date, as determined in accordance with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset (except any such intangible assets) owned by such Person or any of its Subsidiaries.

     "Credit Agreement" means the Revolving Credit Agreement, dated May 15, 1996, among the Company, the Bank Agent, and the other financial institutions signatory thereto, together with the related documents thereto, including, without limitation, any security documents and all exhibits and schedules thereto and any agreement or agreements relating to any extension, refunding, refinancing, successor or replacement facility, whether or not with the same lenders, and whether or not the principal amount or amount of letters of credit outstanding thereunder or the interest rate payable in respect thereof shall be thereby increased, in each case as amended and in effect from time to time.

     "Credit Facility" means the Credit Agreement and one or more borrowing arrangements to be entered into by and between the Company and/or one or more of its Subsidiaries and a commercial bank or other institutional lender, including any related notes, security documentation, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, supplemented, restructured, renewed, restated, refunded, replaced or refinanced or extended from time to time on one or more occasions.

     "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the 9 1/4% Notes for cash or debt securities at any time prior to any such final maturity, or is convertible into or exchangeable for debt securities at any time prior to any such final maturity.

     "Eligible  Investments"  of any Person means  Investments of such Person in
(i) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States maturing not more than one year from the date of acquisition;


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(ii) certificates of deposit, time deposits,  Eurodollar time deposits, bankers'
acceptances or deposit accounts having in each case a remaining term to maturity of not more than one year, which are either (A) fully insured by the Federal Deposit Insurance Corporation or (B) issued by any lender or by any commercial bank under the laws of any State or any national banking association that has combined capital and surplus of not less than $500,000,000 and whose short-term securities are rated at least A-1 by S&P or P-1 by Moody's; (iii) commercial paper that is rated at least A-1 by S&P or P-1 by Moody's, issued by a company that is incorporated under the laws of the United States or of any State and directly issues its own commercial paper, and has a remaining term to maturity of not more than one year; (iv) a repurchase agreement with (A) any commercial bank that is organized under the laws of any State or any national banking association and that has total assets of at least $500,000,000, or (B) any investment bank that is organized under the laws of any State and that has total assets of at least $500,000,000, which agreement is secured by any one or more of the securities and obligations described in clauses (i), (ii) or (iii) of this definition of Eligible Investments, which shall have a market value (exclusive of accrued interest and valued at least monthly) at least equal to the principal amount of such investment; (v) any money market or other investment fund the investments of which are limited to investments described in clauses (i), (ii), (iii) and (iv) of this definition of Eligible Investments and which is managed by (A) a commercial bank that is organized under the laws of any State or any national banking association and that has total assets of at least $500,000,000, or (B) any investment bank that is organized under the laws of any State and that has total assets of at least $500,000,000; (vi) obligations, debentures, notes, bonds or other evidences of indebtedness rated at least A- by Moody's or A3 by S&P; provided that the aggregate amount of investments by any Person permitted under this clause (vi) shall not exceed 25% of the total amount invested by such Person in Eligible Investments; (vii) investments in investment grade auction rate and adjustable rate preferred equities for issuers whose actual or implied senior long-term debt is rated at least A- by Moody's or A3 by S&P; (viii) investments in investment grade fixed rate preferred equities for issuers whose actual or implied senior long-term debt is rated at least A- by Moody's or A3 by S&P; provided that the aggregate amount of investments by any Person permitted under this clause (viii) shall not exceed 10% of the total amount invested by such Person in Eligible Investments;
(ix) adjustable rate mortgage-backed securities rated at least AA by S&P or Aa by Moody's; and (x) fixed rate mortgage-backed securities rated at least AA by S&P or Aa by Moody's; provided that the aggregate amount of investments by any Person permitted under this clause (x) shall not exceed 25% of the total amount invested by such Person in Eligible Investments.

     "Equity Interest" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interests in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exchangeable for the foregoing.

     "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the date of the Indenture.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other purchase or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.


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     "Hedging  Obligations"  of any Person means the  obligations of such Person pursuant to any interest rate swap agreement, foreign currency exchange agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangements relating to interest rates or foreign exchange rates.

     "Indebtedness" of any Person at any date means, without duplication: (i) all Bank Debt; (ii) all other indebtedness of such Person for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iv) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (v) all obligations of such Person with respect to Hedging Obligations (other than those that fix the interest rate on variable rate indebtedness otherwise permitted by the Indenture or that protect the Company and/or its Subsidiaries against changes in foreign exchange rates); (vi) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business; (vii) all Capitalized Lease Obligations of such Person; (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (ix) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; and (x) all Attributable Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; and in the case of clauses (iv) and (ix), the maximum liability of such Person for any such contingent obligations at such date, and in the case of clause (viii), the amount of the Indebtedness secured.

     "Interest Expense" of any Person for any period means the aggregate amount of interest which, in accordance with GAAP, would be set opposite the caption "interest expense" or any like caption on an income statement for such Person (including, without limitation or duplication, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with Hedging Obligations, amortization of financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount and all other non-cash interest expense).

     "Investments" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including, without limitation, any conditional sale or other title retention agreement, any financing lease in the nature thereof, any agreement to sell, and any filing of, or agreement to give, any financing statement (other than notice filings not perfecting a security interest) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Proceeds" with respect to any Asset Sale means (i) cash (in U.S. dollars or freely convertible into U.S. dollars) received by the Company or any of its Subsidiaries from such Asset Sale (including, without limitation, cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale or the transfer of the proceeds of such Asset Sale to the Company or any of its Subsidiaries, (b) payment of all brokerage commissions and the underwriting and other fees and expenses related to such Asset Sale and (c) deduction of an appropriate amount to be provided by the Company or any of its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or otherwise disposed of in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale (including, without limitation, pension and


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other   post-employment   benefit   liabilities  and   liabilities   related  to
environmental matters) or against any indemnification obligations associated with the sale or other disposition of the assets sold or otherwise disposed of in such Asset Sale and (ii) all non-cash consideration received by the Company or any of its Subsidiaries from such Asset Sale upon the liquidation or conversion of such consideration into cash.

     "Permitted Holder" means Robert N. Elkins and any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which Mr. Elkins is a member; so long as, with respect to any group, Mr. Elkins owns more than 20% of the total voting power of all classes of capital stock of the acquiring entity entitled to vote generally in the election of directors of the acquiring entity.

     "Permitted Investment" means (i) capital contributions, advances or loans to the Company by any Subsidiary, by the Company to a Wholly Owned Subsidiary or by a Subsidiary to a Wholly Owned Subsidiary; (ii) the acquisition or holding by the Company or any Subsidiary of receivables owing to the Company or such Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) the acquisition or holding by the Company or any Subsidiary of cash and Eligible Investments; (iv) the Company and its Subsidiaries may make Investments in Persons at least a majority of whose revenues result from healthcare related businesses or facilities; (v) Investments acquired or retained from another Person in connection with any sale, conveyance, transfer, lease or other disposition of any properties or assets to such Person in accordance with the covenant described under "-- Limitations on Asset Sales"; and (vi) Investments not otherwise permitted by clauses (i) through (v) above in an aggregate amount not exceeding $10 million.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock" means with respect to any Person all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

     "Public Equity Offering" means a public offering by the Company of shares of its common stock (however designated and whether voting or non-voting but excluding Disqualified Stock) and any and all rights, warrants or options to acquire such common stock pursuant to a registration statement registered under the Securities Act.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Existing Indebtedness or other Indebtedness permitted to be incurred under the Indenture (other than Existing Indebtedness under the Credit Agreement); provided that: (i) the Refinancing Indebtedness is the obligation of the same Person as was obligated on the Indebtedness being refinanced and has a ranking in priority relative to the 9 1/4% Notes equal to or junior to that of the Indebtedness being refunded, refinanced or extended; (ii) the Refinancing Indebtedness is scheduled to mature no earlier than the Indebtedness being refunded, refinanced or extended; (iii) the Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced or extended; (iv) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets that the Indebtedness being refunded, refinanced or extended is secured; and (v) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended (except for issuance costs and increases in Attributable Indebtedness due solely to increases in the present value calculations resulting from renewals or extensions of the terms of the underlying leases in effect on the date of the Indenture).

     "Restricted Payment" means with respect to any Person: (i) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or options, warrants or other rights to acquire such Capital Stock, or any other payment or distribution


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made in respect thereof, either directly or indirectly;  (iii) the making of any payment of principal, premium or interest on, or any payment on account of the purchase, redemption, retirement, defeasance or other acquisition for value (prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or scheduled interest payment date) of, Indebtedness of the Company or its Subsidiaries which is pari passu with or subordinated in right of payment to the 9 1/4% Notes and has a scheduled maturity date subsequent to the maturity of the 9 1/4% Notes; or (iv) the making of any Investment in any Person other than a Permitted Investment; provided, however, that with respect to the Company and its Subsidiaries, Restricted Payments shall not include (I) any payment described (a) in clause (i), (ii) or (iii) above made (1) to the Company or any of its Wholly Owned Subsidiaries by any of the Company's Subsidiaries or (2) by the Company to any of its Wholly Owned Subsidiaries or (b) in clause (iii) above made with the Net Proceeds from any Asset Sale remaining after completion of the Asset Sale Offer made in connection with such Asset Sale, all as contemplated under "Limitations on Asset Sales," (II) any payment described in clause (i) above made by a Subsidiary that is not a Wholly Owned Subsidiary to all holders of Capital Stock of such Subsidiary on a pro rata basis or (III) the purchase by the Company of up to an aggregate of $50 million of the Company's Capital Stock
pursuant  to  one  or  more  stock  repurchase  programs.   Notwithstanding  the
foregoing, the following shall not constitute Restricted Payments: (X) the retirement, repurchase, redemption or other acquisition of Indebtedness of the Company or any Subsidiary out of the net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of new Indebtedness of the Company; provided (a) the principal amount of such new Indebtedness does not exceed the principal amount of Indebtedness so retired, repurchased, redeemed or otherwise acquired (plus the amount of any premium required to be paid in connection with such retirement, repurchase, redemption or acquisition), (b) such Indebtedness has a ranking in priority relative to the 9 1/4% Notes equal to or junior to that of the Indebtedness so retired, repurchased, redeemed or otherwise acquired, (c) such Indebtedness has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the 9 1/4% Notes and (d) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the 9 1/4% Notes; and (Y) the retirement, repurchase, redemption or other acquisition of shares of the Company's Capital Stock or Indebtedness of the Company or a Subsidiary of the Company out of the proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of the Company's Capital Stock (other than Disqualified Stock); provided, however, that the proceeds of such a sale of Capital Stock shall not be included in the calculation of aggregate net cash proceeds from the issuance and sale of the Company's Capital Stock pursuant to clause (ii)(2) of the "Limitations on Restricted Payments" covenant above.

     "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of such Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

     "Senior Indebtedness" means the principal of and premium, if any, and interest on and other amounts due on or in connection with any Indebtedness of the Company permitted under the "Limitations on Additional Indebtedness" covenant described above (including without limitation all Allowed and Disallowed Post-Commencement Interest and Expenses in respect of such Indebtedness) and any amounts with respect to Hedging Obligations that fix the interest rate on variable rate indebtedness otherwise permitted by this Indenture, other than the 9 1/4% Notes, the Company's 10 1/4% Senior Subordinated Notes due 2006, the Company's 9 5/8% Senior Subordinated Notes due 2002, Series A, the Company's 10 3/4% Senior Subordinated Notes due 2004, the Company's 9 1/2% Senior Subordinated Notes due 2007, the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001 and the Company's 6% Convertible Subordinated Debentures due 2003, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the 9 1/4% Notes; provided that Senior Indebtedness will not include (i) any Indebtedness, liability or obligation of the Company to (A)


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any of its  Subsidiaries,  (B) trade  creditors or (C) any person arising out of any lawsuit against the Company or any of its Subsidiaries or any settlement thereof (other than any lawsuit or settlement thereof respecting amounts payable with regard to Senior Indebtedness), (ii) any redemption or other payments on Preferred Stock, (iii) any Indebtedness incurred in violation of the provisions of the Indenture or (iv) amounts owing under leases (other than Capitalized Lease Obligations).

     "Significant Subsidiary" has the meaning ascribed to it under Regulation C promulgated under the Securities Act of 1933, as amended.

     "Stated Maturity" means, when used with respect to any security or any installment of interest thereon, that date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

     "Subsidiary" of any Person means (i) any corporation of which Common Equity having ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Common Equity of such entity. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of Unrestricted Subsidiary, unless the Company shall have designated such Unrestricted Subsidiary as a "Subsidiary" by written notice to the Trustee. An Unrestricted Subsidiary may be designated as a Subsidiary at any time by the Company by written notice to the Trustee; provided, however, that (i) no Default or Event of Default shall have occurred and be continuing or would arise therefrom and (ii) if such Unrestricted Subsidiary is an obligor of any Indebtedness, any such designation shall be deemed to be an incurrence as of the date of such designation by the Company of such Indebtedness and immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness pursuant to the covenant described under "Limitations on Additional Indebtedness".

     "Unrestricted Subsidiary" means any Subsidiary of the Company which shall have been designated as an Unrestricted Subsidiary in accordance with the Indenture. An Unrestricted Subsidiary may be designated as a Subsidiary at a later date in the manner provided in the definition of "Subsidiary" above.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness or portion thereof at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness or portion thereof (if applicable) into (ii) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" of any person means (i) a Subsidiary of which 100% of the Common Equity (except for director's qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the Common Equity of such entity.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the New Notes will be issued in fully registered form without coupons. Except as set forth in the next paragraph, the New Notes initially will be represented by a single permanent global certificate in definitive fully registered form (the "Global Note") and will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

     Old Notes that were issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of New Notes being transferred.


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

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

     The Company expects that pursuant to procedures established by DTC ownership of the New Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the New Notes. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Notes evidenced by the Global Note will be limited to such extent.

     So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee will be considered the sole holder under the Indenture of any New Notes evidenced by the Global Note. Beneficial owners of New Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the New Notes.

     Payments in respect of the principal of, premium, if any, and interest on any New Notes represented by the Global Note and registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including New Notes represented by the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of DTC to immediately credit accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants and DTC's Indirect Participants.

     Neither the Company nor the Trustee will be liable for any delay by DTC or its nominee in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominees for all purposes.


CERTIFICATED SECURITIES

     Institutional "accredited investors" (within the meaning of Rule 501(a)(1),
(2), (3) or (7) of the Securities Act) own Old Notes in the form of certificated securities. Subject to certain conditions, any


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

person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of certificated securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, New Notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related New Notes.


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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summarizes the material long-term indebtedness of the Company and its subsidiaries. The Company's indebtedness is substantial in relation to its stockholders' equity. At September 30, 1997, IHS' total long-term debt, including current portion, accounted for 77.8% of its total capitalization. In connection with the offering of the Old Notes, S&P confirmed its B rating of IHS' other subordinated debt obligations, but with a negative outlook, and assigned the same rating to the Old Notes, and Moody's downgraded the Company's debt obligations to B2, but noted that the outlook for the rating was stable, and assigned the new rating to the Old Notes. In November 1997, S&P placed the Company's senior credit and subordinated debt ratings on CreditWatch with negative implications due to the Proposed Facility Acquisition. See "Capitalization," "Unaudited Pro Forma Financial Information" and "Risk Factors -- Risks Related to Substantial Indebtedness." The summary is not a complete description of such indebtedness. Copies of the material agreements relating to such indebtedness have been filed with the Commission and the description set forth below is qualified in its entirety by reference to such agreements. See "Available Information."


NEW CREDIT FACILITY

     On September 15, 1997, the Company entered into a $1.75 billion revolving credit and term loan facility with Citibank, N.A., as Administrative Agent, and certain other lenders (the "New Credit Facility") to replace its existing $700 million revolving credit facility. The New Credit Facility consists of a $750 million term loan facility (the "Term Facility") and a $1 billion revolving credit facility, including a $100 million letter of credit subfacility and a $10 million swing line subfacility (the "Revolving Facility"). The Term Facility, all of which was borrowed on September 17, 1997, matures on September 30, 2004 and will be amortized beginning September 30, 1998 as follows: 1998 -- $7.5 million; each of 1999, 2000, 2001 and 2002 -- $7.5 million (payable in equal quarterly installments); 2003 -- $337.5 million (payable in equal quarterly installments); and 2004 -- $375 million (payable in equal quarterly installments). Any unpaid balance will be due on the maturity date. The Term Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) one and three-quarters percent or two percent (depending on the ratio of the Company's Debt (as defined in the New Credit Facility) to earnings before interest, taxes, depreciation, amortization and rent, pro forma for any acquisitions or divestitures during the measurement period (the "Debt/EBITDAR Ratio")) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of one-half percent or three-quarters of one percent (depending on the Debt/EBITDAR Ratio). The Term Facility can be prepaid at any time in whole or in part without penalty.

     The Revolving Facility will reduce to $800 million on September 30, 2001 and $500 million on September 30, 2002, with a final maturity on September 15, 2004; however, the $100 million letter of credit subfacility and $10 million swing line subfacility will remain at $100 million and $10 million, respectively, until final maturity. The Revolving Facility bears interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) between three-quarters of one percent and one and three-quarters percent (depending on the Debt/EBITDAR Ratio) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of
(a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of between zero percent and one-half percent (depending on the Debt/EBITDAR Ratio). Amounts repaid under the Revolving Facility may be reborrowed prior to the maturity date.

     The New Credit Facility limits IHS' ability to incur indebtedness or contingent obligations, to make additional acquisitions, to sell or dispose of assets, to create or incur liens on assets, to pay dividends, to purchase or redeem IHS' stock and to merge or consolidate with any other person. In addition, the New Credit Facility requires that IHS meet certain financial ratios, and provides the banks with the right to require the payment of all amounts outstanding under the facility, and to terminate all commitments under the facility, if there is a change in control of IHS or if any person other than Dr. Robert N. Elkins,


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

IHS' Chairman and Chief Executive Officer, or a group managed by Dr. Elkins, owns more than 40% of IHS' stock. The New Credit Facility is guaranteed by all of IHS' subsidiaries (other than inactive subsidiaries) and secured by a pledge of all of the stock of substantially all of IHS' subsidiaries.

     In connection with the Proposed Facility Acquisition the Company and the lenders under the New Credit Facility have amended the New Credit Facility to provide for an additional $400 million term loan facility (the "Additional Term Facility") to finance a portion of the purchase price for the Proposed Facility Acquisition and to amend certain covenants to permit the consummation of the Proposed Facility Acquisition. The Additional Term Facility, which will be borrowed at the closing of the Proposed Facility Acquisition, will mature on December 31, 2005, and will be amortized beginning December 31, 1998 as follows:
1998 -- $4  million;  each of 1999,  2000,  2001,  2002  and 2003 -- $4  million
(payable in equal quarterly installments); 2004 -- $176 million (payable in equal quarterly installments); and 2005 -- $200 million (payable in equal quarterly installments). The Additional Term Facility will bear interest at a rate equal to, at the option of IHS, either (i) in the case of Eurodollar loans, the sum of (x) two and one-quarter percent or two and one-half percent (depending on the Debt/EBITDAR Ratio) and (y) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by IHS or (ii) the sum of (a) the higher of (1) Citibank, N.A.'s base rate or (2) one percent plus the latest overnight federal funds rate plus (b) a margin of one percent or one and one-quarter percent (depending on the Debt/EDITDAR Ratio). The Additional Term Facility can be prepaid at any time in whole or in part without penalty.

     The New Credit Facility replaced the Company's $700 million credit facility (the "Prior Credit Facility"). As a result, the Company recorded an extraordinary loss on extinguishment of debt of approximately $2.4 million (net of related tax benefit of approximately $1.5 million) in the third quarter of 1997 resulting from the write-off of deferred financing costs of $3.9 million related to the Prior Credit Facility.

     The Company used approximately $321.5 million of the net proceeds of the sale of the Old Notes to repay outstanding borrowings under the Prior Credit Facility.


5 3/4% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2001

     The Company has outstanding $143,750,000 principal amount of the Company's 5 3/4% Convertible Senior Subordinated Debentures due 2001 (the "5 3/4% Debentures"). Interest on the 5 3/4% Debentures is payable semi-annually on January 1 and July 1. The 5 3/4% Debentures are redeemable in whole or in part at the option of the Company at a price, expressed as a percentage of the principal amount, ranging from 103.29% in 1997 to 100.82% in 2000, plus accrued interest. The 5 3/4% Debentures are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $32.60 per share (the equivalent of 30.675 shares per $1,000 principal amount of 5 3/4% Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of the Company (as defined in the indenture under which the 5 3/4% Debentures were issued), each holder of 5 3/4% Debentures may require the Company to repurchase such holder's 5 3/4% Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.


6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003

     The Company has outstanding $115,000,000 aggregate principal amount of its 6% Convertible Subordinated Debentures due 2003 (the "6% Debentures"). Interest on the 6% Debentures is payable semi-annually on January 1 and July 1. The 6% Debentures are redeemable in whole or in part at the option of the Company at any time at a price, expressed as a percentage of the principal amount, ranging from 103.6% in 1997 to 100.6% in 2002, plus accrued interest. Prior to redemption, the 6% Debentures are convertible into Common Stock at the option of the holder at any time at or before maturity at $32.125 per share (the equivalent of 31.128 shares per $1,000 principal amount of 6% Debentures), subject to adjustment upon the occurrence of certain events. In the event of a change in control of the Company (as defined in the indenture under which the 6% Debentures were issued), each holder of 6% Debentures may require the Company to repurchase such holder's 6% Debentures, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date.



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

9 1/2% SENIOR SUBORDINATED NOTES DUE 2007

     IHS has outstanding $450,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2007 (the "9 1/2% Senior Notes"). Interest on the 9 1/2% Senior Notes is payable semi-annually on March 15 and September 15. The 9 1/2% Senior Notes are redeemable in whole or in part at the option of IHS at any time on or after September 15, 2002, at a price, expressed as a percentage of the principal amount, initially equal to 104.75% and declining to 100% on September 15, 2005, plus accrued interest thereon. In addition, IHS may redeem up to $150,000,000 aggregate principal amount of 9 1/2% Senior Notes at any time and from time to time prior to September 15, 2000 at a redemption price equal to 108.50% of the aggregate principal amount thereof, plus accrued interest thereon, out of the net cash proceeds of one or more Public Equity Offerings (as defined in the indenture under which the 9 1/2% Senior Notes were issued (the "9 1/2% Senior Notes Indenture")). In the event of a change in control of IHS (as defined in the 9 1/2% Senior Notes Indenture), each holder of 9 1/2% Senior Notes may require IHS to repurchase such holder's 9 1/2% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 9 1/2% Senior Notes Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain coverage ratios are met; (ii) limitations on other subordinated indebtedness;
(iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on restricted payments and investments; (vii) application of the proceeds of certain asset sales; (viii) limitations on restrictions on subsidiary dividends; and (ix) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person.


10 1/4% SENIOR SUBORDINATED NOTES DUE 2006

     IHS has outstanding $150,000,000 aggregate principal amount of its 10 1/4% Senior Subordinated Notes due 2006 (the "10 1/4% Senior Notes"). Interest on the 10 1/4% Senior Notes is payable semi-annually on April 30 and October 30. The 10 1/4% Senior Notes are redeemable for cash at any time after April 30, 2001, at IHS' option, in whole or in part, initially at a redemption price equal to 105.125% of the principal amount, declining to 100% of the principal amount on April 30, 2004, plus accrued interest thereon to the date fixed for redemption. In the event of a change in control of IHS (as defined in the indenture under which the 10 1/4% Senior Notes were issued), each holder of 10 1/4% Senior Notes may require IHS to repurchase such holder's 10 1/4% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The indenture under which the 10 1/4% Senior Notes were issued contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitations on additional indebtedness unless certain ratios are met; (ii) limitations on other subordinated debt;
(iii) limitations on liens; (iv) limitations on the issuance of preferred stock by IHS' subsidiaries; (v) limitations on transactions with affiliates; (vi) limitations on certain payments, including dividends; (vii) application of the proceeds of certain asset sales; (viii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of IHS to another person; and (ix) limitations on investments and loans.


10 3/4% SENIOR SUBORDINATED NOTES DUE 2004

     The Company has outstanding $107,000 aggregate principal amount of its 10 3/4% Senior Subordinated Notes due 2004 (the "10 3/4% Senior Notes"). Interest on the 10 3/4% Senior Notes is payable semi-annually on January 15 and July 15. The 10 3/4% Senior Notes are redeemable in whole or in part at the option of the Company at any time on or after July 15, 1999, at a price, expressed as a percentage of the principal amount, initially equal to 105.375% and declining to 100% on July 15, 2002, plus accrued interest thereon. In the event of a change in control of the Company (as defined in the indenture under which the 10 3/4% Senior Notes were issued (the "10 3/4% Senior Notes Indenture")), each holder of 10 3/4% Senior Notes may require the Company to repurchase such holder's 10 3/4% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 10 3/4% Senior Notes Indenture contains certain limited covenants, including a covenant with respect to the application of the proceeds of certain asset sales.

     On May 30, 1997, the Company repurchased $99,893,000 aggregate principal amount of the 10 3/4% Senior Notes pursuant to a cash tender offer. As a condition of the Company's obligation to repurchase


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

tendered 10 3/4% Senior Notes, tendering holders consented to amendments to the 10 3/4% Senior Notes Indenture which eliminated or modified most of the restrictive covenants previously contained in such indenture.


9 5/8% SENIOR SUBORDINATED NOTES DUE 2002, SERIES A

     The Company has outstanding $25,000 aggregate principal amount of its 9 5/8% Senior Subordinated Notes due 2002, Series A (the "9 5/8% Senior Notes"). Interest on the 9 5/8% Senior Notes is payable semi-annually on May 31 and November 30. The 9 5/8% Senior Notes are not redeemable prior to maturity. In the event of a change in control of IHS (as defined in the indenture under which the 9 5/8% Senior Notes were issued (the "9 5/8% Senior Notes Indenture")), each holder of 9 5/8% Senior Notes may require IHS to repurchase such holder's 9 5/8% Senior Notes, in whole or in part, at 101% of the principal amount thereof, plus accrued interest to the repurchase date. The 9 5/8% Senior Notes Indenture contains certain limited covenants, including a covenant with respect to the application of the proceeds of certain asset sales.

     On May 30, 1997, the Company repurchased $114,975,000 aggregate principal amount of the 9 5/8% Senior Notes pursuant to a cash tender offer. As a condition of the Company's obligation to repurchase tendered 9 5/8% Senior
Notes, tendering holders consented to amendments to the 9 5/8% Senior Notes Indenture which eliminated or modified most of the restrictive covenants previously contained in such indenture.


CERTAIN OTHER OBLIGATIONS

     IHS' contingent liabilities (other than liabilities in respect of litigation and the contingent payments in respect of the First American Acquisition) aggregated approximately $48.0 million as of September 30, 1997. IHS is obligated to purchase its Greenbriar facility upon a change in control of IHS. The net purchase price of the facility is approximately $4.0 million. IHS has guaranteed approximately $6.6 million of the lessor's indebtedness. IHS is required, upon certain defaults under the lease, to purchase its Orange Hills facility at a purchase price equal to the greater of $7.1 million or the facility's fair market value. IHS has guaranteed approximately $4.0 million owed by Tutera Group, Inc. and Sunset Plaza Limited Partnership, a partnership affiliated with a partnership in which IHS has a 49% interest, to Finova Capital Corporation. IHS has established several irrevocable standby letters of credit with the Bank of Nova Scotia totaling $26.3 million at September 30, 1997 to secure certain of IHS' self-insured workers' compensation obligations, health benefits and other obligations. The Company entered into a guaranty agreement whereby the Company has guaranteed a maximum of $49,900 owed by Newco Management to First Union National Bank of Florida. In addition, the Company has obligations under operating leases aggregating approximately $200.3 million at September 30, 1997. The Company is also obligated under certain circumstances to make contingent payments of up to $155 million in respect of its acquisition of First American, of which $36.1 million was recorded on the balance sheet at September 30, 1997. The Company is obligated to purchase the remaining interests in its lithotripsy partnerships at a defined price in the event legislation is passed or regulations adopted that would prevent the physician partners from owning an interest in the partnership and using the partnership's lithotripsy equipment for the treatment of his or her patients.
See "Recent Developments -- Recent Acquisitions."

     The Company leases ten facilities from Meditrust, a publicly-traded real estate investment trust. With respect to all the facilities leased from Meditrust, the Company is obligated to pay additional rent in an amount equal to a specified percentage (generally five percent) of the amount by which the facility's gross revenues exceed a specified amount (generally based on the facility's gross revenues during its first year of operation). If an event of default occurs under any Meditrust lease or any other agreement the Company has with Meditrust, Meditrust has the right to require the Company to purchase the facility leased from the partnership at a price equal to the higher of the then current fair market value of the facility or the original purchase price of the facility paid by Meditrust plus the cost of certain capital expenditures paid for by Meditrust, an adjustment for the increase in the cost of living index since the commencement of the lease and all rent then due and payable, all such amounts to be determined pursuant to the prescribed formula contained in the lease. In addition, each Meditrust lease


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


provides that a default under any other Meditrust lease or any other agreement the Company has with Meditrust constitutes a default under such lease. Upon such default, Meditrust has the right to terminate the leases and to seek damages based upon lost rent.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the New Notes.


                                 LEGAL MATTERS

     The validity of the New Notes being offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. At October 31, 1997, partners of Fulbright & Jaworski L.L.P. owned an aggregate of 300 shares of the Company's Common Stock.


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


                                    EXPERTS

     The consolidated financial statements of Integrated Health Services, Inc. and subsidiaries as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in this Prospectus and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 related to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of Medical Specialty Units to recording them as expenses when incurred.

     The consolidated financial statements of First American Health Care of Georgia, Inc. as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference in this Prospectus and in the Registration Statement from IHS' Current Report on Form 8-K/A, as amended (dated October 17, 1996 and filed with the Commission on July 11, 1997) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration.

     The consolidated financial statements of Community Care of America, Inc. as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in this Prospectus and in the Registration Statement from IHS' Current Report on Form 8-K (dated September 25, 1997) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in accounting method in 1996 to adopt Statement of Financial Accounting Standards No. 121 relating to the impairment of long-lived assets.

     The financial statements of RoTech Medical Corporation as of July 31, 1996 and 1997 and for each of the years in the three-year period ended July 31, 1997 incorporated in this Prospectus and in the Registration Statement by reference from IHS' Current Report on Form 8-K (dated October 21, 1997) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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